EXHIBIT (a)-(1)

PROXY STATEMENT OF THE COMPANY

August 11, 2022

Shareholders of Hailiang Education Group Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Hailiang Education Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on September 15, 2022 at 10:00 a.m. (Beijing time). The meeting will be held at Hailiang Education Park, No.199, the West 3rd Ring Road, Zhuji City, Shaoxing City, Zhejiang, People's Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

On May 7, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hailiang Education International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and HE Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”). Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Merger Sub and Parent were formed solely for the purpose of the Merger. At the effective time of the Merger (the “Effective Time”), Parent will be beneficially owned by the following persons and entities: (a) Mr. Hailiang Feng, the founder and ultimate controlling shareholder of the Company (“Mr. Feng”); (b) Jet Victory International Limited, a British Virgin Islands company that is indirectly and wholly owned by an irrevocable trust controlled by Mr. Feng (“ Jet Victory”); (c) Brilliant One Development Limited, a British Virgin Islands company wholly owned by Hailiang Group Co., Ltd. that is controlled by Mr. Feng (“Brilliant One”); (d) Fame Best International Limited, a British Virgin Islands company wholly owned by Mr. Feng (“Fame Best”); (e) Gain Success Group Limited, a British Virgin Islands company that is indirectly and wholly owned by an irrevocable trust controlled by Mr. Feng (“Gain Success”, together with Jet Victory, Brilliant One and Fame Best , the “Rollover Securityholders”). As of the date of the accompanying proxy statement, the Rollover Securityholders collectively beneficially own 360,000,000 ordinary shares (including shares represented by ADSs) of the Company (“Rollover Shares”), which represent approximately 87.28% of the Company’s issued and outstanding ordinary shares, par value US$0.0001 per share (each, a “Share”). Parent, Merger Sub, Mr. Feng and the Rollover Securityholders are collectively referred to herein as the “Buyer Group.” If the Merger is completed, the Company will continue its operations as a privately-held company and will be beneficially owned by the Buyer Group, and, as a result of the Merger, the Company’s American depositary shares (“ADSs”), each representing 16 Shares, will no longer be listed on the NASDAQ Global Market (the “NASDAQ”) and the American depositary shares program for the Shares will terminate.

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Under the terms of the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than (a) Shares (including any such Shares represented by ADSs) owned by Parent, Merger Sub, the Company (as treasury shares, if any) or any of their direct or indirect wholly-owned subsidiaries; (b) Shares (including any such Shares represented by ADSs) held by the Rollover Securityholders immediately prior to the Effective Time; and (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Act (2022 Revision), as consolidated and revised, of the Cayman Islands (the “Cayman Islands Companies Act”), which will be cancelled and will entitle the former holders thereof to receive the fair value thereof in accordance with the provisions of Section 238 of the Cayman Islands Companies Act (collectively, the “Dissenting Shares”) (Shares described under (a) through (c) above are collectively referred to herein as the “Excluded Shares”), will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$0.894375 per Share (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will represent the right to surrender one ADS for cancellation in exchange for US$14.31 (the “Per ADS Merger Consideration) (less a US$0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement dated June 9, 2015 (as amended) among the Company, Deutsche Bank Trust Company Americas (the “ADS Depositary”) and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration and consultation with its financial and legal advisors, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders), (b) approved for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

At a meeting on May 7, 2022, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is advisable, fair to and in the best interests of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders) and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) declared advisable, authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to include such recommendation in the accompanying proxy statement and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger be submitted to the shareholders of the Company for authorization and approval in accordance with the Cayman Islands Companies Act.

Through written resolutions adopted on July 13, 2022, the Board unanimously resolved to recommend the approval and authorization of the re-election of all five current directors of the Company (the “Re-election of Directors” or “proposals to re-elect directors”) to the shareholders of the Company and to include such recommendation in the accompanying proxy statement and directed that the proposals to re-elect directors be submitted to the shareholders of the Company for authorization and approval in accordance with the articles of association of the Company.

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The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, FOR the proposals to re-elect directors, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

As of the date of the accompanying proxy statement, the Rollover Securityholders collectively beneficially own approximately 87.28% of the total number of issued and outstanding Shares. The Rollover Securityholders have agreed to vote all of the Shares they beneficially own in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares or ADSs that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, in the case of such shareholders as are corporations, by their respective duly authorized representative or, by proxy as a single class at the extraordinary general meeting (the “Shareholder Approval”). Given the Buyer Group’s ownership as described above and assuming it complies with its voting undertakings under the support agreement (the “Support Agreement”), dated as of May 7, 2022, by and among the Rollover Securityholders and Parent, based on the number of Shares expected to be issued and outstanding on September 1, 2022, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), the special resolutions to be proposed at the extraordinary general meeting can be approved by the Rollover Securityholders.

Voting at the extraordinary general meeting will take place by poll, as the chairman of the Board (who shall preside as chairman at every general meeting in accordance with the articles of association of the Company) has undertaken to demand a poll in accordance with the provisions of the articles of association of the Company. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is September 13, 2022 at 10 a.m. (Beijing time). Each holder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date.

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Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposals to re-elect directors, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

If you own ADSs you may not vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary as the holder of the Shares underlying the ADSs how to vote the Shares underlying your ADSs. In order to provide such instructions to the ADS Depositary you must be an ADS holder as of the close of business in New York City on August 15, 2022 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on September 8, 2022 and in the manner specified by the ADS Depositary, and the ADS Depositary will, as the registered holder of the Shares represented by the ADSs, endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company and the provisions of or governing the Shares, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.8 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Shares underlying such holder’s ADSs pursuant to the Deposit Agreement and such Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

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Alternatively, if you hold ADSs you may vote directly at the extraordinary general meeting if you surrender your ADSs for cancellation and become a holder of Shares prior to the close of business in the Cayman Islands on the Share Record Date. Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to such time. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on  August 26, 2022 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or (ii) did not hold the ADSs as of the ADS Record Date. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company (by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com) to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 Registration Statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 of the Cayman Islands Companies Act is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON SEPTEMBER 8, 2022, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please contact the Company by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com. ADS holders who have questions may also contact the ADS Depositary using its contact details provided on the ADS voting instruction card. ADS holders who hold ADSs indirectly via a bank, broker, financial institution or administrator should contact such person through which such ADSs are held.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Ken He	/s/Junwei Chen
Ken He Chairman of the Special Committee	Junwei Chen Chairman of the Board

The accompanying proxy statement is dated August 11, 2022, and is first being mailed to the Company’s shareholders and ADS holders on or about August 22, 2022.

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Hailiang Education Group Inc.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD
ON

September 15, 2022

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Hailiang Education Group Inc. (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on September 15, 2022 at 10:00 a.m. (Beijing time) at Hailiang Education Park, No.199, the West 3rd Ring Road, Zhuji City, Shaoxing City, Zhejiang, People's Republic of China.

Only registered holders of ordinary shares of the Company, par value US$0.0001 per share (each, a “Share”), at the close of business in the Cayman Islands on September 1, 2022(the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

●	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of May 7, 2022 (as amended and restated from time to time, the “Merger Agreement”), among the Company, Hailiang Education International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and HE Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent (the “Merger”), including the amendment and restatement of the existing memorandum and articles of association of the Company by replacing them in their entirety with the amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger at the effective time of the Merger, and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), be and are hereby authorized and approved;

THAT each of the directors of the Company be and is hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

●	as ordinary resolutions:

THAT Mr. Junwei Chen be re-elected as a director of the Company to hold office until the effective time of the Merger (the “Re-election of Junwei Chen”);

THAT Mr. Cuiwei Ye be re-elected as a director of the Company to hold office until the effective time of the Merger (the “Re-election of Cuiwei Ye”);

THAT Mr. Ken He be re-elected as a director of the Company to hold office until the effective time of the Merger (the “Re-election of Ken He”);

THAT Mr. Xiaofeng Cheng be re-elected as a director of the Company to hold office until the effective time of the Merger (the “Re-election of Xiaofeng Cheng”);

THAT Mr. Xiaohua Gu be re-elected as a director of the Company to hold office until the effective time of the Merger (the “Re-election of Xiaohua Gu”, together with the Re-election of Junwei Chen, the Re-election of Cuiwei Ye, the Re-election of Ken He, and the Re-election of Xiaofeng Cheng, the “Re-election of Directors” or the “proposals to re-elect directors”); and

●	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang, 310051, People’s Republic of China (the “PRC”), during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

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Certain existing shareholders of the Company, namely (a) Jet Victory International Limited (“Jet Victory”), a British Virgin Islands company that is indirectly and wholly owned by an irrevocable trust controlled by Mr. Hailiang Feng, the founder and ultimate controlling shareholder of the Company (“Mr. Feng”); (b) Brilliant One Development Limited, a British Virgin Islands company wholly owned by Hailiang Group Co., Ltd. that is controlled by Mr. Feng (“Brilliant One”); (c) Fame Best International Limited, a British Virgin Islands company wholly owned by Mr. Feng (“Fame Best”); (d) Gain Success Group Limited, a British Virgin Islands company that is indirectly and wholly owned by an irrevocable trust controlled by Mr. Feng (“Gain Success”, together with Jet Victory, Brilliant One and Fame Best, the “Rollover Securityholders”), entered into a support agreement, dated as of May 7, 2022 (as may be amended from time to time, the “Support Agreement”) with Parent, pursuant to which they agreed, among other things, that the Rollover Securityholders will vote all of the Shares (including any such Shares represented by the Company’s American depositary shares (“ADSs”), each representing 16 Shares) owned directly or indirectly by them in favor of the authorization and approval of the Merger Agreement and the Transactions, including the Merger, at the extraordinary general meeting of the Company. Parent, Merger Sub, Mr. Feng and Rollover Securityholders are collectively referred to herein as the “Buyer Group.” As of the date of this proxy statement, the Buyer Group beneficially owns an aggregate of 360,000,000 Shares (including Shares represented by ADSs), which represent approximately 87.28% of the entire issued and outstanding Shares. Assuming the Rollover Securityholders comply with their voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, the special resolutions to be proposed at the extraordinary general meeting can be approved by Shares held by the Rollover Securityholders. Immediately following the consummation of the Merger, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group and, as a result of the Merger, the Company’s ADSs, each representing 16 Shares, will no longer be listed on the NASDAQ Global Market (the “NASDAQ”) and the American depositary shares program for Shares will terminate.

After careful consideration and acting upon the unanimous recommendation made on May 7, 2022 of a special committee (the "Special Committee") of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, the Board on May 7, 2022 unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is advisable, fair to and in the best interests of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders) and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) declared advisable, authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to include such recommendation in the accompanying proxy statement and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger be submitted to the shareholders of the Company for authorization and approval in accordance with the Cayman Islands Companies Act. The Board unanimously recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposals to re-elect directors, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

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Regardless of the number of Shares or ADSs that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, in the case of such shareholders as are corporations, by their respective duly authorized representative or, by proxy as a single class at the extraordinary general meeting.

Whether or not you plan to attend the extraordinary general meeting in person, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company at Hailiang Education Group Inc., Level 28, Hailiang Building, No. 1508 Binsheng road, Binjiang District, Hangzhou City, Zhejiang 310051, People’s Republic of China, Attention: Mr. Litao Qiu, no later than September 13, 2022 at 10 a.m. (Beijing time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll, as the chairman of the Board (who shall preside as chairman at every general meeting in accordance with the articles of association of the Company) has undertaken to demand a poll in accordance with the provisions of the articles of association of the Company. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If, as a shareholder, you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless such shareholders appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by their proxy card will be voted (or not submitted for voting) as the proxy determines.

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If you own ADSs you may not vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary as the holder of the Shares underlying the ADSs how to vote the Shares underlying your ADSs. In order to provide such instructions to the ADS Depositary you must be an ADS holder as of the close of business in New York City on August 15, 2022 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on September 8, 2022 and in the manner specified by the ADS Depositary, and the ADS Depositary will, as the registered holder of the Shares represented by the ADSs, endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company and the provisions of or governing the Shares, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.8 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Shares underlying such holder’s ADSs pursuant to the Deposit Agreement and such Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you hold ADSs you may vote directly at the extraordinary general meeting if you surrender your ADSs for cancellation and become a holder of Shares prior to the close of business in the Cayman Islands on the Share Record Date. Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to such time. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on August 26, 2022 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or (ii) did not hold the ADSs as of the ADS Record Date. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company (by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com) to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 Registration Statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

4

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 of the Cayman Islands Companies Act is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON SEPTEMBER 8, 2022, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

5

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING ADSs AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADRs.

If you have any questions or need assistance voting your Shares, please contact the Company by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com. ADS holders who have questions may also contact the ADS Depositary using its contact details provided on the ADS voting instruction card. ADS holders who hold ADSs indirectly via a bank, broker, financial institution or administrator should contact such person through which such ADSs are held.

The Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Re-election of Directors are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting may at his discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company at Hailiang Education Group Inc., Level 28, Hailiang Building, No. 1508 Binsheng road, Binjiang District, Hangzhou City, Zhejiang 310051, People’s Republic of China, Attention: Mr. Litao Qiu, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/Junwei Chen
Junwei Chen
Chairman of the Board
August 11, 2022

6

PROXY STATEMENT

Dated August 11, 2022

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares or ADSs of Hailiang Education Group Inc. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, which is also attached as Annex F to the accompanying proxy statement, so that your shares can be voted at the extraordinary general meeting in accordance with your instruction.

If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of each of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the shares represented by your ADSs are voted at the extraordinary general meeting. Instructions to the ADS Depositary must be provided in the manner specified by the ADS Depositary prior to the ADS voting instruction deadline.

If your ADSs are registered in your name: submit your ADS voting instruction card as soon as possible (and in all cases prior to the ADS voting instruction deadline) by signing, dating and returning the enclosed ADS voting instruction card in the enclosed postage-paid envelope, so that the shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS depositary, as the registered holder of the shares represented by your ADSs.

If you submit your ADS voting instruction card without indicating how you wish to vote, the ADS depositary will not exercise any voting discretion in respect of any Shares underlying your ADSs and such Shares will not be voted..

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact the Company by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com. ADS holders who have questions may also contact the ADS Depositary using its contact details provided on the ADS voting instruction card. ADS holders who hold ADSs indirectly via a bank, broker, financial institution or administrator should contact such person through which such ADSs are held.

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 119. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Hailiang Education Group Inc. All references to “dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China.

The Parties Involved in the Merger

The Company

The Company is an education and management services provider in the People’s Republic of China, offering high school curriculum education services, operation and management service, and ancillary educational services.

The Company is an exempted company incorporated under the laws of the Cayman Islands. Its principal executive office is located at 1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province, 310051, People’s Republic of China. Its telephone number at this address is (86-571) 5812-1974.

For a description of the Company’s history, development, business and organizational structure, see its annual report on Form 20-F for the fiscal year ended June 30, 2021, filed with the United States Securities and Exchange Commission (the “SEC”) on November 12, 2021 which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 119 for a description of how to obtain a copy of its annual report.

Parent

Hailiang Education International Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). Parent is the sole shareholder of Merger Sub (as defined below). Parent was formed solely for the purpose of holding the equity interest in Merger Sub and arranging, entering into and completing the transactions contemplated by the Merger Agreement (as defined below) and the Plan of Merger (as defined below) (collectively, the “Transactions”), including the Merger (as defined below). The registered office of Parent is located at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1- 1111, Cayman Islands, Cayman Islands and its telephone number is 86-571-5812 1720.

Merger Sub

HE Merger Sub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by Parent. Merger Sub was formed solely for the purpose of entering into and completing the Merger Agreement and the Plan of Merger and consummating the Transactions. The registered office of Merger Sub is located at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1- 1111, Cayman Islands and its telephone number is 86-571-5812 1720.

Mr. Feng

Mr. Hailiang Feng (“Mr. Feng”) is the founder and ultimate controlling shareholder of the Company. Mr. Feng is a citizen of the People’s Republic of China. His business address is c/o 1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang 310051, People’s Republic of China, and his telephone number is 86-571-5812 1720.

Jet Victory International Limited

Jet Victory International Limited (“Jet Victory”) is an investment holding vehicle and a British Virgin Islands company indirectly and wholly owned by an irrevocable trust controlled by Mr. Feng. Its principal business address and registered address is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-571-5812 1720.

Brilliant One Development Limited

Brilliant One Development Limited (“Brilliant One”) is an investment holding vehicle and a British Virgin Islands company wholly owned by Hailiang Group Co., Ltd. that is controlled by Mr. Feng. Its principal business address and registered address is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-571-5812 1720.

Fame Best International Limited

Fame Best International Limited (“Fame Best”) is an investment holding vehicle and a British Virgin Islands company wholly owned by Mr. Feng. Its principal business address and registered address is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-571-5812 1720.

Gain Success Group Limited

Gain Success Group Limited (“Gain Success”, together with Jet Victory, Brilliant One and Fame Best , the “Rollover Securityholders”) is an investment holding vehicle and a British Virgin Islands company indirectly and wholly owned by an irrevocable trust controlled by Mr. Feng. Its principal business address and registered address is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-571-5812 1720.

Parent, Merger Sub, Mr. Feng and the Rollover Securityholders are collectively referred to herein as the “Buyer Group.”

During the last five years, none of the persons referred to above under the heading “The Parties Involved in the Merger,” or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex E of this proxy statement have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 87)

The Company, Parent and Merger Sub have entered into an agreement and plan of merger, dated as of May 7, 2022 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”). You are being asked to vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger, and the Transactions, including the Merger.

Following completion and as a result of the Merger, the Company, as the Surviving Company, will become a wholly-owned subsidiary of Parent and will continue to do business under the name “Hailiang Education Group Inc.” In addition, the Company’s American depositary share (“ADS”) program for the ordinary shares of the Company, par value US$0.0001 per share (each, a “Share”) will be terminated and ADSs will cease to be listed on the NASDAQ Global Market (the “NASDAQ”), and price quotations with respect to sales of ADSs in the public market will no longer be available.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 88)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, in exchange (other than in the case of the Excluded Shares, as defined below) for the right to receive US$0.894375 (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will represent the right to surrender one ADS for cancellation in exchange for US$14.31 (the “Per ADS Merger Consideration”, together with the Per Share Merger Consideration, the “Merger Consideration”), in each case, in cash, without interest and net of any applicable withholding taxes.

The holders of ADSs will bear any applicable fees, charges and expenses of the ADS Depositary (as defined below) and government charges due to or incurred by the ADS Depositary in connection with (i) the cancellation of their ADSs (and the underlying Shares) and (ii) the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees (US$0.05 per ADS held) pursuant to the terms of the deposit agreement dated June 9, 2015 (as amended) among the Company, Deutsche Bank Trust Company Americas (the “ADS Depositary”) and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). Notwithstanding the foregoing, if the Merger is consummated, the following Shares (including any such Shares represented by ADSs) (collectively, the “Excluded Shares”), will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the Per Share Merger Consideration or Per ADS Merger Consideration described in the immediately preceding paragraph:

(a)	Shares (including any such Shares represented by ADSs) owned by Parent, Merger Sub, the Company (as treasury shares, if any) or any of their direct or indirect wholly-owned subsidiaries, which will be cancelled without payment of any consideration or distribution therefor;

(b)	Shares (including any such Shares represented by ADSs) held by the Rollover Securityholders immediately prior to the Effective Time, which will be cancelled without payment of any consideration or distribution therefor; and

(c)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Act (2022 Revision), as consolidated and revised, of the Cayman Islands (the “Cayman Islands Companies Act”), which will be cancelled and will entitle the former holders thereof to receive the fair value thereof in accordance with the provisions of Section 238 of the Cayman Islands Companies Act (collectively, the “Dissenting Shares”).

At the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time will be converted in accordance with the Plan of Merger and the Cayman Islands Companies Act into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

Shareholder Vote Required to Approve the Merger Agreement and Plan of Merger (Page 81)

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, in the case of such shareholders as are corporations, by their respective duly authorized representative or, by proxy as a single class at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group beneficially owns an aggregate of 360,000,000 Shares (including any such Shares represented by ADSs), which represent approximately 87.28% of the entire issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 114 for additional information. Pursuant to the terms of the support agreement (the “Support Agreement”), dated as of May 7, 2022, by and among the Rollover Securityholders and Parent, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Assuming the Rollover Securityholders comply with its voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, the special resolutions to be proposed at the extraordinary general meeting can be approved by the Rollover Securityholders.

Support Agreement (Page 63)

Concurrently with the execution of the Merger Agreement, the Rollover Securityholders and Parent entered into a support agreement dated as of May 7, 2022 (the “Support Agreement), pursuant to which each Rollover Securityholder agreed, among other things, that such Rollover Securityholder will vote all of the Shares (including Shares represented by ADSs) owned directly or indirectly by it (collectively, the “Rollover Shares”) in favor of the authorization and approval of the Merger Agreement and the Transactions, including the Merger. In addition, each Rollover Securityholder agreed that, subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Merger Agreement, (i) such Rollover Securityholder will contribute all Rollover Shares owned directly or indirectly by it to Parent prior to the closing of the Merger (the “Closing”), in exchange for a number of newly issued ordinary shares of Parent equal to its number of the Rollover Shares immediately prior to the Closing; and (ii) such Rollover Securityholder will have no right to receive any consideration as provided in the Merger Agreement in respect of the Rollover Shares.

Purposes and Effects of the Merger (Page 57)

The purpose of the Merger is to enable the Buyer Group to acquire control of 100% of the Company in a transaction in which the Company’s shareholders and ADS holders, other than the holders of Excluded Shares, will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that the Buyer Group will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. See “Special Factors—Buyer Group’s Purposes of and Reasons for the Merger” beginning on page 57 for additional information.

ADSs representing Shares are currently listed on the NASDAQ under the symbol “HLG.” It is expected that, immediately following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. Following the completion of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for Shares will terminate. See “Special Factors—Effects of the Merger on the Company” beginning on page 58 for additional information.

Plans for the Company after the Merger (Page 61)

After the Effective Time, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. See “Special Factors—Plans for the Company after the Merger” on page 61 for additional information.

Recommendations of the Special Committee and the Board (Page 30)

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration and consultation with its financial and legal advisors, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders) (b) approved for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

At a meeting on May 7, 2022, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is advisable, fair to and in the best interests of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders) and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) declared advisable, authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to include such recommendation in the accompanying proxy statement and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger be submitted to the shareholders of the Company for authorization and approval in accordance with the Cayman Islands Companies Act.

Through written resolutions adopted on July 13, 2022, the Board unanimously resolved to recommend the approval and authorization of the re-election of all five current directors of the Company (the “Re-election of Directors” or “proposals to re-elect directors”) to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the proposals to re-elect directors be submitted to the shareholders of the Company for authorization and approval in accordance with the articles of association of the Company.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE DIRECTORS OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSALS TO RE-ELECT DIRECTORS, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the approval of the Transactions, including the Merger, and in determining that the Merger is advisable, fair to and in the best interest of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders), see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 30 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 59. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness (Page 37)

Each member of the Buyer Group believes that the Merger is fair to the Company’s shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group, (such shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”). Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 37.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of ensuring compliance with the requirements of Rule 13E-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

Financing of the Merger (Page 62)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger, will be approximately US$46.9 million (assuming no exercise of dissenters’ rights by holders of Shares of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be contributed to Parent in exchange for newly issued ordinary shares of Parent and then be cancelled for no consideration pursuant to the Merger Agreement. This amount includes (i) the cash to be paid to the Unaffiliated Security Holders, and (ii) the related costs and expenses, in connection with the Merger and related transactions. The Merger is expected to be funded by equity contributions contemplated by the equity commitment letter (the “Equity Commitment Letter”), by and between Hailiang Group Co., Ltd. (the “Sponsor”) and Parent. Under the terms and subject to the conditions of the Equity Commitment Letter, Sponsor will contribute equity financing in an aggregate amount of US$46,910,197.70 to Parent. Such funds are to be used for the purpose of completing the Merger.

Opinion of the Special Committee’s Financial Advisor (Page 45)

Pursuant to an engagement letter among Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, the Company and the Special Committee dated January 21, 2022, (the “Original Engagement Letter”) and an amendment dated April 11, 2022, (the “Engagement Amendment”, and together with the Original Engagement Letter, the “D&P Engagement Letter”), Duff & Phelps was retained to provide a fairness opinion in connection with the Merger as the Special Committee’s independent financial advisor. On May 7, 2022, Duff & Phelps rendered its oral opinion, subsequently confirmed in writing, to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of the Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this Proxy Statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this Proxy Statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter.

See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 45 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 64)

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•	continued indemnification rights and directors’ and officers’ liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement and the indemnification agreements with these directors and officers;

•	the compensation at a rate of US$3,000 per month to each member of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the Closing or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 64 for additional information.

No Solicitation (Page 98)

The Merger Agreement restricts our ability, until the Effective Time, or if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding an acquisition proposal. See and read carefully “The Merger Agreement—No Solicitation of Transactions; Change of Recommendation” beginning on page 98.

Conditions to the Merger (Page 102)

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement being approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, in the case of such shareholders as are corporations, by their respective duly authorized representative or, by proxy as a single class at the extraordinary general meeting (the “Shareholder Approval”); and

•	no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of enjoining, restraining, prohibiting or making the Merger illegal.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing, subject to certain qualifications;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

•	since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (as defined below); and

•	the Company having delivered to Parent a certificate signed by an executive officer of the Company confirming the above conditions have been satisfied.

The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing, subject to certain qualifications;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the Closing; and

•	the Company having received a certificate signed by an executive officer of Parent confirming the above conditions have been satisfied.

Termination of the Merger Agreement (Page 103)

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company; or

•	by either Parent or the Company (provided that, in the case of the Company it has not breached its non-solicitation obligations under the Merger Agreement), provided that this termination right is not available to a party if the failure to consummate the Merger by such date was primarily caused by such party’s breach of the Merger Agreement, if:

•	the Merger is not consummated by 11:59 p.m., Hong Kong time, on November 7, 2022 (the “End Date”);

•	any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order that has or would have the effect of enjoining the transactions contemplated by the Merger Agreement, which shall have become final and non-appealable, or there is any law that makes the consummation of the Merger illegal or prohibited; or

•	the Merger Agreement is not approved by Shareholder Approval at the extraordinary general meeting or any adjournment thereof.

•	by the Company:

•	upon a “Parent and Merger Sub Breach Termination Event”, “Superior Proposal Termination Event” or “Parent and Merger Sub Failure to Close Termination Event” (each as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

•	by Parent:

•	upon a “Company Breach Termination Event” or “Change in the Company Recommendation Termination Event” (each as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”).

Litigation Related to the Merger (Page 71)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Market Price of the ADSs (Page 78)

The closing price of ADSs on the NASDAQ on December 22, 2021, the last trading date immediately prior to the Company’s announcement on December 23, 2021 that it had received a going-private proposal, was US$11.45 per ADS. The consideration of US$14.31 per ADS to be paid in the Merger represents a premium of 24.98% over that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING

AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On May 7, 2022, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will continue its operations as a privately-held company beneficially owned solely by the Buyer Group and, as a result of the Merger, ADSs will no longer be listed on the NASDAQ and the ADS program for the ADS for Shares will terminate.

Q:	What will I receive in the Merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:	If you own Shares immediately prior to the Effective Time and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Act, which is attached as Annex D to this proxy statement, with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Act).

If you own ADSs immediately prior to the Effective Time and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration (less applicable ADS Depositary fees, including US$0.05 per ADS cancellation fee) in cash, without interest and net of any applicable withholding taxes, for each ADS you continue to own when the merger consideration is paid out by the ADS Depositary. You will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with (i) the cancellation of their ADSs (and the underlying Shares) and (ii) the distribution of the merger consideration to you, including applicable ADS cancellation fees.

Q:	After the Merger is completed, how will I receive the Merger consideration for my Shares?

A:	Prior to the Closing, Parent shall select a bank or trust company, with the Company’s prior approval (which consent shall not be unreasonably withheld or delayed), to act as the paying agent for the Merger (the “Paying Agent”). The agreement between Parent and the Paying Agent shall be in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for payment to the holders of Shares (including Shares represented by ADSs but not including Excluded Shares (other than Dissenting Shares)), cash in an amount sufficient to pay the aggregate consideration to which holders of Shares (including Shares represented by ADSs but not including Excluded Shares (other than Dissenting Shares)) become entitled in the Merger (with respect to Dissenting Shares, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration).

If you are a registered holder of Shares (excluding the Excluded Shares) immediately prior to the Effective Time, promptly after the Effective Time, the Paying Agent will mail you (a) a letter of transmittal and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and, if required by Parent or by the Paying Agent, indemnities or bonds, in lieu of share certificates) in exchange for the Per Share Merger Consideration. If your Shares are represented by share certificates, upon your surrender of the share certificates (or an affidavit and, if required by Parent or by the Paying Agent, indemnities or bonds in lieu of the share certificates) together with a duly completed letter of transmittal, validly executed in accordance with the instructions thereto, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your share certificates after completion of the Merger. If you hold your Shares (excluding the Excluded Shares) in book-entry form (that is, without a share certificate), you will automatically be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after completion of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, or if the Merger consideration is to be paid in a name other than that in which the relevant Share is registered in the register of members of the Company, the Merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent or the Surviving Company (or an agent of Parent or the Surviving Company) of such transferee’s entitlement to such Shares and evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Merger consideration for those Shares.

Q:	After the Merger is completed, how will I receive the Merger consideration for my ADSs?

A:

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net Merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration without interest and less the applicable ADS cancellation fee (US$0.05 per ADS held) and any applicable withholding taxes and other governmental charges to the Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or other nominee.

If you are not a member of the Buyer Group and you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity for loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send or cause to be sent to you the Per ADS Merger Consideration, without interest and less the applicable ADS cancellation fee (US$0.05 per ADS held) and any applicable withholding taxes and other governmental charges, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger. If you are not a member of the Buyer Group and you are a registered holder on the books of the ADS Depositary (that is, in uncertificated form without an ADR), unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the Effective Time, the ADS Depositary will cause to be sent to you the Per ADS Merger Consideration, without interest and less the applicable ADS cancellation fee (US$0.05 per ADS held) and any applicable withholding taxes and other governmental charges, in exchange for the cancellation of all of your ADSs after the completion of the Merger.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9. You will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with (i) the cancellation of their ADSs (and the underlying Shares) and (ii) the distribution of the merger consideration to you, including ADS cancellation fees.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on September 15, 2022, at 10:00 a.m. (Beijing time) at Hailiang Education Park, No.199, the West 3rd Ring Road, Zhuji City, Shaoxing City, Zhejiang, People's Republic of China.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, in the case of such shareholders as are corporations, by their respective duly authorized representative or, by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on September 1, 2022, the Share Record Date for the extraordinary general meeting, 412,450,256 Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, the Rollover Securityholders will vote all of the Shares (including any such Shares represented by ADSs) owned directly or indirectly by them in favor of the authorization and approval of the Merger Agreement and the Transactions, including the Merger, at the extraordinary general meeting of the Company.

Given the Rollover Securityholders’ ownership as described above and assuming their compliance with their voting obligations under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, the special resolutions to be proposed at the extraordinary general meeting can be approved by the Rollover Securityholders.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is September 1, 2022. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is August 15, 2022. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote the Shares underlying their ADSs at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on August 26, 2022 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date (subject to certifying that no voting instructions will be given to the ADS Depositary as to the ADSs that are being presented for cancellation).

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	Two shareholders entitled to vote and present in person or by proxy or (in the case a shareholder being a corporation) by its duly authorized corporate representative representing not less than one-third in nominal value of the total issued voting Shares in the Company throughout the extraordinary general meeting will constitute a quorum for all purposes.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the third quarter of 2022, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described in “The Merger Agreement—Termination Fee” beginning on page 106.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:	As of the date of this proxy statement, none of our directors and executive officers beneficially owns any Shares.

See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 114 for additional information.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of shareholders of the Company?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of shareholders of the Company. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 64 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from the interests of the Company’s shareholders generally.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is September 13, 2022 at 10 a.m. (Beijing time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposals to re-elect directors, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs you may not vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary as the holder of the Shares underlying the ADSs how to vote the Shares underlying your ADSs. In order to provide such instructions to the ADS Depositary you must be an ADS holder as of the close of business in New York City on August 15, 2022 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on September 8, 2022 and in the manner specified by the ADS Depositary, and the ADS Depositary will, as the holder of the Shares represented by the ADSs, endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company and the provisions of or governing the Shares, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.8 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Shares underlying such holder’s ADSs pursuant to the Deposit Agreement and such Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on August 26, 2022, together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or (ii) did not hold the ADSs as of the ADS Record Date. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company (by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com) to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 Registration Statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds or do not do so in a timely manner, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other nominee, your vote will not be counted.

The ADS Depositary has advised us that, pursuant to Section 4.8 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions timely received (or deemed received) from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Shares underlying such holder’s ADSs pursuant to the Deposit Agreement and such Shares will not be voted.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to the Company at Hailiang Education Group Inc., Level 28, Hailiang Building, No. 1508 Binsheng road, Binjiang District, Hangzhou City, Zhejiang 310051, People’s Republic of China, Attention: Mr. Litao Qiu.

•	Second, you may complete, date and submit to the Company a new proxy card bearing a later date than the proxy card sought to be revoked no later than 10 a.m. (Beijing time) on September 13, 2022, which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on September 8, 2022. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can change its voting instructions by phone or online or complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked, no later than 10:00 a.m.(New York City time) on September 8, 2022, which is the deadline to submit your voting instructions.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	Should I send in my Share certificates or my ADRs now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, if you are a holder of certificated ADSs you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the Per ADS Merger Consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net Merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration without interest and less the applicable ADS cancellation fee (US$0.05 per ADS held) and any applicable withholding taxes and other governmental charges to the Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or other nominee.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Per Share Merger Consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important, and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on August 15, 2022. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Per ADS Merger Consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 of the Cayman Islands Companies Act is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary fees associated with the cancellation of their ADSs (US$0.05 per ADS cancelled), provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that no voting instructions have been or will be given to the ADS Depositary as to their ADS before the close of business in New York City on September 8, 2022, and become registered holders of Shares before the vote to authorize and approve the Merger is taken at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Act. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 Registration Statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 109 as well as “Annex D—Cayman Islands Companies Act (2022 Revision), as consolidated and revised —Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on September 8, 2022 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or (ii) did not hold the ADSs as of the ADS Record Date.

You must become a registered holder of the Shares underlying your ADSs and deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 of the Cayman Islands Companies Act is attached as Annex D to this proxy statement.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact the Company by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com. ADS holders who have questions may also contact the ADS Depositary using its contact details provided on the ADS voting instruction card. ADS holders who hold ADSs indirectly via a bank, broker, financial institution or administrator should contact such person through which such ADSs are held.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described in this "Background of the Merger" occurred primarily in the PRC and Hong Kong. As a result, all dates and times referenced in this "Background of the Merger" refer to China Standard Time. All dollar amounts are in U.S. dollars.

The Board and senior management of the Company periodically review the Company's long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company. In December 2021, in light of the volatility of the U.S. and China stock markets, the continuing global pandemic, the growing geopolitical tensions between the U.S. and China, and the tightening regulations by Chinese governmental entities on the private K-12 education industry, among other things, Mr. Feng began to discuss with his internal counsel the merits of certain potential strategic corporate transactions involving the Company, including whether to take the Company private.

On December 23, 2021, Mr. Feng submitted a preliminary non-binding proposal letter (the “Proposal”) to the Board to acquire all the outstanding ordinary shares (the “Shares”) of the Company that are not already owned by Mr. Feng and his affiliates in a going-private transaction for $14.31 per ADS in cash (the "Proposed Transaction"). In the Proposal, Mr. Feng stated, among things, that he was not interested in selling Shares owned by him and his affiliates or in participating in any other transaction involving the Company.

On the same day, with advice from representatives of Hunter Taubman Fischer & Li, LLC ("Hunter Taubman"), the Company's outside U.S. legal counsel, the Board decided to establish a special committee composed solely of directors who are unaffiliated with Mr. Feng or any member of the management of the Company to evaluate the Proposal. By way of unanimous written resolution of the directors, the Board formed the Special Committee, being comprised of independent directors of the Company, including Mr. Ken He, Mr. Xiaohua Gu, and Mr. Xiaofeng Cheng, with Mr. Ken He as the chairman of the Special Committee. The Board delegated to the Special Committee the exclusive power and authority of the Board to, among other things (i) review, evaluate, investigate and negotiate the terms and conditions of the Proposal and any alternative transaction; (ii) communicate concerning the terms and conditions of the Proposal and any alternative transaction; (iii) make such reports and recommendations to the entire Board at such times and in such manner as the Special Committee considers appropriate with respect to the matters contemplated by such resolutions of the Board; (iv) determine whether the Proposal or any alternative transaction is fair to, and in the best interest of, the Company and the shareholders of the Company that are not affiliated with any member of the Buyer Group, any member of the Consortium and their respective affiliates and associates; (v) respond, including on behalf of the Board and/or the Company, to any communications, inquiries or proposals, or make any other public communication or announcement, regarding the Proposal and any alternative transaction; (vi) initiate, engage in, continue, or otherwise participate in any negotiations or discussions with respect to any alternative transaction; (vii) retain such legal and financial advisers as the Special Committee from time to time deem necessary, appropriate or advisable; and (viii) exercise any other power that otherwise may be exercised by the Board, and take such other actions, in each case that the Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities or exercise the powers set forth in these resolutions. The Board further resolved that it would not approve the Proposal or any alternative transaction, or recommend the foregoing to the Company's shareholders, without a prior favorable recommendation of such action by the Special Committee that has not been revoked or withdrawn by the Special Committee.

On December 23, 2021, the Company issued a press release announcing its receipt of the Proposal and the formation of the Special Committee, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

Between December 2021 and January 2022, the Special Committee reached out to and was approached by multiple prospective advisors, including financial advisors and legal counsels, and solicited and received quotations with respect to the prospective services to be rendered to the Special Committee in connection with the Proposed Transaction. On January 14, 2022, after reviewing the qualifications, experience and other characteristics of each financial advisor candidate and considering the extensive experience of Duff & Phelps in advising special committees in going private transactions, its strong reputation and its significant experience in working with China-based companies, including those in the same industry as the Company, the Special Committee decided to retain Duff & Phelps as its independent financial advisor in connection with the review and evaluation of the Proposal, so as to take advantage of their experience and strengths. On January 14, 2022, the Special Committee also decided to retain Orrick, Herrington & Sutcliffe LLP ("Orrick") to act as its U.S. legal counsel in connection with this Proposed Transaction. On January 31, 2022, the Company issued a press release regarding the engagement of financial advisor and legal counsel by the Special Committee, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

On January 29, 2022, the Special Committee convened a meeting. During the meeting, representatives of Duff & Phelps discussed with the Special Committee the principal areas of work that they plan to undertake and explained to the Special Committee the need to conduct financial due diligence on the Company in order to evaluate the fairness of the Proposed Transaction from a financial point of view. The Special Committee then discussed the process, timing and scope of the financial due diligence. Thereafter, representatives of Orrick provided a summary of the purposes and roles of the Special Committee and its members' fiduciary duties in the context of a go-private transaction. The Special Committee raised questions and discussed key issues relating to its fiduciary duties and the timing considerations of a going private transaction and negotiation strategy. Duff & Phelps and Orrick also provided the Special Committee with a summary of the general process of a going-private transaction and the advisors' roles in assisting the Special Committee in its work.

On February 3, 2022, at the Special Committee's request and authorization, Orrick sent a draft confidentiality agreement between the Company and Mr. feng to VCL Law LLP ("VCL"), Mr. Feng's U.S. legal counsel in connection with the Proposed Transaction.

Between February 3, 2022 and February 9, 2022, Orrick and VCL engaged in negotiations on the terms of the confidentiality agreement, following which, the Special Committee, on behalf of the Company, entered into the confidentiality agreement with Mr. Feng on February 9, 2022 (the "Confidentiality Agreement"), pursuant to which Mr. Feng and his affiliates and representatives are subject to a standstill obligation for a period of 12 months after signing of the Confidentiality Agreement and standard confidentiality obligations.

On February 14, 2022, VCL delivered to Orrick an initial draft of the Merger Agreement with an offer price of $14.31 per ADS, and an initial draft Plan of Merger, for Orrick's review.

On April 3, 2022, the Company's management sent to Duff & Phelps, as the financial advisor to the Special Committee, the Company’s financial projections for the fiscal years ended June 30, 2022 through June 30, 2029 (the “Management Projections”). See "Special Factors—Certain Financial Projections" beginning on page 43.

On April 6, 2022, the Special Committee convened a meeting with representatives of Duff & Phelps and Orrick. During the meeting, representatives of Duff & Phelps discussed management's work on financial projections and reviewed with the Special Committee the Company's financial condition, performance and the challenges that the Company is facing, including declining revenue partly as a result of latest policy changes in the education industry in China, at both the national and local level, and impact of recent restrictions regarding the K9 compulsory education business on the Company and its remaining business. Duff & Phelps also discussed with the Special Committee its preliminary financial analyses based on its financial due diligence on the Company to date. Duff & Phelps called the Special Committee's attention to the Management Projections which had been prepared by the management of the Company and made available to the Special Committee and Duff & Phelps, especially the assumptions underlying the Management Projections, including among others: the regulation of the private education industry in the PRC will be expected to continue in line with management’s expectations; total operating expenses as a percentage of total revenues will increase due to the decrease of revenue; sales and marketing expenses and general and administrative expenses as a percentage of total revenues will keep relatively stable; there will be no additional newly opened high school primarily as a result of tightening regulations in private K12 education industry at both the national and local level; and the Chinese economy will continue to recover from COVID 19 pandemic and there is no material deterioration of the COVID 19 pandemic globally. The Special Committee engaged in a discussion with Duff & Phelps concerning the Management Projections and determined that the assumptions used for the Management Projections were appropriate after taking into account the various factors discussed. Thereafter, representatives of Orrick discussed with the Special Committee the principal areas of work that they had undertaken and would continue to perform. Orrick also noted that a draft of the Merger Agreement had been provided by the counsel to the Buyer Group, and discussed with the Special Committee a process for negotiating the draft Merger Agreement.

On April 15, 2022, representatives of Orrick delivered markups of the Merger Agreement to VCL, subject to the Special Committee's continued review and comment. The markups included, among other things, that (i) the consummation of the proposed transaction under the Merger Agreement should be conditioned upon the approval by the affirmative vote of shareholders representing more than 50% of the voting rights of the public unaffiliated shares (the "majority of the minority" vote condition), (ii) that the requirement that holders representing no greater than 5% of the Shares have exercised their dissenting right was deleted from the conditions to Parent’s obligation to consummate the Merger, and (iii) the addition of Mr. Feng's actual knowledge as limitations to the Company's representations and warranties.

Between April 17, 2022 and May 6, 2022, Mr. Feng and his internal counsel discussed with representatives of VCL the revised draft of the Merger Agreement received from Orrick, and directed VCL to share with Orrick a further revised draft of the Merger Agreement reflecting the Buyer Group's positions and comments.

On April 25, 2022, VCL and Orrick had a telephonic meeting to discuss the key outstanding issues in the Merger Agreement. VCL indicated that drafts of the Equity Commitment Letter, Support Agreement and Limited Guarantee were being prepared and their client preferred to complete transaction negotiates and execute the Merger Agreement by the end of April 2022. Later on the same day, VCL sent a revised draft of the Merger Agreement to Orrick. In the revised Merger Agreement, the Buyer Group insisted that "majority of the minority" vote would not be a condition to the Company's obligation to consummate the Merger, and the Buyer Group kept such position in all subsequent negotiations and revised drafts of Merger Agreement.

On April 28, 2022, VCL sent drafts of the Equity Commitment Letter, Support Agreement and Limited Guarantee to Orrick. VCL also sent Orrick certain financial statements of Hailiang Group Co., Ltd. (“Hailiang Group”), the entity that executed the Equity Commitment Letter and Support Agreement, to demonstrate the financial creditworthiness for Hailiang Group to perform its obligations under these documents.

On April 28, 2022, the Special Committee convened a meeting with representatives of Duff & Phelps and Orrick. During the meeting, representatives of Duff & Phelps discussed with the Special Committee the principal areas of work that they had undertaken, and would continue to perform, to conduct financial due diligence on the Company in order to evaluate the fairness of the Proposal from a financial point of view. Representatives of Orrick provided a summary of the material terms of the draft Merger Agreement, and highlighted potential implications of various positions with respect to these material terms, including (i) the form and amount of the Merger consideration, (ii) the Transactions structure; (iii) the shareholder approval requirement with respect to the Transactions and the open issue as to whether the Merger Agreement should include a “majority of the minority" vote requirement and closing condition; (iv) other closing conditions for the Merger, including the whether a regulatory approval closing condition should be included in the Merger Agreement; (v) restrictions on the Company's right to solicit competing acquisition proposals after the signing of the Merger Agreement; (vi) the Buyer Group's match right in case of a Superior Proposal; (vii) representations and warranties of the Company and material adverse effect clauses; (viii) interim operating covenants which would restrict the Company’s ability to take certain actions from the date of signing the Merger Agreement until the closing of the Merger; (ix) scenarios under which the Company or the Parent may terminate the Merger Agreement; (x) the trigger events for the payment of the Company termination fee and the Parent termination fee, respectively. The Special Committee discussed with Orrick and Duff & Phelps the potential implication of certain terms, including the “majority of the minority” vote condition, and noted such condition was not a mandatory requirement under the Cayman Islands Companies Act and has not been included in many recent China-based issuers’ going private transactions. The Special Committee instructed Orrick to revise the Merger Agreement reflecting the Special Committee's positions outlined during the meeting.

On May 2, 2022, representatives of Orrick delivered markups of the Merger Agreement, Equity Commitment Letter, Support Agreement and Limited Guarantee to VCL, subject to the Special Committee's continued review and comment.

On May 3, 2022, VCL delivered to Orrick the revised draft of the Merger Agreement for Orrick's review. In the revised Merger Agreement, VCL insisted on certain positions in their prior negotiation with Orrick, including among others, the “majority of the minority” vote condition and the trigger events for the payment of the termination fees, and proposed the Company termination fee in the amount of US$1,000,000 and the Parent termination fee in the amount of US$2,000,000.

On May 4, 2022, the Special Committee convened a meeting with representatives of Duff & Phelps and Orrick. Duff & Phelps made a presentation to the Special Committee concerning the Company's financial performance and Management Projections. Duff & Phelps also discussed with the Special Committee its financial analyses based on its financial due diligence on the Company to date. Orrick gave the Special Committee an update regarding the process for negotiating the draft Merger Agreement and other transaction documents. Duff & Phelps also presented with the Special Committee some analysis of ranges of Company termination fee and reverse termination fee in some recent China-based issuers’ going private transactions.

On May 4, 202, Orrick distributed to VCL a draft of the Company Disclosure Schedules, which had been prepared by Hunter Taubman, and Hunter Taubman's comments on the draft Merger Agreement to VCL. Between this date and the execution of the Merger Agreement, Equity Commitment Letter, Support Agreement and Limited Guarantee on May 7, 2022, representatives of Orrick and VCL exchanged and negotiated additional drafts of these documents.

On May 5, 2022, Mr. He and Mr. Feng spoke by telephone. Mr. He informed Mr. Feng that the Special Committee had reviewed the Proposal and believed that an increase in the Buyer Group's offer price was warranted. After discussion, Mr. Feng responded that the Buyer Group would not agree to increase its offer of $14.31 in cash per ADS contained in its Proposal.

On May 6, 2022, VCL and Orrick had a lengthy discussion on the nature of the guarantee in the Limited Guarantee and the amounts of the termination fees and other key outstanding issues in the Merger Agreement and the other transaction documents. On behalf of the Special Committee, Orrick proposed clauses of the Limited Guarantee relating to the nature of the guarantee to ensure that the liability of Hailiang Group as the guarantor to the Company is absolute, unconditional, irrevocable and continuing irrespective of any modification of the Merger Agreement agreed to by Parent or Merger Sub, any release or discharge of any obligation of Parent or Merger Sub, or the failure of Hailiang Group to assert any claim or demand or enforce any right or remedy against Parent and Merger Sub. Later on the same day, VCL sent a revised Limited Guarantee accepting certain modifications to the nature of the guarantee and added that Hailiang Group may assert any defense that Parent could assert against the Company under the terms of the Merger Agreement, and that to the extent that Parent would be relieved of its obligations under the Merger Agreement, it shall be similarly and proportionally relieved of its obligations under the Limited Guarantee. Orrick also indicated to VCL that the Special Committee would not agree to the termination fees proposed to be paid by Parent and would insist on higher Parent termination fees. Later on the same day, VCL communicated to Orrick that the Buyer Group was willing to agree to, among other things, a termination fee of US$1,500,000 payable by the Company and termination fee of US$3,000,000 payable by Parent. Orrick responded that it would present the proposal to the Special Committee.

In the morning of May 7, 2022, the Special Committee convened a meeting with representatives of Duff & Phelps and Orrick. During the meeting, representatives from Orrick reviewed with the Special Committee members their fiduciary duties and gave the Special Committee an overview of the material terms reflected in the most recent drafts of the Merger Agreement, Equity Commitment Letter, Support Agreement and Limited Guarantee. Orrick also discussed with the Special Committee the fact that the Buyer Group's counsel continued to reject certain positions expressed in Orrick's markups of the draft Merger Agreement. Among other things, the Special Committee discussed with Orrick the absence of a “majority of minority” vote condition in the draft Merger Agreement received from VCL, the Buyer Group’s continued insistence that any such condition would not be acceptable to Parent and the higher termination fee amounts proposed by the Buyer Group. Given that (i) under the Cayman Islands Companies Act the “majority of the minority” vote condition was not a mandatory requirement in order to carry out their fiduciary duties, (ii) since receipt of the Proposal, the Special Committee had not received any indication of a third party's interest in acquiring the Company, and (iii) the proposed offer price by the Buyer Group was above the preliminary valuation ranges Duff & Phelps presented to the Special Committee, the Special Committee decided not to insist on a “majority of the minority” vote condition. In addition, the Special Committee decided to agree to Parent’s positions on the remaining open issues in the Merger Agreement given its view that risks to the Company and its shareholders due to continued delay in executing the Merger Agreement favored by the Buyer Group were greater than the risks posed by the Buyer Group’s positions on the termination fees and other then open Merger Agreement issues. The Special Committee instructed Orrick to communicate these decisions to VCL and work with VCL to finalize the Merger Agreement and other transaction documents.

Representatives from Duff & Phelps then presented to the Special Committee its final financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire (i) the Shares (other than the Excluded Shares) at a purchase price of $0.894375 in cash per Share (the "Per Share Merger Consideration") and (ii) the ADSs (other than ADSs representing the Excluded Shares) at a purchase price of $14.31 in cash per ADS (the "Per ADS Merger Consideration", together with the Per Share Merger Consideration, the "Merger Consideration"), and then rendered its oral opinion, later confirmed in writing, that as of May 7, 2022, the Merger Consideration to be received by the holders of the Shares in the Merger pursuant to the Merger Agreement (other than holders of the Excluded Shares and ADSs representing the Excluded Shares) is fair to them from a financial point of view, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion. Its written fairness opinion was delivered later dated the same day. The full text of the written opinion of Duff & Phelps is attached as Annex C to this proxy statement. For additional information regarding the financial analyses performed by and the opinion rendered by Duff & Phelps, please refer to "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 45. Thereafter, the Special Committee members had a discussion of the terms of the Merger Agreement and other transaction documents, as well as Duff & Phelps's financial analyses and fairness opinion, following which the Special Committee unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to, and in the best interests of, the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders), (b) approved for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the Transactions, and (c) recommended that the Board approve the the Merger Agreement, the Plan of Merger, other transaction documents and the Transactions. See "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 30 for a description of the resolutions of the Special Committee at this meeting.

On the same day after the meeting of the Special Committee, the full Board held a meeting. Members of the Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is advisable, fair to and in the best interests of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders), and that it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) declared advisable, authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (c)  resolved to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval in accordance with Cayman Islands Companies Act. See "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 30 for a description of the resolutions of the Board at this meeting.

On the evening of May 7, 2022, the Company, Parent and Merger Sub executed the Merger Agreement, Parent and Hailiang Group executed the Equity Commitment Letter, Parent and Rollover Securityholders executed the Support Agreement, and the Company and Hailiang Group executed the Limited Guarantee. On May 9, 2022, the Company issued a press release announcing the execution of the Merger Agreement and then furnished the press release and the executed Merger Agreement to the SEC as exhibits to its current report on Form 6-K.

On May 18, 2022, members of the Buyer Group filed a Schedule 13D as a "group" with respect to the execution of the Merger Agreement, the Equity Commitment Letter, the Support Agreement and the Limited Guarantee.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and staff devote significant time and capacity to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company.

Subsequent to the completion of the Merger, the Company will no longer be subject to the Exchange Act and the NASDAQ compliance and reporting requirements and the related costs and expenses. The Company incurred such costs and expenses amounting to approximately US$1,460,842 in the fiscal year ended June 30, 2021, including legal and compliance expenses, audit fees and financial printer and other expenses.

At a meeting on May 7, 2022, the Special Committee, after due consideration and consultation with its financial and legal advisors, unanimously (a) determined that the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger are advisable, fair to, and in the best interests of, the Company, its shareholders (other than Mr. Feng and the Rollover Securityholders), (b) approved for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the Transactions, and (c) recommended that the Board approve the Merger Agreement, the Plan of Merger, other transaction documents and the Transactions.

At a meeting on May 7, 2022, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is advisable, fair to and in the best interests of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders), and that it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) declared advisable, authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (c)  resolved to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval in accordance with Cayman Islands Companies Act.

In the course of reaching their respective determinations, the Special Committee and our Board considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and our Board of Directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•	the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of US$0.894375 and the Per ADS Merger Consideration of US$14.31 offered to the Unaffiliated Security Holders represents a premium of approximately 24.98% to the closing price of the Company’s ADSs on December 22, 2021, the last trading day prior to the Company’s announcement of its receipt of the “going private” proposal from Mr. Feng, and a premium of 11.75% to the volume-weighted average closing price of the Company’s ADSs during the last seven trading days prior to its receipt of the “going private” proposal from Mr. Feng;

•	the recognition that, as a privately-held entity, the Company’s management would have greater flexibility to devise and implement the Company’s long-term strategy without the pressure created by the public equity market’s emphasis on short-term financial performance. That flexibility is particularly important given the Company’s belief that the operating environment has changed significantly since the Company’s initial public offering, and the new challenges that the Company faces, including, among other things, that (i) the Company faces a changed regulatory environment which has negatively impacted the Company’s results of operations, financial condition and prospects, (ii) the Company faces increased competition in its industry; and (ii) the economic slowdown in China and expected profound macroeconomic headwinds place pressure on the Company’s revenue growth and other key financial and operating metrics;

•	the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of the enactment in the U.S. of the Holding Foreign Companies Accountable Act as well as any other similar newly enacted law or regulation (including rules of the SEC implementing such Act);

•	the recognition that, as an SEC-reporting company, the Company’s management and staff must devote significant time to SEC reporting and compliance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company;

•	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of being consummated, given the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Group and their expressed unwillingness to sell their shares in any other transaction involving the Company, and general timing consideration, (ii) the business, competitive, industry and market risks, and (iii) the absence of any proposals made by any unsolicited potential buyers since the announcement of the proposed transaction on December 23, 2021;

•	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration, including the Special Committee’s request that the merger consideration be higher than $14.31 per ADS and the Buyer Group’s refusal to raise the price, and the Special Committee’s belief that $14.31 per ADS were the highest price that the Buyer Group would agree to pay;

•	the likelihood that the Merger would be consummated based on, among other things:

o	the fact that Equity Commitment Letter has been delivered committing sufficient equity financing to complete the Merger, the creditworthiness of the signatory to the Equity Commitment Letter, and the fact that the Company, as a third party beneficiary of the Equity Commitment Letter, can enforce the Equity Commitment Letter against the signatory;

o	The lack of need for the Rollover Securityholders to obtain debt financing;

o	The absence of a financing condition in the Merger Agreement;

o	The fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$3,000,000;

o	The fact that the Limited Guarantee in favor of the Company has been delivered committing an amount sufficient to enable Parent to pay to the Company a termination fee of US$3,000,000, the creditworthiness of the signatory to the Limited Guarantee, and the fact that the Company can enforce the Limited Guarantee against the signatory;

•	between the December 23, 2021 announcement of the proposed transaction and the May 7, 2022 entry into the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring a competing or alternative transaction with the Company;

•	the business pressures faced by the Company, including, among other things:

o	ongoing regulatory uncertainties regarding the K12 education industry in China at both the national and local government levels, particularly changes in private K12 education policies;

o	recent development of PRC law (some of which came into force in the third quarter of 2021, after a substantial portion of our revenues for 2022 fiscal year have been collected) adversely affecting our revenues from after-school enrichment services and accommodation services to K12 students;

o	impact of recent restrictions regarding the K9 compulsory education business on our remaining business (including our high school curriculum education services), for which a majority students have been graduates from our discontinued compulsory education business;

o	uncertainties regarding the Company’s business growth, which in large part depends on the availability of sufficient enrolments in our school due to tightening regulations in private K12 education industry and declining birth rates in China, which might negatively impact our recruiting ability;

o	restrained ability to open additional private K12 schools due to tightening regulations in private K12 education industry at both the national and local level, which may significantly compromise the further growth of the Company;

o	increased competition from public K12 schools, which may have competitive edges in, among other things, brand, ability of retaining high-performance teaching staff, delivery of academic performance, and recruit and enrolment of students, etc.; and

o	the adverse impact of the COVID-19 outbreak and uncertainty regarding the potential further impact of COVID-19 and of measures implemented by the Chinese government to control its spread, including travel restrictions, quarantines, and temporary shutdowns of businesses, on the global and China economy as well as the Company’s business, financial condition and results of operation.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three disinterested directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their respective legal and financial advisors on behalf of the Unaffiliated Security Holders;

•	all of the members of Special Committee during the entire process were and are disinterested directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) their receipt of Board and Special Committee compensation (which is not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), and (ii) their indemnification and liability insurance rights under their respective indemnification agreements with the Company and the Merger Agreement;

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Duff & Phelps, as its financial advisor and Orrick, Herrington & Sutcliffe, LLP as its legal advisor;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group in connection with the Proposed Transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Proposed Transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Proposed Transaction and related process, including the power to reject the Proposed Transaction or any alternative;

•	the Special Committee met on multiple occasions to consider and review the terms of the Merger Agreement and the Proposed Transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a “superior proposal” (as defined in the Merger Agreement and further explained under the section entitled “The Merger Agreement—No Solicitation of Transactions; Change of Recommendation” beginning on page 98) until the date the Company’s shareholders vote upon and authorize and approve the Merger Agreement;

•	the ability of the Company to terminate the Merger Agreement in connection with a “superior proposal” (as defined in the Merger Agreement and further explained under the section entitled “The Merger Agreement—No Solicitation of Transactions; Change of Recommendation” beginning on page 98) subject to compliance with the terms and conditions of the Merger Agreement; and

•	the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	approval of the Merger Agreement is not subject to any additional approval by the Unaffiliated Security Holders given that the Buyer Group has approximately 87.28% of the issued and outstanding Shares;

•	the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

•	the fact that the Per Share Merger Consideration of US$0.894375 and the Per ADS Merger Consideration of US$14.31 offered to the Unaffiliated Security Holders represents a discount of 35.0% to the average closing price of the Company’s ADSs during the 30 trading days prior to its receipt of the “going private” proposal from Mr. Feng. On May 14, 2021, the PRC State Council announced the issuance of the 2021 Implementation Rules for Private Education Laws, which became effective on September 1, 2021. The share price of the Company generally exhibits a downward trend since then. On November 12, 2021, the Company announced its financial results for the fiscal year ended June 30, 2021. According to IFRS 10 - Consolidated Financial Statements, the Company concluded that it lost control of the affiliated entities providing compulsory education services on September 1, 2021. The Company has determined that it has ceased all revenue-generating activities related to the compulsory education business as of June 30, 2021 and classified the historical financial results of compulsory education business as discontinued operations in the Company's Consolidated Statements of Profit or Loss and Other Comprehensive Income for all periods presented. The share price of the Company dropped from US$29.3 to US$11.45 from November 12, 2021 to December 22, 2021;

•	since the Company became publicly listed on the NASDAQ in July 2015, the highest historical closing price of ADSs (US$82.63 per ADS) exceeds the Per ADS Merger Consideration;

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$1,500,000 in connection with the termination of the Merger Agreement;

•	the Company’s remedy in the event of breach of the Merger Agreement by Parent is limited, under certain circumstances, to receipt of a reverse termination fee of US$3,000,000 (“Parent Termination Fee”), and under certain circumstances the Company may not be entitled to a Parent Termination Fee or expenses at all;

•	the terms of the Buyer Group’s participation in the Merger and the fact that the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 64 for additional information); and

•	the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “Special Factors—Material U.S. Federal Income tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Duff & Phelps as an indication of the going-concern value of the Company. These analyses included, among others, historical trading ranges, comparable companies analysis, precedent transactions analysis and discounted cash flows analysis. All of the material analyses as presented to the Special Committee on May 7, 2022 are summarized below under the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 45. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be less than its going-concern value on the following grounds: (i) liquidation sales generally involve a process likely to be complex and time-consuming, and result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company and selling distinct operating businesses; (iii) an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the “going-concern value” will be higher than the “liquidation value” of a company because the “going concern value” includes the liquidation value of a company’s tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Furthermore, the Company has no intention of liquidation and the Merger will not result in the liquidation of the Company. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value and that such value would exceed any such liquidation value in light of the foregoing factors.

Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 78. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in the Shares and ADSs.” Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of December 31, 2021 was US$0.87 (based on 412,450,256 issued and outstanding Shares as of that date).

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors—Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders and other employees of the Company have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s Unaffiliated Security Holders generally, as described under the section entitled “Special Factors—Interests of Certain Persons in the Merger” beginning on page 64.

Except as set forth under this section, the section entitled “Special Factors—Background of the Merger” beginning on page 24 and the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 45, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of, and/or preparing a report concerning the fairness of, the Merger and other transactions contemplated by the Merger Agreement, the Plan of Merger and the other transaction documents.

For the foregoing reasons, the Company believes that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express their belief as to the fairness of the Merger to the Unaffiliated Security Holders.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. Members of the Buyer Group have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 64.

The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Merger consideration to the Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 30, the Buyer Group believes that the Merger is substantively fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•	the Per Share Merger Consideration of US$0.894375 or the Per ADS Merger Consideration of US$14.31 represents a 24.98% premium to the closing price of US$14.15 per ADS as quoted by NASDAQ on December 22, 2021, the last trading day before the proposal letter from Mr. Feng on December 23, 2021 was made to the Board in a letter from Mr. Feng, dated December 23, 2021;

•	the Company’s ADSs traded as low as US$9.28 per ADS during the 52-week period prior to May 7, 2022, the date when the Merger Agreement was executed. On May 14, 2021, the PRC State Council announced the issuance of the 2021 Implementation Rules for Private Education Laws, which became effective on September 1, 2021. The share price of the Company generally exhibits a downward trend since then. On November 12, 2021, the Company announced its financial results for the fiscal year ended June 30, 2021. According to IFRS 10 - Consolidated Financial Statements, the Company concluded that it lost control of the affiliated entities providing compulsory education services on September 1, 2021. The Company has determined that it has ceased all revenue-generating activities related to the compulsory education business as of June 30, 2021 and classified the historical financial results of compulsory education business as discontinued operations in the Company's Consolidated Statements of Profit or Loss and Other Comprehensive Income for all periods presented. The share price of the Company dropped from US$29.3 to US$11.45 from November 12, 2021 to December 22, 2021;

•	the members of the Special Committee are not officers or employees of the Company, are not affiliated with any member of Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreements entered into with the Company and the Merger Agreement;

•	notwithstanding that the Buyer Group may not rely upon the opinion provided by Duff & Phelps to the Special Committee on May 7, 2022, the Special Committee received an opinion from Duff & Phelps stating that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs);

•	the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

•	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•	the Special Committee had the opportunity to meet to consider and review the terms of the Merger Agreement and the Transactions;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand, over the course of approximately three months;

•	the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•	the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or any other transaction, and under the delegation of authority by the Board to the Special Committee, the Merger Agreement, the Plan of Merger and the Transactions require approval from the Special Committee;

•	none of the Buyer Group members participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	The Merger was unanimously approved by the Special Committee;

•	the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is advisable, fair to and in the best interests of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders);

•	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the ability of the Company to terminate the Merger Agreement (in accordance with the terms of the Merger Agreement) in order to enter into an acquisition agreement relating to a Superior Proposal (as defined in the Merger Agreement and further explained under “The Merger Agreement— Conduct of Business Prior to Closing” beginning on page 94);

•	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, and the Equity Commitment Letter provides that Sponsor has committed to purchase, or cause the purchase of, equity securities of Parent, for cash, which in the aggregate are sufficient for Parent to finance the consummation of the Transactions, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the Unaffiliated Security Holders;

•	the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales (except for ADS Depositary fees of US$0.05 per ADS);

•	the Merger Agreement requires Parent to pay a reverse termination fee of $3,000,000 (“Parent Termination Fee”), if the Merger Agreement is terminated under certain circumstances;

•	under the law of the Cayman Islands, shareholders have the right to dissent from the Merger and to receive payment of the fair value of their Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands;

•	the adverse impact of the COVID-19 outbreak and uncertainty regarding the potential further impact of COVID-19 and of measures implemented by the Chinese government to control its spread, including travel restrictions, quarantines, and temporary shutdowns of businesses, on the global and China economy as well as the Company’s business, financial condition and results of operation;

•	the business pressures faced by the Company, including, among other things:

o	ongoing regulatory uncertainties regarding the K12 education industry in China at both the national and local government levels, particularly changes in private K12 education policies;

o	uncertainties regarding the Company’s business growth, which in large part depends on the availability of sufficient enrolments in our school due to tightening regulations in private K12 education industry and declining birth rates in China, which might negatively impact our recruiting ability;

o	inability to opening additional private K12 schools due to tightening regulations in private K12 education industry at both the national and local level, which may significantly compromise the further growth of the Company;

o	increased competition from public K12 schools, which may have competitive edges in, among other things, brand, ability of retaining high-performance teaching staff, delivery of academic performance, and recruit and enrolment of students, etc.; and

o	the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of the enactment in the U.S. of the Holding Foreign Companies Accountable Act as well as any other similar newly enacted law or regulation (including rules of the SEC implementing such Act); and

•	the potential continued depreciation of the Renminbi and the resulting negative impact on the valuation of the Company in U.S. dollar terms.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the Shares and ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger.

The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to the Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the Per Share Merger Consideration of US$0.894375 represents a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a Merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.

The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, as defined under applicable rules of the NASDAQ, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

•	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and under the Merger Agreement;

•	the Special Committee retained independent financial advisors and legal counsels to assist it in negotiations with the Buyer Group and in its evaluation of the Merger;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transactions and related process;

•	since the announcement of the receipt of the Proposal on December 23, 2021 and prior to the execution of the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•	the Special Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Transactions;

•	the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal;

•	the availability of dissenters’ rights to the Unaffiliated Security Holders who hold their shares in their own names and comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow registered shareholders to receive payment of the fair value of their Shares as determined by the Grand Court; and

•	the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger.

The Buyer Group notes that the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are not subject to approval by a majority of the Unaffiliated Security Holders, and that the Rollover Securityholders already holds approximately 87.28% voting power of the Shares which exceeds two-thirds of the Shares required to approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, under the Cayman Islands Companies Act and the current memorandum and articles of association of the Company. Nevertheless, the Buyer Group believes the Merger is procedurally fair to the Unaffiliated Security Holders because (i) the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies, and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the Transactions as discussed above.

The foregoing is a summary of the information and factors considered by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with Duff & Phelps’s financial analysis of the consideration to be paid in the Merger, our management provided the Company’s financial projections for the fiscal years ended June 30, 2022 through June 30, 2029 (the “Management Projections”) to Duff & Phelps, as the financial advisor to the Special Committee, on April 3, 2022. See “Special Factors—Background of the Merger” beginning on page 24 for additional information. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or the international financial reporting standards as promulgated by the international accounting standards board (“IFRS”).

The financial projections included in the Management Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding net revenues, gross profit and operating expenses. Although the Management Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In preparing the financial projections, the Company’s management necessarily made certain assumptions about future financial factors affecting its business. The main assumptions underlying the Management Projections are:

•	the regulation of the private education industry in the PRC will be expected to continue in line with management’s expectations;

•	total operating expenses as a percentage of total revenues will increase due to the decrease of revenue;

•	sales and marketing expenses and general and administrative expenses as a percentage of total revenues will keep relatively stable;

•	there will be no additional newly opened high school primarily as a result of tightening regulations in private K12 education industry at both the national and local level; and

•	the Chinese economy will continue to recover from COVID-19 pandemic and there is no material deterioration of the COVID-19 pandemic globally.

The Management Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Management Projections do not take into account the effect of any failure of completion of the Merger and should not be viewed as accurate or continuing in that context. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Management Projections.

Neither our independent registered public accounting firm, KPMG Huazhen LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the Management Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Management Projections or their achievability and therefore assume no responsibility for, and disclaim any association with, the Management Projections. The Report of Independent Registered Public Accounting Firm issued by KPMG Huazhen LLP accompanying our audited consolidated financial statements included in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2021, incorporated by reference in this proxy statement, refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to Duff & Phelps and the Buyer Group and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to vote in favor of approval of the Merger or whether or not to seek appraisal for his, her or its Shares.

The following tables show the Management Projections provided by the Company’s management and considered by Duff & Phelps in connection with the delivery of its fairness opinion dated May 7, 2022.

	Management Projections
	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P
	(in RMB thousand except percentage)
Net Revenue	¥1,577,027	¥856,637	¥680,494	¥448,722	¥483,490	¥523,947	¥572,670	¥599,291
Growth	14.6%	(45.7)%	(20.6)%	(34.1)%	7.7%	8.4%	9.3%	4.6%

Adjusted EBITDA	¥568,546	¥236,259	¥163,754	¥84,342	¥98,516	¥107,232	¥118,143	¥122,742
Margin %	36.1%	27.6%	24.1%	18.8%	20.4%	20.5%	20.6%	20.5%

Purchase of Fixed Assets	¥63,081	¥34,265	¥27,220	¥17,949	¥19,340	¥20,958	¥22,907	¥23,972
% of Net Revenue	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%

Purchase of Intangible Assets	¥6,756	¥11,483	¥11,562	¥6,564	¥7,697	¥8,860	¥10,063	¥11,156
% of Net Revenue	0.4%	1.3%	1.7%	1.5%	1.6%	1.7%	1.8%	1.9%

Net Working Capital	¥(153,787)	¥(97,873)	¥(78,685)	¥(53,616)	¥(57,885)	¥(62,771)	¥(68,689)	¥(71,964)
% of Net Revenue	(9.8)%	(11.4)%	(11.6)%	(11.9)%	(12.0)%	(12.0)%	(12.0)%	(12.0)%

EBITDA is a non-IFRS financial measure. EBITDA is presented because it is utilized by Duff & Phelps in its financial analysis of the consideration to be paid in the Merger, and, because management believes it is a useful financial indicator of the Company's performance. EBITDA represents earnings before interest, taxes, depreciation and amortization for a specified time period, adjusted for certain non-recurring items. Although management uses this measure to assess the performance of the Company's business compared to that of others in the industry, the use of EBITDA is limited because it does not include interest, taxes, depreciation and amortization that may be material in amount and is necessary to operate the Company's business. As such, this non-IFRS measure should not be relied upon as an alternative to results prepared and presented in accordance with IFRS. Such measure is not defined under IFRS and, accordingly, should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and this non-IFRS financial measure as used by the Company may not be comparable measurement to results reported or forecasted by other companies.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with IFRS. See “Financial Information—Selected Historical Financial Information” beginning on page 111.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication.

The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 117 and “Item 3. Key Information—D. Risk Factors” included in our annual report on Form 20-F for the fiscal year ended June 30, 2021, incorporated by reference into this proxy statement.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE MANAGEMENT PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated January 21, 2022, and an amendment dated April 11, 2022, Duff & Phelps was retained to deliver a fairness opinion in connection with the Merger as the Special Committee’s independent financial advisor. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At a meeting of the Special Committee on May 7, 2022, Duff & Phelps rendered its oral opinion (which was confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of May 7, 2022, addressed to the Special Committee (the “Opinion”)) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated May 7, 2022, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The holders of Shares and ADSs are urged to read the opinion in its entirety. Duff & Phelps’s written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs that represent Excluded Shares) and does not constitute a recommendation to any holder of Company securities as to how such holder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger, that any specific amount of consideration constituted the only appropriate consideration for the Merger, or that the Per Share Merger Consideration or the Per ADS Merger Consideration was the best price possible attainable under any circumstances.

In connection with its Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

•            Reviewed the following documents:

a.            The Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the fiscal years ended June 30, 2019 through June 30, 2021 and the Company’s unaudited financial statements for the six months ended December 31, 2019, December 31, 2020 and December 31, 2021, each provided by the management of the Company;

b.            Certain unaudited and segment financial information for the Company for the fiscal years ended June 30, 2019 through June 30, 2021 and for the six months ended December 31, 2019, December 31, 2020 and December 31, 2021, each provided by the management of the Company;

c.            A detailed financial projection model for the Company for the fiscal years ended June 30, 2022 through June 30, 2029, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis;

d.            Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

e.            A letter dated May 3, 2022 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

f.            A draft of the Merger Agreement dated as of May 6, 2022 (the “Draft Merger Agreement”); and

g.            A draft of the Support Agreement by and among Parent and certain shareholders of the Company listed in Schedule A thereto dated as of May 6, 2022 (the “Draft Support Agreement”)

(the Draft Merger Agreement and Draft Support Agreement, collectively, the “Transaction Documents”);

•            Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

•            Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•            Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•            Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•            Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its Opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•            Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•            Relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

•            Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

•            Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Proposed Transaction;

•            Assumed that the representations and warranties made in the Transaction Documents and the Management Representation Letter are substantially accurate;

•            Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•            Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•            Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

•            Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’s opinion is based is proven to be untrue in any material respect, Duff & Phelps’s opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’s analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

Duff & Phelps prepared its opinion effective as of May 7, 2022. Its opinion was necessarily based upon market, economic, financial, and other conditions as they existed and can be evaluated as of May 7, 2022, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after May 7, 2022. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on the Company or the Merger.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ opinion and discussion materials as set out in Exhibit (C)(1) and Exhibit (C)(2) to the Transaction Statement on Schedule 13E-3 (the “Discussion Materials”) were prepared by Duff & Phelps for the use and benefit of the Special Committee in connection with the Special Committee’s consideration of the Proposed Transaction. Subject to the assumptions and qualifications set forth in the Discussion Materials, Duff & Phelps has consented that the Unaffiliated Security Holders may rely upon the information disclosed in the Discussion Materials. In addition, Duff & Phelps has consented to the inclusion of the Discussion Materials in its entirety as exhibits to the Transaction Statement on Schedule 13E-3. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Board or any other person (including holders of the Shares or ADSs) should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the D&P Engagement Letter. Duff & Phelps’ opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the D&P Engagement Letter.

Summary of Financial Analysis

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the projected future unlevered free cash flows attributable to the Company for the fiscal years ended June 30, 2022 through June 30, 2029 (excluding public company costs and discontinued business, as provided by the management of the Company), with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows using a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps used and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 43. The costs associated with the Company being a publicly-listed company, as provided by the management of the Company, were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2029 (the “Terminal Value”) using a perpetuity growth formula assuming a 3.00% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 12.50% to 14.50%, reflecting Duff & Phelps’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’s discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB500 million to RMB590 million and a range of implied values of the Company’s ADSs of US$12.83 to US$13.36.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies used for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions used for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and the selected merger and acquisition transactions analyses is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the education services industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The seven companies included in the selected public company analysis in the education services industry were:

•            China Education Group Holdings Limited

•            Hope Education Group Co., Ltd.

•            China YuHua Education Corporation Limited

•            China Kepei Education Group Limited

•            China Maple Leaf Educational Systems Limited

•            Wisdom Education International Holdings Company Limited

•            Bright Scholar Education Holdings Limited

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2022, 2023 and 2024 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the calendar year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. To determine which valuation multiples to consider for the Company, Duff & Phelps analyzed companies in the education industry which mainly engage business in the private school sector with relatively similar company size, revenue mix, historical and projected growth in revenue and profits, and profit margins to the Company.

Among the seven comparable companies selected, China Maple Leaf Educational Systems Limited, Wisdom Education International Holdings Company Limited and Bright Scholar Education Holdings Limited conduct business primarily in the private K12 education industry. Due to the tightening of regulations by Chinese governmental regulators applicable to the private K-12 education industry, however, Duff & Phelps was unable to identify any consensus equity analyst estimates for these comparable companies. China Education Group Holdings Limited, Hope Education Group Co., Ltd., China YuHua Education Corporation Limited, and China Kepei Education Group Limited conduct business primarily in the higher education industry, which is different from the Company and thus less influenced by the newly released policy. Due to the limited comparability of the selected public companies described above, none of the companies utilized for comparative purposes in Duff & Phelps’ market approach analysis were deemed directly comparable to the Company. In this regard, Duff & Phelps did not apply multiples relating to these companies given differences in their financial and operating characteristics compared to the Company. Instead, Duff & Phelps analyzed the financial performance of each of the selected public companies, and their trading multiples for reference, including enterprise value to revenue and EBITDA.

Due to the limited comparability of the selected public companies’ financial metrics relative to the Company, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the discounted cash flow analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, revenue mix, and other characteristics that it deemed relevant.

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN
Company Name	2-YR CAGR	LTM	2022	2023	2024	2-YR CAGR	LTM	2022	2023	2024	2-YR AVG	LTM	2022	2023	2024
China Education Group Holdings Limited	37.2%	37.5%	27.9%	13.4%	11.3%	41.8%	40.6%	36.7%	15.1%	9.0%	50.5%	51.1%	54.6%	55.4%	54.3%
Hope Education Group Co., Ltd.	32.1	77.7	28.8	15.1	15.3	24.0	79.4	31.9	16.6	12.5	41.6	41.8	42.8	43.3	42.3
China YuHua Education Corporation Limited	NA	-41.6	8.8	12.5	12.2	NA	-22.5	11.6	12.4	11.4	62.2	65.5	67.1	67.1	66.6
China Kepei Education Group Limited	18.7	3.3	54.6	24.5	15.7	12.4	-12.3	93.2	15.6	14.0	61.2	56.0	70.0	65.0	64.0
China Maple Leaf Educational Systems Limited	NA	143.9	NA	NA	NA	NA	NM	NA	NA	NA	22.3	31.9	NA	NA	NA
Wisdom Education International Holdings Company Limited	NA	22.4	NA	NA	NA	NA	12.4	NA	NA	NA	117.7	112.7	NA	NA	NA
Bright Scholar Education Holdings Limited	45.0	-5.1	NA	NA	NA	NA	NA	NA	NA	NA	-0.9	-5.9	NA	NA	NA
Mean	33.3%	34.0%	30.0%	16.4%	13.6%	26.1%	19.5%	43.3%	14.9%	11.7%	50.7%	50.4%	58.6%	57.7%	56.8%
Median	34.7%	22.4%	28.3%	14.2%	13.7%	24.0%	12.4%	34.3%	15.3%	12.0%	50.5%	51.1%	60.9%	60.2%	59.1%
The Company	16.0%	23.4%	14.6%	-45.7%	-20.6%	24.9%	-2.5%	-15.1%	-58.4%	-30.7%	46.7%	41.7%	36.1%	27.6%	24.1%

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF
Company Name	Common Stock Price (Primary) on 5/5/2022	% of 52- Week High	Market Capitalization	Enterprise Value	LTM EBITDA		2022 EBITDA		2023 EBITDA		2024 EBITDA		LTM Revenue		2022 Revenue		2023 Revenue		2024 Revenue
China Education Group Holdings Limited	$0.84	31.7%	$1,908	$2,539	8.7	x	6.4	x	5.6	x	5.1	x	4.59	x	3.59	x	3.16	x	2.84	x
Hope Education Group Co., Ltd.	0.06	18.0	506	400	2.6		1.9		1.7		1.5		1.14		0.89		0.77		0.67
China YuHua Education Corporation Limited	0.15	13.8	504	659	2.9		2.6		2.3		2.0		1.94		1.78		1.59		1.41
China Kepei Education Group Limited	0.27	33.4	539	603	7.0		3.6		3.1		2.8		3.99		2.58		2.07		1.79
China Maple Leaf Educational Systems Limited	0.05	16.8	135	528	11.3		NA		NA		NA		3.73		NA		NA		NA
Wisdom Education International Holdings Company Limited	0.04	7.8	87	27	0.6		NA		NA		NA		0.83		NA		NA		NA
Bright Scholar Education Holdings Limited	0.70	12.0	83	371	NM		NA		NA		NA		1.76		NA		NA		NA
Mean		19.1%	$538	$733	5.5	x	3.6	x	3.2	x	2.8	x	2.57	x	2.21	x	1.90	x	1.68	x
Median		16.8%	$504	$528	4.9	x	3.1	x	2.7	x	2.4	x	1.94	x	2.18	x	1.83	x	1.60	x

Note:

The Company’s EBITDA are adjusted to exclude public company costs and discontinued business s as provided by the management of the Company

LTM = Latest Twelve Months

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger, and the availability of public information related to the transaction. The selected education services transactions indicated enterprise value to LTM revenue multiples ranging from 2.28x to 5.46x with a median of 4.60x, and enterprise value to LTM EBITDA multiples ranging from 9.5x to 13.5x with a median of 11.5x.

However, among the six comparable transactions Duff & Phelps deemed relevant to the Proposed Transaction and concluded in the M&A transactions analysis, most targets conduct business primarily in higher education industry, which is different from the Company and thus less influenced by the newly released policy. In this regard, the Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although it reviewed the selected M&A transactions analysis, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis after taking into account the above limitations.

Selected M&A Transaction Analysis
($ in millions)
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue		EV / EBITDA
2/3/2022	Wanwang Investment Limited	China Liberal Education Holdings Limited	$60	NA	NA	NA	NA		NA
12/14/2021	Guangdong Huashang Technical School	Guangzhou Zhiheng Education Consulting Co., Ltd	$24	$5	NA	NA	4.78	x	NA
12/8/2021	Sichuan Zhengzhuo Education Investment Company Limited	Sichuan Yunmao Education Management Company Limited; Chengdu Bomao Education Management Company Limited	$57	$17	NA	NA	3.39	x	NA
8/23/2021	CESUMAR – Centro de Ensino Superior de Maringá Ltda	Vitru Brasil Empreendimentos, Participações e Comércio S.A.	$650	$141	$48	34.1%	4.60	x	13.5	x
9/25/2020	Internationella Engelska Skolan i Sverige Holdings II AB (publ)	Paradigm Capital AG; Tuna Holding AB, etc	$797	$349	$84	23.9%	2.28	x	9.5	x
6/22/2020	Canadian International School Pte. Ltd.	China Maple Leaf Educational Systems Limited	$488	$85	NA	NA	5.76	x	NA

					Mean		4.16	x	11.5	x
					Median		4.60	x	11.5	x

Summary of Selected Public Companies / M&A Transactions Analyses

Duff& Phelps noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for the Company based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections titled “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis” above, respectively.

Summary of Financial Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB 500 million to RMB 590 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB 2,201.93 million to RMB 2,291.93 million by:

•	adding cash and cash equivalents of RMB 1,732.45 million;

•	subtracting other payables for PP&E of RMB 7.92 million;

•	subtracting loan due to related parties of RMB 6.28 million;

•	subtracting non-controlling interests of RMB 16.32 million; and

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$12.83 to US$13.36 as of the date of its fairness opinion.

Summary of Financial Analysis

Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were above the range of the per Share value and the per ADS value, respectively, indicated in its analyses.

Duff & Phelps’s opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’s services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$550,000, consisting of a nonrefundable retainer of US$200,000 payable upon engagement, US$170,000 payable upon Duff & Phelps’ delivery of its opinion to the Special Committee and US$180,000 payable within five business days after Duff & Phelps’ delivery of the Opinion to the Special Committee.

No portion of Duff & Phelps’s fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for all its reasonable out-of-pocket expense (including the fees and expenses of outside counsel) incurred in connection with the rendering of its opinion, not to exceed US$30,000.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements. During the two years preceding the date of its opinion, in matters unrelated to the Merger, Duff & Phelps has provided certain valuation services to the Company (or its affiliates) and received fees, expense reimbursement, and indemnification for such engagements.

Buyer Group’s Purposes of and Reasons for the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express their reasons for the Merger to the Company’s Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% of the Company, in a transaction in which the Shares (including Shares represented by ADSs but excluding the Excluded Shares) will be cancelled in exchange for US$0.894375 per Share or US$14.31 per ADS in cash, so Parent will bear the rewards and risks of the sole ownership of the Company after the Shares (including Shares represented by ADSs) are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow Rollover Securityholders, together with their affiliates, to increase their ownership percentage in the Company through indirect ownership in Parent, as further described in this proxy statement under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group.”

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering and these changes have increased the uncertainty and volatility inherent in the business model of the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings.

Changes in Regulatory Environment. On May 14, 2021, the PRC State Council promulgated the 2021 Implementation Rules for Private Education Laws (“the 2021 Rules”), which became effective on September 1, 2021. In July 2021, the General Office of the Chinese Communist Party and the General Office of the State Council of the People’s Republic of China published the Opinion on Further Easing the Workload and Burden of After-school Tutoring for Students in Compulsory Education (the “Opinion”). The 2021 Rules and the Opinion have had significant impacts on our enrolment plans, number of students, tuition, business operations, operations results, and our corporate structure. For further details, please refer to “Significant uncertainties exist in relation to the interpretation and implementation of, or proposed changes to, the PRC laws, regulations and policies regarding the private education industry. In particular, our compliance with the 2021 Implementation Rules for Private Education Laws has materially and adversely affected and may materially and adversely affect our business, financial condition, results of operations and prospect in the future”, “Based on the recent development of PRC law, there is significant uncertainty about the application and interpretation of the 2016 Private Education Law, the 2021 Implementation Rules for Private Education Laws and detailed implementation rules and regulations of 2016 Private Education Law and its Implementation Rules. We may be subject to significant limitations on our ability to engage in the private education business, acquire private schools, or receive payments from our affiliated entities and may otherwise be materially and adversely affected by changes in PRC laws and regulations” and “The tuition charged by our affiliated schools and student enrollment at these affiliated schools are subject to regulation by the Chinese government, and our revenue is highly dependent on the level of these fees and the number of students enrolled” of “Item 3. Key Information–D. Risk Factors” in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2021 filed with the SEC on November 12, 2021.

Changes in Business Environment. Continuing COVID-19 pandemic and government control may lead to economic recessions, which could have a significant, adverse impact on our business. For further details, please refer to “Item 3. Key Information–D. Risk Factors–We face risks related to health pandemics, natural disasters, or terrorist attacks in China” in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2021 filed with the SEC on November 12, 2021. With a high degree of uncertainty surrounding the future severity of COVID-19 and actions taken by the Chinese government, the impact on the China economy, the operation and enrolment of private schools, and the extent to which COVID-19 will continue to impact our businesses, sales and operating results will depend on future developments.

The private K-12 education sector in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. Some of our competitors, particularly public schools, have governmental support in forms of government subsidies and other payments or fee reductions. For further details, please refer to “Item 3. Key Information–D. Risk Factors–We face significant competition and we may fail to compete effectively” in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2021 filed with the SEC on November 12, 2021.

Responding to a rapidly changing regulatory environment and current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to Unaffiliated Security Holders’ concerns and to engage in an ongoing dialogue with Unaffiliated Security Holders can distract management’s time and attention from the effective operation and improvement of the business.

In light of the Buyer Group’s evaluation of the competitive landscape and the challenges faced by the Company as described above, including the pressure on the Company’s operating and financial performance as a result of the economic slowdown, ongoing regulatiory uncertainties regarding the education industry in China, and potential negative impact imposed by U.S. regulation for PRC based U.S. listed public companies, each member of the Buyer Group decided to undertake the Merger at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on the NASDAQ under the symbol “HLG.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for Shares will terminate.

Upon completion of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares, including any such Shares represented by ADSs), will represent the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including any such Shares represented by ADSs) (other than Dissenting Shares) will be cancelled for no consideration or distribution thereof and (b) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with such holders’ dissenters’ rights under the Cayman Islands Companies Act. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than the Rollover Securityholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, the Company’s shareholders and ADS holders, other than the Rollover Securityholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Rollover Securityholders, will not be exposed to the risk of loss in relation to their investment in the Company.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

If the Merger is completed, at the Effective Time, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time (except that, at the Effective Time, all references to the name “HE Merger Sub Limited.” shall be amended to “Hailiang Education Group Inc.”, all references to the authorized share capital will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, and the articles of association shall contain provisions that are no less favorable than the indemnification provisions as set out in the Merger Agreement). After the consummation of the Merger, the directors and officers of the Company immediately prior to the completion of the Merger will remain as the directors and officers of the Surviving Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Security Holders include the following:

•	The receipt by the Unaffiliated Security Holders of US$0.894375 per Share or US$14.31 per ADS in cash, representing a premium of approximately 25.0% and 3.6% to the closing price on December 22, 2021, the last full trading day prior to the Company’s announcement that it had received a going-private proposal, and December 16, 2021, one week prior to the announcement, respectively.

•	The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Security Holders include the following:

•	The receipt by the Unaffiliated Security Holders of US$0.894375 per Share or US$14.31 per ADS in cash, representing a discount of 42.2% to the closing price on November 23, 2021, one month prior to Company’s announcement that it had received a going-private proposal.

•	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any.

•	In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences.”

•	Since the Company became publicly listed in July 2015, the highest historical closing price of our ADSs (US$82.63 per ADS) exceeds the Per ADS Merger Consideration.

The primary benefits of the Merger to the Buyer Group include the following:

•	The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analyst to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•	The Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•	The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements. In fiscal year 2023, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $2,390,880 and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) independent directors' compensation and (iv) directors’ and officers’ liability insurance. Such cost savings will directly benefit the Buyer Group following the closing, and will be recurring in nature if and for so long as the Company remains private.

The primary detriments of the Merger to the Buyer Group include the following:

•	All of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by the Buyer Group.

•	The business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group.

•	An equity investment in the Surviving Company by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment.

•	Following the Merger, there will be no trading market for the Surviving Company’s equity securities.

The primary benefits of the Merger to the Company’s directors and executive officers include, without limitation, the following:

•	The continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions.

•	Indemnification and exculpation rights and rights to advancement of fees to be provided by the Surviving Company to former and current directors and officers of the Company

•	The compensation of members of the Special Committee in exchange for their services in such capacity at a rate of US$3,000 per month to each member of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for the Buyer Group before and after the Merger, based on the historical net book value and net earnings of the Company as of June 30, 2021 and for the fiscal year ended June 30, 2021. The indirect interest in the Company’s net book value and net earnings for the Buyer Group after the Merger also reflects a shareholding adjustment among the members of the Buyer Group after the Merger contemplated by the Buyer Group.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	US$’000%		US$’000%		US$’000%		US$’000%
Mr. Feng	-	-	-	-	-	-	-	-
Jet Victory	184,460	54.12%	19,706	54.12%	184,460	54.12%	19,706	54.12%
Brilliant One	83,300	24.44%	8,899	24.44%	83,300	24.44%	8,899	24.44%
Fame Best	14,860	4.36%	1,588	4.36%	14,860	4.36%	1,588	4.36%
Gain Success	14,860	4.36%	1,588	4.36%	14,860	4.36%	1,588	4.36%
Total	297,480	87.28%	31,781	87.28%	297,480	87.28%	31,781	87.28%

(1)	Ownership percentages are based on 412,450,256 Shares outstanding as of the date of this proxy statement.

Plans for the Company after the Merger

After the Effective Time, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on December 23, 2021 in response to the receipt of the proposal letter from Mr. Feng on December 23, 2021.

In light of (i) the Buyer Group’s beneficial ownership of approximately 360,000,000 ordinary shares (including ordinary shares represented by ADSs), representing 87.28% of the voting rights of the entire issued and outstanding Shares (as of the date of this proxy statement); and (ii) the fact that, since the announcement of the Proposed Transaction and prior to the entry into the Merger Agreement, no person other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

The Special Committee also took into account that, subject to compliance with the terms and conditions of the Merger Agreement, (i) prior to the receipt of the Shareholder Approval, the Board (upon recommendation of the Special Committee) is permitted to change its recommendation with respect to an alternative acquisition proposal that the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a superior proposal and (ii) prior to the receipt of the Shareholder Approval, the Company can terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such superior proposal, subject to the payment of a termination fee of US$1,500,000 as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or could reasonably be expected to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee and the Board also considered other alternatives available to the Company to enhance shareholder value, including remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 30, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Security Holders to enter into the Merger Agreement and pursue the consummation of the transactions contemplated thereto, including the Merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger Is Not Consummated

If the Merger Agreement is not authorized and approved by the shareholders or if the Merger is not completed for any other reason, the shareholders will not receive any payment for their Shares or ADSs in connection with the Merger . Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances in connection with the termination of the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee of US$1,500,000. For more details, please refer to the section entitled “The Merger Agreement—Termination Fee” beginning on page 106.

If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger (including payment of fees and expenses in connection with the Merger) will be approximately US$46.9 million (assuming no exercise of dissenters’ rights by holders of Shares (including Shares represented by ADSs)). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be contributed to Parent in exchange for newly issued ordinary shares of Parent and then be cancelled for no consideration pursuant to the Merger Agreement.

This amount includes (i) the cash to be paid to the Unaffiliated Security Holders, and (ii) the related costs and expenses, in connection with the Merger and related transactions. The Merger is expected to be funded by equity contributions contemplated by the Equity Commitment Letter, by and between Sponsor and Parent. Under the terms and subject to the conditions of the Equity Commitment Letter, Sponsor will contribute equity financing in an aggregate amount of US$46,910,197.70 to Parent. Such funds are to be used for the purpose of completing the Merger.

Support Agreement

Concurrently with the execution of the Merger Agreement, the Rollover Securityholders entered into the Support Agreement with Parent dated as of May 7, 2022, pursuant to which each Rollover Securityholder agreed, among other things, that such Rollover Securityholder will vote all of the Rollover Shares in favor of the authorization and approval of the Merger Agreement and the Transactions, including the Merger. In addition, each Rollover Securityholder agreed that, subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Merger Agreement, (i) such Rollover Securityholder will contribute all Rollover Shares owned directly or indirectly by it to Parent prior to the Closing, in exchange for a number of newly issued ordinary shares of Parent equal to its number of the Rollover Shares immediately prior to the Closing; and (ii) such Rollover Securityholder will have no right to receive any consideration as provided in the Merger Agreement in respect of the Rollover Shares.

Limited Guarantee

Concurrently with the execution and delivery of the Merger Agreement, the Sponsor executed and delivered a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which the Sponsor agreed to guarantee Parent’s payment obligations to pay the Company the Parent Termination Fee if and as required pursuant to the terms of the Merger Agreement, up to US$3,000,000.

Remedies

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.

In the event that Parent or Merger Sub fails to effect the Closing when required to under the Merger Agreement for any reason or no reason or they otherwise breach the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform thereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement, the Company’s termination of the Merger Agreement and receipt of the Parent Termination Fee and the guarantee of such obligations pursuant to the Limited Guarantee (subject to their terms, conditions and limitations) will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates or representatives against Parent, Merger Sub, the Sponsor or any of their respective affiliates or representatives for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform under the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise).

The Company’s right to obtain an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement shall be limited to enforcing Parent’s or Merger Sub’s obligation to cause the proposed equity investments set forth in the Equity Commitment Letter (the “Equity Financing”) to be funded at the Effective Time, and shall be subject to the satisfaction of each of the following conditions: (i) the satisfaction in full or waiver, if permissible, at or prior to the Closing, of each of the conditions to the parties’ obligations to complete the Merger (other than those conditions that by their terms are to be satisfied at the Closing but subject to their satisfaction or waiver prior to or at the Closing), and (ii) the Company having irrevocably confirmed in writing that if the Equity Financing is funded, then it would take such actions that are within its control to cause the consummation of the Transactions to occur, and (iii) the Equity Financing has not been funded and Parent and Merger Sub have not consummated the Merger.

While the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by the Merger Agreement and the payment of the Parent Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Parent Termination Fee (or any other money damages).

If the Company pays the Company Termination Fee pursuant to the terms of the Merger Agreement, then any such payment in full shall be the sole and exclusive remedy of any of Parent, Merger Sub, the Sponsor and their respective affiliates and representatives against any of the Company, its subsidiaries, shareholders of the Company or any of its subsidiaries and any of their respective affiliates and representatives for any loss or damage suffered relating to or arising out of the Merger Agreement, the Transactions or the failure of the Merger to be consummated.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Interests of the Buyer Group

As the result of the Merger, Parent will own 100% of the equity interests in the Surviving Company and the Buyer Group will own, through its equity interests in Parent, 100% of the equity interests in Surviving Company immediately following the completion of the Merger.

Because of Parent’s equity interests in the Surviving Company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company pursuant to the transactions contemplated by the Merger Agreement. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price will arise, or that dividends paid by the Surviving Company will be sufficient to recover its original investment pursuant to the Transactions.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Indemnification; Directors’ and Officers’ Insurance

As of the date of this proxy statement, none of our directors and executive officers holds any issued and outstanding Shares.

Pursuant to the Merger Agreement, it has been agreed that:

The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its current and former directors and officers as in effect at the Effective Time (“Indemnified Parties”) shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its subsidiaries shall (and Parent shall cause the Surviving Company and its subsidiaries to) cause the organizational documents of the Surviving Company and its subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to such indemnified parties as those contained in the Company’s and its subsidiaries’ organizational documents as in effect on the date of the Merger Agreement. From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable laws, its governing documents and applicable contract, each Indemnified Parties against any losses incurred in connection with any action arising out of such Indemnified Party’s service as a director or officer of the Company or any of its subsidiaries or services performed at the request of the Company or any of its subsidiaries.

The Special Committee

On December 23, 2021, the Board established a Special Committee of directors to consider the proposal from Mr. Feng and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of three independent directors: Mr. Ken He, Mr. Xiaohua Gu, and Mr. Xiaofeng Cheng. Mr. He has been appointed chairman of the Special Committee. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreements with the Company and the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of the transactions contemplated thereby and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate the members of the Special Committee in exchange for their service in such capacity at a rate of US$3,000 per month for each member of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).

Position with the Surviving Company

After completion of the Merger, Dr. Junwei Chen expects to continue to serve as the chairman of the board of directors and the chief executive officer of the Surviving Company. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

The Company has adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of significant related party transactions for the years ended June 30, 2020 and 2021, see “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the fiscal year ended June 30, 2021, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 119 for a description of how to obtain a copy of our annual report.

Related Party Transactions in the Fiscal Year Ended June 30, 2021 and the Six Months Ended December 31, 2021

Contractual arrangements with the Company’s affiliated entities and their shareholder

The Company has entered into a series of contractual arrangements with Hailiang Education Management Group Co., Ltd. (“Hailiang Management”) which controls and holds the Company’s affiliated schools, and the shareholders of Hailiang Management, Mr. Feng and Zhejiang Beize Group Co., Ltd. (“Beize Group”). Such contractual arrangements provide the Company with: (i) the power over Hailiang Management, (ii) the exposure or rights to variable returns from the Company’s involvement with Hailiang Management, and (iii) the ability to affect those returns through use of the Company’s power over Hailiang Management to affect the amount of the Company’s returns. Therefore, the Company controls Hailiang Management and its subsidiaries. For a description of these contractual arrangements, see “Item 4. Information on the Company—C. Organizational Structure” of the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2021, incorporated by reference into this proxy statement.

Loans to/from related parties

The Company’s ultimate controlling shareholder, Mr. Feng, owns or controls other non-educational service businesses that from time to time require short-term financing to support their business operations and working capital needs. After considering its cash on hand and forecasted cash flows to fund its operations, the Company provided financing to certain companies owned or controlled by Mr. Feng, during the periods presented.

On October 31, 2016, the Company provided a one-year-period interest-free loan in the amount of US$14.5 million (the “Leonit Loan”) to Leonit, a related party of the Company. On the same date, Hailiang Group Co., Ltd., a PRC corporation controlled by Mr. Feng and a related party of the Company (“Hailiang Group”), provided an interest-free loan in the amount of US$14.5 million (the “2016 Hailiang Loan”) to Zhejiang Hailiang Education Consulting and Services Co., Ltd., a wholly foreign-owned subsidiary of the Company incorporated in the PRC (“Hailiang Consulting”), due when the Leonit Loan is paid off.

On October 9, 2017, the Company and Leonit agreed to extend the due date of the Leonit Loan to October 30, 2018 with renewal option of both parties agree.

Similarly, on October 9, 2017, Hailiang Group and Hailiang Consulting agreed to extend the due date of the 2016 Hailiang Loan to October 30, 2018 with renewal option if both parties agree.

Separately, on December 5, 2017, Leonit provided an interest-free loan in the amount of US$1.15 million (the “2018 Leonit Loan”) to the Company, due on December 4, 2018 with renewal option if both parties agree. The loan of US$1.15 million was offset against the Leonit loan per the agreement between the Company and Leonit.

During the year ended June 30, 2019, Leonit repaid part of the Leonit Loan, amounting to US$1.82 million.

During the year ended June 30, 2020, Leonit repaid part of the Leonit Loan, amounting to US$1.70 million, while Hailiang Consulting repaid part of the 2016 Hailiang Loan, amounting to RMB32.1 million to Hailiang Group.

During the year ended June 30, 2021, Leonit repaid part of the Leonit Loan, amounting to US$3.20 million, while Hailiang Consulting repaid part of the 2016 Hailiang Loan, amounting to RMB22.0 million to Hailiang Group.

During the six months ended December 31, 2021, Leonit repaid the remaining part of the Leonit Loan, amounting to US$6.63 million, while Hailiang Consulting repaid the remaining part of the 2016 Hailiang Loan, amounting to RMB45.5 million to Hailiang Group.

During the year ended June 30, 2021, Jinhua Hailiang Foreign Language School and Feicheng Hailiang Foreign Language School borrowed loans amounted to RMB4,000 at an interest rate of 5.145% from Hailiang Investment. a related party controlled by Mr.Feng.

During the year ended June 30, 2021, Jinhua Hailiang Foreign Language School and Feicheng Hailiang Foreign Language School repaid of the loans amounted to RMB20,000 to Hailiang Education Investment Group Co., Ltd., a company incorporated in the PRC and controlled by Mr. Feng (“Hailiang Investment”). As of June 30, 2021, the loans and interests had been all repaid to Hailiang Investment.

Deposits

Starting from the 2014 fiscal year, the Company deposited a certain amount of cash with Hailiang Group Finance Co., Ltd., a related party and finance company owned by Hailiang Group (“Hailiang Finance”). Hailiang Finance may provide funds and financing to entities within the Hailiang Group.

As of June 30, 2021 and December 31, 2021, the Company had held cash at a related party finance entity of RMB 200.0 million and RMB135.1million (approximately US$21.2million), respectively. During the year ended June 30, 2021, net amount of RMB302.3 million were withdrawn with Hailiang Finance. During the six months ended December 31, 2021, net amount of RMB33.1 million (US$5.2 million) were placed with Hailiang Finance.

As of June 30, 2021 and December 31, 2021, the Company had term deposits which are held for the purpose of investment amounting to RMB1,898.2 million and RMB2,143.2 million (approximately US$336.3 million) placed at Hailiang Finance, respectively. During the year ended June 30, 2021, term deposits of RMB4.2 billion were placed with Hailiang Finance, and RMB3.2 billion matured. During the six months ended December 31, 2021, term deposits of RMB3.7 billion (US$573.9 million) were placed with Hailiang Finance, and RMB3.2 billion (US$496.7 million) matured.

The interest income from the deposits during the year ended June 30, 2021 and the six months ended December 31, 2021 amounted to RMB42.8 million and RMB29.9 million (approximately US$4.7 million), respectively.

Lease agreements with related parties

The Company leases school buildings and related facilities for campuses in Zhuji city from Hailiang Investment, a company controlled by the Company’s ultimate controlling shareholder, Mr. Feng.

On April 28, 2019, the Company and Hailiang Investment entered into a lease agreement. The term of the lease is for nineteen years since July 1, 2018 and the rental fee is subject to a 5% annual increase from fiscal year 2020 to 2022. The rental fee commencing from the fifth year is subject to further negotiation between the Company and Hailiang Investment.

The Company also leases some office spaces from Hangzhou Hailiang Real Estate Co., Ltd., a related party controlled by Mr. Feng (“Hailiang Real Estate”).

On September 6, 2019, the Company entered into a series of supplementary contracts with Hailiang Investment regarding the school buildings and the related facilities in three campuses in Zhuji, China from Hailiang Investment, pursuant to which, on September 12, 2019, the Company made lease prepayments of RMB525.0 million (VAT exclusive) regarding the school buildings and the related facilities in three campuses in Zhuji, China from Hailiang Investment for the remaining lease period until June 30, 2037.

In August, 2021, the Company and Ninghai Hailiang Education Technology Co., Ltd., a related party controlled by Hailiang Investment, entered into a lease agreement to lease school buildings and related facilities for campuses in Ninghai city. The term of the lease is for twelve years since September 1, 2021 and the rental fee is subject to a 5% annual increase. The Company purchased right-of-use assets of RMB44.9 million (approximately US$7.0 million) regarding the school buildings and the related facilities.

Regarding other lease contracts with Hailiang Investment, Hailiang Real Estate and Xiantao Tiancheng Education Investment Co., Ltd., a related party controlled by Hailiang Investment, the Company purchased right-of-use assets of RMB3.5 million respectively during the year ended June 30, 2021.

During the year ended June 30, 2021 and the six months ended December 31, 2021, the Company recognized interest expenses of RMB0.2 million and RMB0.8 million (approximately US$0.1million) on lease liabilities, respectively, and settled lease liabilities of RMB1.0 million and RMB0.1million (approximately US$0.02 million) relating to the lease contracts with Hailiang Investment and Hailiang Real Estate and Xiantao Tiancheng Education Investment Co., Ltd., respectively.

Leasehold improvement contracts

The Company entered into a series of leasehold improvement contracts with Heng Zhong Da Consruction Co., Ltd. (“Heng Zhong Da”) for the leasehold improvement of classroom buildings, dining halls and student dormitories of the Company’s affiliated schools.

The Company purchased leasehold improvement service of RMB68.1 million and RMB13.6 million (approximately US$2.1 million) from Heng Zhong Da during the year ended June 30, 2021 and the six months ended December 31, 2021, respectively.

The Company paid RMB70.4 million and RMB11.1 million (approximately US$1.7 million) to Heng Zhong Da during the year ended June 30, 2021 and the six months ended December 31, 2021, respectively.

Purchase of healthy food products and information service

The Company purchased healthy food products from Ming Kang Hui Ecological Agriculture Group Co., Ltd. and Zhuji Hailiang Food Co., Ltd., each a related party controlled by Mr. Feng, totally amounting to RMB111.8 million and RMB48.4 million (approximately US$7.6million) during the year ended June 30, 2021 and the six months ended December 31, 2021.

The Company received IT services, student’s physical examination services, travel services and other services from related parties controlled by Hailiang Group, amounting to RMB23.6 million and RMB6.9 million (approximately US$1.1 million) during the year ended June 30, 2021 and the six months ended December 31, 2021, respectively.

Sales of products and services

For the year ended June 30, 2021, the Company provided operation and management services to Hailiang Kindergarten, Zhuji Hailiang Jinshan Kindergarten and Tianma Kindergarten, which were controlled by Hailiang Group, and two other schools controlled by Hailiang Investment, including Xiantao No.1 Middle School and Xinchang Nanrui Experimental School. Operation and management service fees of RMB11.5 million (approximately US$1.8 million) were charged to the abovementioned schools for the 2021 fiscal year.

For the six months ended December 31, 2021, the Company provided operation and management services to Hailiang Kindergarten and Tianma Kindergarten, which were controlled by Hailiang Group.Operation and management service fees of RMB0.6 million (approximately US$0.1 million) were charged to the abovementioned schools during the six months ended December 31, 2021..

The Company provided property and logistics management services to Ming Kang Hui supermarkets located on the Company’s campuses. These supermarkets are operated by Zhejiang Ming Kang Hui Food Co., Ltd., controlled by Mr. Feng. The services the Company provided amounted to RMB 6.4 million and RMB4.6 million (approximately US$0.7million) during the year ended June 30, 2021 and the six months ended December 31, 2021.

The Company sold products and other services to its related parties, amounting to RMB 4.6 million and RMB20.5million (approximately US$3.2million) during the year ended June 30, 2021 and the six months ended December 31, 2021.

Acquisition of subsidiaries or affiliated entities from related parties

In July 15, 2020, the Company entered into a sponsorship transfer agreement with Hailiang Investment to acquire 100% sponsorship of Jinhua Hailiang Foreign Language School, with a total consideration of RMB34.0 million.

In April 2021, the Company acquired 100% equity interests in Feicheng Hailiang Education Investment Co., Ltd. (“Feicheng Education Investment”) from Hailiang Investment, for a total consideration of RMB 22.9 million.

Disposal of Mingyou Future

On October 9, 2021, the Group disposed Hailiang Mingyou Future (Zhejiang) Education Technology Co., Ltd, (“Mingyou Future”) and its subsidiaries to Hailiang Investment, a related party controlled by Mr. Feng, for a consideration of RMB6,534. The revenue proportion of Mingyou Future has been immaterial to the business, and the total revenue derived from Mingyou Future for each of the fiscal years ended June 30, 2019, 2020 and 2021 was less than 1%.

Contributed Capital

During the fiscal year 2021, the Company acquired 100% sponsorship of Jinhua Hailiang Foreign Language School and acquired 100% equity interests in Feicheng Education Investment from the Company’s affiliate, Hailiang Investment, for a total consideration of RMB34.0 million and RMB22.9 million, respectively. The assets and liabilities of Jinhua Hailiang Foreign Language School and Feicheng Education Investment was recognized with book value at the combination date. The consideration paid was adjusted to “contributed capital”, which amounted to RMB56.9 million.

Non-controlling shareholders of Zhenjiang Jianghe High School of Art made a contribution of RMB3.6 million through waiving liability during fiscal year 2021.

Employment Agreements

See “Item 6. Directors, Senior Management and Employees—C. Board Practices—Employment Agreements” of the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2021, incorporated by reference into this proxy statement.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees	580,000.00
Legal fees and expenses	842,983.63
Special Committee fees	99,000.00
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	205,691.54
Total	1,727,675.17

These fees and expenses will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the Transactions, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement—Termination Fee.”

Voting by the Rollover Securityholders at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Rollover Securityholders have agreed to vote all of their Rollover Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger at the extraordinary general meeting of the Company. As of the Share Record Date, we expect the Rollover Shares shall represent approximately 87.28% of the entire issued and outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

Upon completion of the Merger, the Company would cease to be a publicly traded company, and the Company expects to account for the Merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette. See “Merger Agreement—Conditions to the Merger” beginning on page 102 for additional information.

Dissenters’ Rights

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 of the Cayman Islands Companies Act is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights” on page 109).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Holdco or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The surrender by a U.S. Holder of Shares in exchange for cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” and “Controlled Foreign Corporation” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is more than one year at the Effective Time of the Merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “Special Factors—Material PRC Income Tax Consequences”), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against your U.S. tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Because the determination of whether a company is a passive foreign investment company (“PFIC”) is made annually after the end of each taxable year and the Company’s expectation as to its PFIC status is based on facts that may change, the Company cannot assure you that it will not be a PFIC for the current taxable year or any future taxable years.

In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election (a “Non-Electing U.S. Holder”), then the sum of (x) any gain recognized by a U.S. Holder on the disposition of a Share and (y) the amount of the Special Dividend received by such U.S. Holder with respect to such Share (“Excess Distribution”) generally would be allocated ratably to each day over such U.S. Holder’s holding period for the Share. Generally, the portion of Excess Distribution allocable to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year and the portion of Excess Distribution allocable to any prior taxable year in which we were a PFIC (a “Prior-Year PFIC Period”) would be subject to tax at the highest applicable marginal rate in effect for that year. Additionally, an interest charge at the rate applicable for underpayments of income taxes would be imposed on the resulting tax allocated to such Prior-Year PFIC Period.

If we were a PFIC in any year in which a U.S. Holder held ADSs or Shares and certain conditions relating to the regular trading of the Company’s ADSs were met, a U.S. Holder of ADSs may have been able to make a so-called “mark-to-market” election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the net amount of previously included income as a result of the mark-to-market election, if any).

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with its U.S. federal income tax return for the U.S. Holder’s taxable year in which the Merger occurs. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Controlled Foreign Corporation

The U.S. tax reform act of December 2017 (the “2017 Act”) may have changed the consequences to U.S. shareholders that own, or are considered to own as a result of certain stock ownership attribution rules, 10% or more of the voting power or value of the stock of a non-U.S. corporation (a “10% U.S. Shareholder”) under the U.S. Federal income tax law applicable to owners of U.S. controlled foreign corporations (“CFCs”). Prior to the 2017 Act, we did not believe we, or any of our non-U.S. subsidiaries, were CFCs, based on our 10% U.S. Shareholders (if any) together owning less than 50% of our ordinary shares. The 2017 Act repealed Internal Revenue Code Section 958(b)(4), which, unless clarified in future regulations or other guidance, may result in our classification (or the classification of certain of our non-U.S. subsidiaries) as CFCs. This classification could cause significant and adverse U.S. tax consequences for our existing 10% U.S. Shareholders (if any). Therefore, 10% U.S. Shareholders (if any) are strongly urged to consult with their tax advisors regarding the tax consequences of the Merger in light of the 2017 Act revisions to the U.S. Federal income tax law applicable to owners of CFCs.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and demonstrates this fact by providing a taxpayer identification number and a properly completed IRS Form W-9 certifying that the U.S. Holder is not subject to backup withholding under the Code. Such backup withholding tax is currently imposed at the rate of 24%. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the U.S. Holder timely and properly reports the amount of the backup withholding on such U.S. Holder’s tax return. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Consequences to the Company

For U.S. federal income tax purposes, no gain or loss is expected to be recognized by the Company as a result of the Merger.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, and was last amended on December 29, 2018, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, and as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015 and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation of PRC, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, the party responsible to withhold such income tax may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing 16 ordinary shares, on the NASDAQ under the symbol “HLG” for each quarter during the past two years:

	Sales Price Per ADS (in US$)
Quarterly:	High	Low
2020
First quarter	75.38	32.11
Second quarter	57.06	38.99
Third quarter	53.83	40.03
Fourth quarter	66.22	49.70
2021
First quarter	66.05	55.15
Second quarter	55.18	38.63
Third quarter	42.65	32.20
Fourth quarter	31.86	11.25
2022
First quarter	14.20	10.22
Second quarter	15.12	11.55
Third quarter (through August 10, 2022)	14.00	12.90

The Per ADS Merger Consideration implies an approximate 25.0% premium over the Company’s closing price of US$11.45 per ADS on December 22, 2021, the last full trading day prior to the Company’s public announcement that it had received a going-private proposal, a 3.6 % premium over the Company’s closing price of US$13.81 per ADS on December 16, 2021, one week prior to the public announcement and a 42.2% discount over the Company’s closing price of US$24.75 per ADS on November 23, 2021, one month prior to the public announcement. On August 10, 2022, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of ADSs were both US$13.39. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company has never paid any dividends and does not plan to declare and pay any dividends on its shares or ADSs in the near future. The Company intends to retain its available funds and any future earnings to operate and expand its business.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

The Company is a holding company incorporated as an exempted company with limited liability in the Cayman Islands and substantially all of the Company’s operations are conducted through its PRC subsidiaries, its variable interest entities, and the subsidiaries of the variable interest entities. The Company relies principally on dividends from its subsidiaries in China to fund its payment of dividends, if any, to its shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, enterprises registered in China are required to allocate at least 10% of its after-tax profit based on PRC accounting standards to its statutory general reserves each year until the accumulative amount of the reserves reaches 50% of its registered capital.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on September 15, 2022 at 10:00 a.m. (Beijing time) at Hailiang Education Park, No.199, the West 3rd Ring Road, Zhuji City, Shaoxing City, Zhejiang, People's Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of May 7, 2022 (as amended and restated from time to time, the “Merger Agreement”), among the Company, Hailiang Education International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and HE Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such Merger Agreement being in the form attached as Annex A to this proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to this proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent (the “Merger”), including the amendment and restatement of the existing memorandum and articles of association of the Company by replacing them in their entirety with the amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger at the effective time of the Merger, and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), be and are hereby authorized and approved;

THAT each of the directors of the Company be and is hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

●	as ordinary resolutions:

THAT Mr. Junwei Chen be re-elected as a director of the Company to hold office until the effective time of the Merger;

THAT Mr. Cuiwei Ye be re-elected as a director of the Company to hold office until the effective time of the Merger;

THAT Mr. Ken He be re-elected as a director of the Company to hold office until the effective time of the Merger;

THAT Mr. Xiaofeng Cheng be re-elected as a director of the Company to hold office until the effective time of the Merger;

THAT Mr. Xiaohua Gu be re-elected as a director of the Company to hold office until the effective time of the Merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is completed, each issued and outstanding Share and ADS, other than the Excluded Shares (including any such Shares represented by ADSs), will represent the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares (other than Dissenting Shares) and ADSs representing the Excluded Shares (other than Dissenting Shares) will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of a Share as determined under the Cayman Islands Companies Act.

In addition to the foregoing, at the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted in accordance with the Plan of Merger and the Cayman Islands Companies Act into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee, unanimously:

•	determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is advisable, fair to and in the best interests of the Company and its shareholders (other than Mr. Feng and the Rollover Securityholders) and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	declared advisable, authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger; and

•	resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger be submitted to the shareholders of the Company for authorization and approval in accordance with the Cayman Islands Companies Act.

Additionally, the Board unanimously resolved to recommend the approval and authorization of the Re-election of Directors to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the proposals to re-elect directors be submitted to the shareholders of the Company for authorization and approval in accordance with the articles of association of the Company.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is September 13, 2022 at 10 a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on September 8, 2022 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each outstanding Share on the Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be 412,450,256 Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. Two shareholders entitled to vote and present in person or by proxy or (in the case a shareholder being a corporation) by its duly authorized corporate representative representing not less than one-third in nominal value of the total issued voting Shares in the Company throughout the extraordinary general meeting will constitute a quorum for all purposes. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Islands Companies Act and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, in the case of such shareholders as are corporations, by their respective duly authorized representative or, by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

Under the Company’s articles of association currently in effect, the proposals to re-elect directors must be approved by ordinary resolutions of the Company’s shareholders, which requires an affirmative vote of shareholders representing not less than a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, in the case of such shareholders as are corporations, by their respective duly authorized representative or, by proxy as a single class at the extraordinary general meeting.

As of the date of this proxy statement, there are 412,450,256 Shares issued and outstanding (including any such Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.” We expect that, as of the Share Record Date, there will be 412,450,256 Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.”

As of the date of this proxy statement, the Rollover Securityholders own 360,000,000 Shares in total, which represents approximately 87.28% of the voting power of the entire issued and outstanding share capital of the Company. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 114 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Given the Rollover Securityholders’ ownership as described above and assuming their compliance with their voting undertaking under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, the special resolutions to be proposed at the extraordinary general meeting can be approved by the Rollover Securityholders.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each Share carries one vote.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10 a.m. on September 13, 2022 (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact the Company by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) on September 8, 2022. The ADS Depositary will endeavor (or will endeavor to cause the vote of), in so far as practicable, to vote or cause to be voted (in person or by proxy) the Shares represented by ADSs in accordance with voting instructions timely received (or deemed received) from holders of ADSs. The ADS Depositary has advised us that, pursuant to Section 4.8 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Shares underlying such holder’s ADSs pursuant to the Deposit Agreement and such Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you hold ADSs you may vote directly at the extraordinary general meeting if you surrender your ADSs for cancellation and become a holder of Shares prior to the close of business in the Cayman Islands on the Share Record Date. Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to to such time. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on August 26, 2022 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or (ii) did not hold the ADSs as of the ADS Record Date. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company (by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com) to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 Registration Statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint another shareholder, a third party or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are validly put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote as he sees fit.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the shareholder in the proxy card. If a shareholder returns a properly signed proxy card appointing the chairman of the extraordinary general meeting as their proxy, but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted by the chairman of the extraordinary general meeting FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposals to re-elect directors, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting. If the shareholder appoints a person other than the chairman of the meeting as proxy, the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “The Extraordinary General Meeting—Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from holders of ADSs which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary has advised the Company that it will not itself vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs and such Shares will not be voted.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to the Company at Hailiang Education Group Inc., Level 28, Hailiang Building, No. 1508 Binsheng road, Binjiang District, Hangzhou City, Zhejiang 310051, People’s Republic of China, Attention: Mr. Litao Qiu.

•	Second, a registered shareholder can complete, date and submit to the Company a new proxy card bearing a later date than the proxy card sought to be revoked no later than 10 a.m. (Beijing time) on September 13, 2022, which is the deadline for shareholders to lodge proxy cards.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on September 8, 2022. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can change its voting instructions by phone or online or complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked, no later than 10:00 a.m.(New York City time) on September 8, 2022, which is the deadline to submit your voting instructions.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 of the Cayman Islands Companies Act is attached as Annex D to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT NO VOTING INSTRUCTIONS HAVE BEEN OR WILL BE GIVEN AS TO THEIR ADSs BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON SEPTEMBER 8, 2022, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact the Company by telephone at +86 (571) 5812 1974 or by email at ir@hailiangeducation.com. ADS holders who have questions may also contact the ADS Depositary using its contact details provided on the ADS voting instruction card. ADS holders who hold ADSs indirectly via a bank, broker, financial institution or administrator should contact such person through which such ADSs are held.

Solicitation of Proxies

We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this Proxy Statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 119.

Structure and Consummation of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company. The closing of the Merger will occur on a business day that is no later than the 5th business day following the satisfaction or waiver of all conditions to the Merger or such other time as the parties to the Merger Agreement shall agree to in writing. On the closing date of the Merger, Merger Sub and the Company will execute and file the Plan of Merger and other related documents with the Cayman Registrar as required by the Cayman Islands Companies Act. The Merger will become effective on the date specified in the Plan of Merger.

We expect that the Merger will be consummated during the third quarter of 2022, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, will be the memorandum and articles of association of the Surviving Company, until thereafter amended as provided by law and such memorandum and articles of association, except that, at the Effective Time, (a) all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to “Hailiang Education Group Inc.”, (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized capital of the Surviving Company as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as of the date of the Merger Agreement.

The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company upon the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company upon the Effective Time until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

At the Effective Time, (a) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be cancelled in exchange for the right to receive $0.894375 in cash per Share without interest, (b) each ADS, each representing 16 Shares, issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with the underlying Share represented by such ADS, will be cancelled in exchange for the right to receive from the Company $14.31 in cash per ADS without interest pursuant to the terms and conditions set forth in the Merger Agreement and the Deposit Agreement, (c) each Excluded Share (other than Dissenting Shares), and each ADS representing Excluded Shares, issued and outstanding immediately prior to the Effective Time, will automatically be cancelled and cease to exist, without payment of any consideration or distribution therefor, and (d) each Dissenting Share will be automatically cancelled and cease to exist, and will carry no rights other than the right to receive the payment of the fair value of such Dissenting Shares as determined in accordance with the Cayman Islands Companies Act.

At the Effective Time, each ordinary share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such ordinary shares of the Surviving Company will constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

Exchange Procedures

Prior to the Effective Time, Parent shall select and appoint a paying agent for all payments of merger consideration. At or prior to the Effective Time, or in the case of payments of merger consideration to Dissenting Shareholders who have failed to exercise or who effectively have withdrawn or lost their dissenter rights, when ascertained pursuant to the terms of the Merger Agreement, Parent shall deposit, or cause to be deposited, with the paying agent, for the benefit of the holders of Shares (other than Excluded Shares) and ADSs (other than ADSs representing Excluded Shares), cash in immediately available funds in an amount sufficient to pay the merger consideration (such cash, the “Exchange Fund”).

Promptly following the Effective Time, the Surviving Company will cause the paying agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration (excluding Excluded Shares): (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of the share certificates). Each registered holder of Shares which are represented by a share certificate, subject to the surrender of such share certificate (or delivery of an affidavit and indemnity of loss in lieu of the Share Certificate) for cancellation and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Shares represented by book entry, will be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares (excluding Excluded Shares). Any Share Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the cancellation of any Shares or the surrender or transfer of any share certificates.

Prior to the Effective Time, Parent and the Company will establish procedures with the paying agent and the ADS Depositary to ensure that (A) the paying agent will transmit to the ADS Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the Per ADS Merger Consideration payable in respect of the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs and the underlying Shares representing Excluded Shares), and (B) the ADS Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. The ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with (i) the cancellation of their ADSs (and the underlying Shares) and (ii) the distribution of the Per ADS Merger Consideration to ADS holders, including ADS cancellation fees. No interest will be paid or will accrue on the cash payable upon the cancellation of any ADSs or the underlying Shares represented by such ADSs.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and qualification or license to carry on the Company’s business, and compliance with the Company’s memorandum and articles of association;

•	the Company’s capitalization, the absence of options or other rights, agreements (other than disclosed in the Merger Agreement), to which the Company or any of its subsidiaries is a party, restricting the transfer of, relating to the voting of, or requiring the sale of Shares or any other share capital of, or other equity interests in the Company and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company, and the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the transactions contemplated thereby (the “Transactions”), including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders, and the Board’s authorization and approval, and recommending to the shareholders of the Company the authorization and approval, of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the absence of (a) any conflict with the governing documents of the Company or any of its subsidiaries; (b) required filing or obtaining of any governmental or regulatory consents and approvals by the Company or any of its subsidiaries; (c) required consent or waiver under, any modification, violation or breach of, or default under, any of the terms, conditions or provisions of any contract; (d) creation or imposition of any lien on any asset of the Company or any of its subsidiaries; (e) violation of any applicable laws or judicial orders by the Company, any of its subsidiaries, or any of their respective properties, assets or operations, in each case as a result of the execution, delivery and performance of the Merger Agreement by the Company, except, with respect to clauses (b), (c), (d) and (e), for such that would not have a Material Adverse Effect (as defined below in this section of the proxy statement);

•	compliance with applicable laws and licenses, except for any non-compliance that would not have a Material Adverse Effect, and no bribery or other improper payment to government officials since January 1, 2020;

•	the Company’s SEC filings since January 1, 2020 and the financial statements included or incorporated by reference in such SEC filings; the absence of SEC review and unresolved SEC comments, inquiry and information request;

•	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of material undisclosed liabilities;

•	the absence of Material Adverse Effect since June 30, 2021;

•	employee benefit and compensation plans;

•	labor and employment matters;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	the absence of any legal proceedings and governmental orders against the Company or any of its subsidiaries, which would have a Material Adverse Effect;

•	environmental matters;

•	intellectual property;

•	taxes;

•	insurance;

•	properties;

•	interested party transactions;

•	the absence of any broker’s or finder’s fees, other than with respect to the financial advisors to the Special Committee;

•	absence of anti-takeover (or “poison pill”) provisions in the organizational documents of the Company;

•	the validity of all approvals of, and filings and registrations and other requisite formalities with, governmental entities in the PRC required to be made by the Company or its PRC subsidiaries; no violation of applicable laws as a result of any filings and registrations with governmental entities in the PRC required to be made by the Company or its PRC subsidiaries; the enforceability of the variable interest entity (“VIE”) agreements; no violation of constitutive documents and applicable laws and no conflict with any judicial order or agreement as a result of the execution, delivery and performance by the Company’s PRC subsidiaries of their obligations under VIE contracts; compliance with any applicable PRC laws when describing ownership structures in SEC documents; the absence of legal proceedings that challenge the validity or enforceability of VIE contracts and VIE structure or ownership structure, or claim any ownership or equity interest in VIE, except, in each case, for such that would not have a Material Adverse Effect (as defined below in this section of the proxy statement); and

•	the absence of any other representations and warranties by the Company to the Parent or Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any fact, event, circumstance, development, condition, change, occurrence or effect (any such item, an “Effect”) that has or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on (i) the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations hereunder and consummate the transactions contemplated by the Merger Agreement prior to the End Date (as the same may be extended in accordance with the Merger Agreement) in accordance with its terms provided, however, that no Effect arising from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A)            changes affecting generally the financial, credit or securities markets in the U.S., the PRC or any other country or region in which the Company or any of its Subsidiaries has business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings;

(B)            changes in IFRS or any interpretation thereof, regulatory accounting requirements or changes in Laws that are applicable to the Company or any Company Subsidiary, in each case after the date hereof;

(C)            changes that are the result of factors generally affecting the principal industries or markets in which the Company and the Company Subsidiaries operate;

(D)            the negotiation, execution or announcement of the Merger Agreement and the transactions contemplated thereby (including the Merger), including any Transaction Litigation (as defined in the Merger Agreement) arising therefrom and any adverse change in relationships with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of Parent or the Rollover Securityholders;

(E)            any change in the price of the ADSs or trading volume as quoted on NASDAQ (it being understood that the underlying facts or circumstances contributing to such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(F)            any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters, epidemics, pandemics (including COVID-19);

(G)            the failure by the Company or any Company Subsidiary to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying facts or circumstances contributing to such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or

(H)            actions or omissions of the Company or any of its Subsidiaries taken (x) as required by the Merger Agreement, or (y) with the written consent or request of Parent or Merger Sub;

provided that Effects set forth in clauses (A), (B)and (C) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and the Company Subsidiaries conduct their business.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence, good standing and qualification or license to carry on their respective business;

•	the capitalization of Merger Sub and Parent’s ownership of Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;

•	the absence of (a) any conflict with the governing documents of Parent or Merger Sub; (b) required filing or obtaining of any governmental or regulatory consents or approvals by Parent or Merger Sub; (c) any modification, violation or breach of, or default under, any of the terms, conditions or provisions of any contract; (d) violation of any applicable laws or judicial orders by Parent or Merger Sub, or any of their respective properties, assets or operations, in each case as a result of the execution, delivery and performance of the Merger Agreement by Parent or Merger Sub, except, with respect to clauses (b), (c) or (d), for such that would not prevent the consummation of the Transactions;

•	the absence of legal proceedings and governmental orders against Parent or Merger Sub that would reasonably be expected to prevent or materially impair or delay the consummation of the Merger;

•	the delivery of the Equity Commitment Letters and enforceability of such financing documents;

•	the absence of any broker’s, finder’s or financial advisor’s fees;

•	the Limited Guarantees being in full force and effect and the absence of any breach or default thereunder;

•	sufficiency of funds to pay the merger consideration and any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated by the Merger Agreement and all related fees and expenses associated therewith and the absence of any contractual conditions other than those contained in the Equity Commitment Letters;

•	Parent’s, Merger Sub’s and Rollover Shareholders’ ownership of the Shares, ADSs, the Company Options or Company RSU Awards;

•	the absence of undisclosed agreements, arrangements or understandings between Parent, Merger Sub, the Rollover Shareholders, the Sponsors, or any of their respective affiliates (excluding the Company and its subsidiaries), on the one hand, and any directors, officers, employees or shareholders of the Company or any subsidiary of the Company in their capacities as such, on the other hand, in each case relating to the Transactions; and

•	non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries; and

•	the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing

Except as expressly contemplated by the Merger Agreement, as required by applicable laws, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, the Company will and will cause its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, and (ii) use its commercially reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve its business organization, and maintain its existing relations and goodwill of the Company and each of its subsidiaries with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations. Without limiting the foregoing, unless otherwise expressly permitted by the Merger Agreement, as required by applicable law, as deemed necessary by the Company in good faith (after prior consultation with Parent) to preserve the viability of the business directly in response to pandemic conditions related to the coronavirus disease (COVID-19) or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its subsidiaries to, between the date of the Merger Agreement and the Effective Time, directly or indirectly, take any of the following actions:

•	amend or otherwise change the Company’s memorandum and articles of association or equivalent organizational documents of the Company’s subsidiaries;

•	issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of any class or series of its share capital or other equity interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its share capital or other equity interests;

•	declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its share capital (other than dividends paid by a subsidiary of the Company to the Company or to any other subsidiary of the Company wholly-owned by Company), or enter into any agreement with respect to the voting of its share capital;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its share capital or other equity interests, or securities convertible or exchangeable into or exercisable for any of its share capital or other equity interests, except pursuant to the exercise or settlement of employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

•	acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $100,000 in any transaction or series of related transactions;

•	redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness or issue any debt securities or other contracts evidencing indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness, except for (A) indebtedness incurred under the Company’s or any its subsidiary’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness, (B) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount not in excess of $100,000 for all such indebtedness by the Company and its subsidiaries in the aggregate and (C) indebtedness owed by any wholly-owned subsidiary to the Company or any other wholly-owned subsidiary; provided that any indebtedness incurred or otherwise acquired, or modified, or assumed under this provision shall be subject to prepayment without penalty at any time;

•	grant any lien on any of its assets, other than liens granted in connection with any indebtedness permitted under the above provision or permitted liens (pursuant to the Merger Agreement) or liens that would not have a Company Material Adverse Effect);

•	sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any of its subsidiaries having a current value in excess of $200,000 in the aggregate;

•	sell, transfer, assign, license, grant any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse, permit to be subject to any Lien, or fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), any Company Intellectual Property, or disclose to any Person any confidential information (except for disclosure of confidential information in the ordinary course of business consistent with past practice and pursuant to appropriate confidentiality agreements, and non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice);

•	authorize, or make any commitment with respect to, any single capital expenditure in excess of $100,000 or capital expenditures for the Company and its subsidiaries in excess of $200,000 in the aggregate;

•	enter into any new line of business outside of its existing business segments;

•	(A) grant or announce any stock option, equity, equity-linked or incentive awards, (B) subject to the Merger Agreement, grant or announce any increase in the salaries, bonuses or other compensation and benefits payable by the Company or its subsidiaries to any of the employees, officers, directors, shareholders or other service providers of the Company or its subsidiaries having a total annual base salary and incentive compensation opportunity in excess of $80,000, (C) hire (or enter into any employment or other compensatory agreements with) any employees or independent contractors having a total annual base salary and incentive compensation opportunity in excess of $80,000, (D) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan, or (E) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or benefit arrangement or any collective bargaining agreement;

•	communicate with employees of the Company or its subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

•	except as may be required by International Financial Reporting Standards, as promulgated by the International Accounting Standards Board, or as a result of a change in law, make any change in accounting principles, policies, practices, procedures or methods;

•	change any method of material tax accounting, make or change any material tax election, adopt or change any material accounting method, file any amended material tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax, surrender any right to claim a material tax refund, fail to pay any material taxes as they become due and payable, or take any other similar action relating to the filing of any material tax return or the payment of any material tax;

•	settle, release, waive or compromise any pending or threatened Action of or against the Company or its subsidiaries (A) for an amount in excess of $100,000 in the aggregate, (B) entailing the incurrence of (x) any obligation or liability of the Company or its subsidiaries in excess of such amount, or (y) obligations that would impose any material restrictions on the business or operations of the Company or its subsidiaries, (C) involving the admission of any wrongdoing by the Company or its subsidiaries; or (D) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or its subsidiaries relating to the transactions contemplated by the Merger Agreement;

•	(A) enter into (other than extensions at the end of a term in the ordinary course of business), terminate or materially amend or modify any material contract, VIE Contract or contract that, if in effect on the date hereof, would have been a Company Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or its subsidiaries or liability or obligation owing to the Company or its subsidiaries under any material contract or VIE Contract;

•	fail to maintain in full force and effect material insurance policies covering the Company or its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its subsidiaries (other than the Merger or any merger or consolidation among wholly-owned subsidiaries of the Company);

•	take any action which would result in any of the closing conditions to the Merger not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger prior to the End Date; or

•	commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

Nothing contained in the Merger Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its respective subsidiaries’ respective operations.

Shareholder Meeting

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, the Company will (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholder meeting (the “Record Date”); and in the event that the date of the shareholder meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new Record Date for the shareholder meeting, as so adjourned or delayed, (ii) mail or cause to be mailed this proxy statement to the holders of Shares (and concurrently furnish this proxy statement under form 6-K), as of the Record Date, for the purpose of voting upon the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby and (iii) instruct the ADS Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), and (B) provide all proxy solicitation materials to all Record ADS Holders.

As soon as practicable but in any event no later than forty-five (45) days after the date of mailing this proxy statement, the Company shall hold the shareholder meeting. Subject to certain agreed exceptions, the Company’s board of directors will recommend to holders of the Shares that they authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, and will include such recommendation in this proxy statement and the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby and shall take all other action necessary or advisable to secure the Shareholder Approval.

The Company may recommend the adjournment of the shareholder meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the shareholder meeting, (ii) as otherwise required by applicable laws or (iii) if as of the time for which the shareholder meeting is scheduled as set forth in this proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholder meeting. If the shareholder meeting is adjourned, the Company will convene and hold the shareholder meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the shareholder meeting to a date that is less than five (5) business days prior to the End Date.

No Solicitation of Transactions; Change of Recommendation

Subject to the below paragraph, the Company shall and shall cause each of its subsidiaries and their respective representatives acting in such capacity (i) to immediately cease all discussions and negotiations currently underway with any Persons that may be ongoing with respect to an Acquisition Proposal (as defined below), effective on and from the date hereof and request any such Person in possession of non-public information heretofore furnished to such Person by or on behalf of the Company and Company Subsidiaries in connection with such ongoing discussions with respect to an Acquisition Proposal to return to the Company or destroy such non-public information, and (ii) from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, not, directly or indirectly, (A) initiate, solicit, propose, knowingly encourage (including by providing non-public information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any non-public information or data concerning the Company or its subsidiaries to any Person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the Person receiving such information could use such information for purposes of evaluating or developing an Acquisition Proposal, (C) grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover Law, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal, (D) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or that conflicts with or is inconsistent with the Merger Agreement or requires the Company to abandon the Merger Agreement or the Merger, or (E) resolve, propose, agree or publicly announce an intention to do any of the foregoing.

Notwithstanding the foregoing, if, at any time on or after the date of the Merger Agreement and prior to obtaining the shareholder approval, the Special Committee may directly or indirectly through the Company, its subsidiaries and the Company representatives, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Merger Agreement: (i) contact the Person or group of Persons who has made such Acquisition Proposal solely to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal (as defined below), (ii) provide information (including any non-public information or data concerning the Company or any of the Company Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within 48 hours provided to Parent); provided that the Company shall concurrently make available to Parent any non-public information concerning the Company and its subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its representatives; and/or (iii) engage or participate through the Special Committee in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal; provided, that prior to taking any action described above, the Company’s Board (upon recommendation of the Special Committee) has (i) determined in good faith (after consultation by the Special Committee with its independent nationally recognized financial advisor and outside legal counsel) that (A) such Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable Law, and (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person prior to taking any such action.

Generally, neither the Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to its shareholders that the shareholder approval be given or fail to include the Board recommendation in this proxy statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Board recommendation, or take any other action or make any other public statement in connection with the shareholder meeting inconsistent with the Board recommendation, (iii) make any recommendation or public statement in favor of a competing proposal that is a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a temporary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Board has received and is evaluating a competing proposal, (iv) fail to publicly recommend against any competing proposal, or fail to publicly reaffirm the Board recommendation, in each case within ten (10) business days following a competing proposal that has been publicly announced (or such fewer number of days as remains prior to the shareholder meeting, as it may be adjourned), or (v) adopt, approve or recommend, publicly propose to approve or recommend, a competing proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other contract with respect to a competing proposal (any of the foregoing actions, an “Adverse Recommendation Change”).

However, under certain circumstances prior to the time the shareholder approval is obtained, the Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a competing proposal, if prior to taking such action, the Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, (x) that failure to make an Adverse Recommendation Change would or would be reasonably expected to violate the directors’ fiduciary duties under applicable laws, and (y) that such competing proposal constitutes a Superior Proposal (as defined below), after giving effect to all of the adjustments which may be offered by Parent pursuant to the following provisos; provided, that, prior to making that Adverse Recommendation Change, the Company shall have notified Parent of its intention to do so and given Parent an opportunity to propose revisions to the terms of the Merger Agreement so as to cause such Superior Proposal to no longer constitute a Superior Proposal.

The Company shall notify Parent promptly (and, in any event, within 24 hours) if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Board (upon the recommendation of the Special Committee) or any Company representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis (at least every Business Day), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

“Acquisition Proposal” shall mean any proposal or offer by any Person (other than Guarantor, Parent and Merger Sub) or “group,” within the meaning of Section 13(d) of the Exchange Act, with respect to any transaction or a series of related transactions relating to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value), (ii) any merger, consolidation, business combination, amalgamation, scheme of arrangement, reorganization, share exchange, sale, lease, license, exchange, transfer or other disposition of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Person acquiring assets or business of the Company (including share capital of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Person, directly or indirectly, of any Equity Interest in any entity that would result in such Person holding assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning directly or indirectly twenty percent (20%) or more of the outstanding Company Shares, including Company Shares represented by ADSs (by vote or by value), and any other voting securities of the Company, or (v) any combination of the foregoing if the sum of the percentage of assets or Company Shares involved is 20% or more, in each case other than the Merger

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a Person and which the Board (upon recommendation of the Special Committee) determines in good faith that, if consummated in accordance with its terms, would result in a transaction more favorable to the shareholders of the Company from a financial point of view than the transactions provided for in the Merger Agreement after (i) consultation by the Special Committee with its independent internationally recognized financial advisor and outside legal counsel and (ii) taking into consideration, among other things, all of the terms, conditions and all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the Person or group making the Acquisition Proposal, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances); provided that for the purposes of the definition of “Superior Proposal”, references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; provided further that no offer or proposal shall be deemed to be a “Superior Proposal” if (A) any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder, or (B) the consummation of the transactions contemplated by such offer or proposal is conditioned upon obtaining any consent or approval of a governmental entity or other third party that is not required pursuant to the Merger Agreement as a condition to the Closing.

Indemnification; Directors’ and Officers’ Insurance

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the Parties shall reasonably cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts, and the Company shall cause the its subsidiaries to use reasonable best efforts, to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its respective part under the Merger Agreement and applicable laws to cause the closing conditions set forth in the Merger Agreement to be satisfied and to consummate and make effective the Merger and the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits and orders necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement. Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any third party and/or any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement. Subject to applicable laws and the instructions of any governmental entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any of its subsidiaries or representatives, as the case may be, from any third party and/or any governmental entity with respect to the Merger and the other transactions contemplated by the Merger Agreement.

Certain Additional Covenants

The Merger Agreement contains additional agreements relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	access by Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

•	Parent and Merger Sub’s financing;

•	notice of certain events;

•	publicity and press releases with respect to the Merger and the Merger Agreement;

•	resignations of the members of the Board;

•	delisting and deregistration of the Shares;

•	elimination or minimization of the effects of certain takeover statutes;

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the transactions contemplated thereby; and

•	management agreements and arrangements.

Conditions to the Merger

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver of the following conditions:

•	the Shareholder Approval shall have been obtained; and

•	no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of enjoining, restraining, prohibiting or making the Merger illegal.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing, subject to certain qualifications;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

•	since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (as defined below); and

•	the Company having delivered to Parent a certificate signed by an executive officer of the Company confirming the above conditions have been satisfied.

The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing, subject to certain qualifications;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the Closing; and

•	the Company having received a certificate signed by an executive officer of Parent confirming the above conditions have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company; or

•	by either Parent or the Company (provided that, in the case of the Company it has not breached its non-solicitation obligations under the Merger Agreement), provided that this termination right is not available to a party if the failure to consummate the Merger by such date was primarily caused by such party’s breach of the Merger Agreement, if:

o	the Merger is not consummated by 11:59 p.m., Hong Kong time, on November 7, 2022 (the “End Date”);

o	any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order that has or would have the effect of enjoining the transactions contemplated by the Merger Agreement, which shall have become final and non-appealable, or there is any law that makes the consummation of the Merger illegal or prohibited; or

o	the Merger Agreement is not approved by Shareholder Approval at the extraordinary general meeting or any adjournment thereof.

•	by the Company:

o	if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in the Merger Agreement to be complied with by Parent or Merger Sub such that the closing conditions in the Merger agreement would not be satisfied or (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in the Merger Agreement such that the closing conditions in the Merger agreement would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured, or if capable of being cured, is not cured by Parent of Merger Sub within 30 calendar days after Parent or Merger Sub receives written notice of such breach from the Company (or, if the End Date is less than 30 calendar days from the date of receipt of such notice, by the End Date); provided that the Company shall not have the right to terminate the Merger Agreement pursuant to this provision if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement that would result in the closing conditions not being satisfied (a “Parent and Merger Sub Breach Termination Event”),

o	if (x) all of the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing that at such time could be taken) have been satisfied, (y) the Company has delivered to Parent an irrevocable confirmation in writing that all of the Company’s closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions in the Merger Agreement) and that the Company is ready, willing and able to consummate the Closing and (z) Parent and Merger Sub fail to complete the Closing within 10 Business Days following the date on which the Closing should have occurred pursuant to the Merger Agreement (a “Parent and Merger Sub Failure to Close Termination Event”); or

o	prior to obtaining the Shareholder Approval, if (x) the Board (acting upon the recommendation of the Special Committee) shall have effected a Company Adverse Recommendation Change in light of a Superior Proposal in accordance with the terms and conditions set forth in the Merger Agreement, and authorized the Company to enter into an alternate acquisition agreement to effect such Superior Proposal; and (y) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement; provided, that the Company shall not be entitled to terminate the Merger Agreement pursuant to this provision unless: (A) the Company has complied in all material respects with the requirements of the Merger Agreement with respect to such Superior Proposal and alternative acquisition agreement and (B) the Company shall have paid any amounts due pursuant to the Company Termination Fee (as defined below) in accordance with the terms, and at the times, specified in the Merger Agreement (a “Superior Proposal Termination Event”).

•	by Parent:

o	if (x) the Company shall have breached any of the covenants or agreements contained in the Merger Agreement to be complied with by the Company such that the closing conditions set forth in the Merger Agreement would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in the Merger Agreement such that the closing condition set forth in the Merger Agreement would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured, or if capable of being cured, is not cured by the Company: (A) in the case of a breach of the non-solicitation provisions of the Merger Agreement, within 5 calendar days after the Company receives written notice of such breach from Parent, and (B) in the case of any other breach by the Company, within 30 calendar days after the Company receives written notice of such breach from Parent or Merger Sub, or, in each case if the End Date is less than the foregoing 5 calendar days or 30 calendar days period (as the case may be) from the date of receipt of relevant notice, by the End Date; provided that Parent shall not have the right to terminate the Merger Agreement pursuant to this provision if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in the Merger Agreement that would result in the closing conditions set forth in the Merger Agreement not being satisfied (a “Company Breach Termination Event”) or

o	if the Board or any committee thereof shall have effected a Company Adverse Recommendation Change or approved or adopted, or recommended the approval or adoption of an Alternative Acquisition Proposal; provided, however, that Parent’s right to terminate the Merger Agreement due to such a Company Adverse Recommendation Change shall expire upon the opening of the polls at the Company Shareholders Meeting (a “Change in the Company Recommendation Termination Event”).

Termination Fee

The Company shall pay a termination fee of $1,500,000 (the “Company Termination Fee”) if the Merger Agreement is terminated:

•	pursuant to a Merger Sub Breach Termination Event;

•	pursuant to a Parent and Merger Sub Failure to Close Termination Event; or

•	by the Company and (A) at or prior to the termination of the Merger Agreement, a third party shall have delivered to the Board a bona fide Acquisition Proposal (provided that for purposes of this provision, all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to references to “50%” and such Acquisition Proposal shall not have been withdrawn prior to the termination of the Merger Agreement), and (B) within twelve (12) months after the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, such Acquisition Proposal.

The Parent shall pay a termination fee of $3,000,000 (the “Parent Termination Fee”) if the Merger Agreement is terminated pursuant to a Parent and Merger Sub Failure to Close Termination Event.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties and, in the case of the Company, to seek an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger or to cause the consummation of the financing contemplated in the Equity Commitment Letters, in addition to any other remedy by law or equity. However, the Company has the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger only if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or duly waived and (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition.

Subject to the above, the Equity Commitment Letters and the Limited Guarantees:

•	in the event that Parent or Merger Sub fails to effect the Merger for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform the obligations under the Merger Agreement, the Company’s right to terminate the Merger Agreement and receive the Parent Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates against Parent, Merger Sub or any of their respective affiliates, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of the Parent, Merger Sub or any of their respective affiliates shall have any liability for monetary damages in connection with the Merger Agreement or any of the transactions contemplated under the Merger Agreement other than the payment of the Parent Termination Fee pursuant to the terms of the Merger Agreement; and

•	Parent’s right to terminate the Merger Agreement and receive the Company Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any of Parent, Merger Sub and their respective affiliates against any of the Company, its subsidiaries, shareholders of the Company or any of its subsidiaries and any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates shall have any liability for monetary damages in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement other than the payment by the Company of the Company Termination Fee.

Amendment

Subject to applicable laws and except as otherwise provided in the Merger Agreement, the Merger Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Shareholder Approval, as applicable, by written agreement of the parties to the Merger Agreement by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors, and (ii) with respect to the Company, by the Board (acting upon recommendation of the Special Committee). However, that after the approval of the Merger by the shareholders of the Company, no amendment that requires, by law and exchange rules, further approval by such shareholders, may be made without obtaining such further approval. The Merger Agreement may only be amended by an instrument in writing signed on behalf of each of the Company, Parent and Merger Sub.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the Merger and receive cash equal to the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act. A copy of Section 238 of the Cayman Islands Companies Act is attached as Annex D to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger at the extraordinary general meeting. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote of shareholders giving authorization for the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to each shareholder who has served a notice of objection.

•	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating (i) its, his or her name and address, (ii) the number and class of the Shares with respect to which it, he or she dissents and (iii) demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company shall, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

•	If a petition is timely filed and served, the Grand Court will determine at a hearing the fair value of such Shares held by those shareholders which it determines are entitled to dissenters’ rights with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value. The costs of the proceeding and the allocation of such costs upon the parties may be determined by the Grand Court.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must cancel his, her or its ADSs to the ADS Depositary and pay the ADS Depositary fee associated with such cancellation (US$0.05 per ADS cancelled) to withdraw his, her or its Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Act. If you wish to cancel your ADSs, please contact the ADS Depositary’s office via the contact details provided on the ADS voting instruction card. ADS holders who hold ADSs indirectly via a bank, broker, financial institution or administrator should contact such person through which such ADSs are held.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Hailiang Education Group Inc., Level 28, Hailiang Building, No. 1508 Binsheng road, Binjiang District, Hangzhou City, Zhejiang 310051, People’s Republic of China, Attention: Mr. Litao Qiu.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the US$0.894375 in cash, without interest, for each Share of the Company that you would otherwise receive as the Per Share Merger Consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

The functional currency of the Company is U.S. dollars and its reporting currency is the RMB. The functional currency of the Company’s PRC subsidiaries, the variable interest entities, and the subsidiaries of the variable interest entities is RMB.

Selected Historical Financial Information

The following selected consolidated statements of profit or loss and other comprehensive income data for the years ended June 30, 2019, 2020 and 2021, and the selected consolidated statements of financial position data as of June 30, 2020 and 2021, have been derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2021, incorporated by reference in this proxy statement.

The consolidated financial statements are prepared and presented in accordance with IFRSs. Historical results are not necessarily indicative of the results for any future periods.

	Years Ended June 30,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
	(In thousands, except per share data)
Selected consolidated statements of profit or loss and other comprehensive income Data:
Continuing operations
Revenue	1,022,795	1,027,373	1,375,790	213,083
Cost of revenue	(613,780)	(580,260)	(728,586)	(112,844)
Gross profit	409,015	447,113	647,204	100,239
Other income, net	20,927	67,070	46,630	7,222
Selling expenses	(11,796)	(13,944)	(29,737)	(4,606)
Administrative expenses	(36,495)	(45,118)	(51,321)	(7,949)
Operating profit	381,651	455,121	612,776	94,906
Gain on disposal of affiliated entities	—	—	—	—
Finance income	16,596	16,037	35,840	5,551
Finance costs	—	(3,435)	(1,151)	(178)
Profit before tax	398,247	467,723	647,465	100,279
Income tax expenses	(108,713)	(121,924)	(165,355)	(25,610)
Profit from continuing operations	289,534	345,799	482,110	74,669
Profit/(loss) from discontinued operations, net of tax	23,058	24,205	(243,337)	(37,688)
Net profit	312,592	370,004	238,773	36,981
Profit attributable to the Company’s shareholders	290,233	374,238	235,092	36,411
Profit from continuing operations	267,175	349,983	483,049	74,815
Profit/(loss) from discontinued operations	23,058	24,255	(247,957)	(38,404)
Profit/(loss) attributable to non-controlling interests	22,359	(4,234)	3,681	570
Profit/loss from continuing operations	22,359	(4,184)	(939)	(145)
Profit/(loss) from discontinued operations	—	(50)	4,620	715
Earnings per share
Basic and diluted earnings per share	0.70	0.91	0.57	0.09
Earnings per share – Continuing operations
Basic and diluted earnings per share	0.65	0.85	1.17	0.18
Net profit	312,592	370,004	238,773	36,981
Other comprehensive income/(loss), net of nil income tax	3,310	2,326	(6,248)	(968)
Total comprehensive income	315,902	372,330	232,525	36,013
Total comprehensive income/(loss) attributable to non-controlling interests	22,359	(4,234)	3,681	570
Total comprehensive income attributable to the Company’s shareholders	293,543	376,564	228,844	35,443

	As of June 30,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
Selected consolidated Statements of Financial Position Data:
Cash and cash equivalents	271,538	516,446	279,420	43,277
Total assets	2,532,516	2,839,466	3,270,783	506,579
Total equity	1,687,719	2,037,641	2,216,860	343,347
Current liabilities	837,527	775,310	1,018,534	157,751
Total liabilities	844,797	801,825	1,053,923	163,232

TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

The Company has not repurchased any Shares or ADSs at any time within past two years.

Transaction within the Buyer Group

None of the members of the Buyer Group or any of their respective affiliates have purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

The Company completed its initial public offering of 2,858,000 ADSs in July 2015. The initial public offering price was US$7.00 per ADS. On July 7, 2015, the Company listed its ADSs on the NASDAQ Global Market under the symbol “HLG.” The net proceeds to the Company from the initial public offering, after deducting commissions and offering expenses, were approximately US$15.5 million. The Company has not made any underwritten public offering of its securities since then.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Support Agreement, the Equity Commitment Letter, and the Limited Guarantee, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, any member of the Buyer Group, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of the Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this proxy statement, we have 412,450,256 Shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

Shares Beneficially Owned
	Number(1)	%(2)
Directors and Executive Officers:
Junwei Chen	—	—
Cuiwei Ye	—	—
Ken He	—	—
Xiaohua Gu	—	—
Xiaofeng Cheng	—	—
Deborah Lee (aka Weixin Xie)	—	—
Litao Qiu	—	—
Ping Huang	—	—
Lei Peng	—	—
Zhougang Zhu	—	—
Guan Huang	—	—
All Directors and Executive Officers as a Group	—	—

Principal Shareholders:
Hailiang Feng(3)	360,000,000	87.28

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of outstanding ordinary shares as of the date of this proxy statement.

(3)	Includes 223,200,000 shares held by Jet Victory International Limited, 100,800,000 shares held by Brilliant One Development Limited, 18,000,000 shares held by Fame Best International Limited and 18,000,000 shares held by Gain Success Group Limited. Jet Victory International Limited is a British Virgin Islands, or BVI company wholly-owned by Jet Victory Group Limited, a BVI company wholly owned by Jet Victory Holdings Limited, a BVI company that is wholly owned by an irrevocable trust controlled by Mr. Feng, the settlor of the trust. Gain Success Group Limited is a BVI company wholly-owned by Candid Group Limited, a BVI company wholly owned by Candid Holdings Limited, a BVI company that is wholly owned by an irrevocable trust controlled by Mr. Feng, the settlor of the trust. Fame Best International Limited is a BVI company wholly owned by Mr. Feng. Brilliant One Development Limited is a BVI company wholly owned by Hailiang Group. As of the date of this proxy statement, Hailiang Group is controlled by Mr. Feng and is held 41.2% by Mr. Feng, 38.1% by Ningbo Zhetao Investment Holdings Co., Ltd. and 8.8% by Ningbo Dunshi Investment Co., Ltd. Ningbo Zhetao Investment Holdings Co., Ltd. is controlled by Mr. Feng and is held 58.8% by Mr. Feng and 31.6% by Beize Group. Beize Group is controlled by Mr. Feng and is held 99.8% by Mr. Feng and 0.2% by his brother-in-law. Ningbo Dunshi Investment Co., Ltd. is controlled by Mr. Feng and is held 96.7% by Mr. Feng. All the remaining minority equity interests in such shareholding entities are held by Mr. Feng’s relatives and/or independent third parties.

RE-ELECTION OF DIRECTORS

Through written resolutions adopted on July 13, 2022, the Board unanimously resolved to recommend the approval and authorization of the Re-election of Directors to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the proposals to re-elect directors be submitted to the shareholders of the Company for authorization and approval in accordance with the articles of association of the Company.

Proposals To Re-elect Directors

At the meeting, you will be asked to consider and vote upon:

●	as ordinary resolutions:

THAT  Mr. Junwei Chen be re-elected as a director of the Company to hold office until the effective time of the Merger;

THAT  Mr. Cuiwei Ye be re-elected as a director of the Company to hold office until the effective time of the Merger;

THAT  Mr. Ken He be re-elected as a director of the Company to hold office until the effective time of the Merger;

THAT  Mr. Xiaofeng Cheng be re-elected as a director of the Company to hold office until the effective time of the Merger; and

THAT  Mr. Xiaohua Gu be re-elected as a director of the Company to hold office until the effective time of the Merger.

Biographies of Directors For Re-election

Mr. Junwei Chen has served as the chairman of the board of directors and chief executive officer of Hailiang Inc. since June 2020, as the vice president of Hailiang Group Co., Ltd. since January 2019, and as the president of Hailiang Education Management Group Co., Ltd. since March 2019. Mr. Chen received a doctorate degree in Energy and Resource Engineering from Peking University in 2019. While pursuing his doctorate degree, he served as the 38th president of the postgraduate student union, and organized many social undertakings, including the Peking University Doctoral Services Group. He was invited to the Great Hall of the People to receive commendation for his active participation in poverty alleviation. Mr. Chen holds multiple personal patents and has published several influential academic papers in international journals. In 2020, Mr. Chen was selected as the “Excellent Manager” of Hailiang Group Co., Ltd., and he received the “Outstanding Chinese Youth” Award at the 2020 (Fourth) China Brand Bo’ao Summit.

Mr. Cuiwei Ye has served as a director and principal general of Hailiang Inc. since November 3, 2017. With the accumulation of 17 years of experience being the principal of Hangzhou No.2 High School, a century-old historical school. Mr. Ye is esteemed for his management ability and performance in school operations. Mr. Ye received a Bachelor of Science Degree in Biology from Hubei University, a Master’s Degree in Education Leadership from the University of Canberra in Australia, and is currently a PhD candidate from East China Normal University. As a nationally renowned principal, Mr. Ye has been awarded with several honorary titles by the Ministry of Education of PRC, Zhejiang Provincial People’s Government and national mainstream media, such as Person of the Year of Chinese Brands in 2017, Contemporary Education Master, one of China’s Top 10 Popular Principals selected by China Education Newspaper, China’s Good Principal selected by China Education Website, initiator of high school principal’s real-name recommendation system of Peking University, Adjunct professor of high school principal training center of Ministry of Education, Adjunct professor of Southwest University, Adjunct professor of Zhejiang Normal University, National Education Advanced Worker, Zhejiang Merit Teacher. In addition, Mr. Ye was appointed by the Zhejiang Provincial People’s Government as a special researcher of the Provincial Government in August 2020.

Mr. Ken He has served as our independent director since June 2015. Mr. He is also serving as independent director of the board of directors and chairman of the audit committee of Ebang International Holdings Inc. since June 2020. Additionally, Mr. He is currently serving as a senior partner of JK Asset Management (HK) Limited, an asset management company, where he oversees its asset management and financial activities. From September 2015 to February 2021, he was the director, vice president and responsible officer of Racing Capital Management (HK) Limited, a company principally engaged in asset management, and was mainly responsible for overseeing its asset management and financial activities. Mr. He is currently serving as the vice president of Racing Capital Management (HK) Limited, an asset management company, where he oversees its asset management and financial activities. Mr. He has also served as independent director of Ebang International Holdings Inc. since June 2020. From August 2011 to September 2015, Mr. He served as the chief financial officer of China Shengda Packaging Group Inc., or China Shengda, where he oversaw China Shengda’s financing and investment activities, accounting practices and investor relations. Before joining China Shengda, Mr. He served as an investment director of Wealthcharm Investments Limited, a private investment company, from September 2009. Prior to that, Mr. He spent five years at PricewaterhouseCoopers Australia and China. Having several years of experience in the financial and accounting field. Mr. He is experienced and familiar with Chinese accounting standards, Hong Kong accounting standards, Australian accounting standards, international accounting standards and U.S. GAAP, as well as the differences among them. Mr. He holds a master’s degree in applied finance from Macquarie University, Australia. Mr. He is a U.S. Certified Public Accountant, and he also holds a Certified Public Accountant designation from the Chinese Institute of CPA, a Certified Public Accountant designation from the Hong Kong Institute of CPA, a Certified Practicing Accountant designation from the CPA Australia and a Chartered Financial Analyst designation from the CFA Institute.

Mr. Xiaohua Gu has served as our independent director since June 2015. Since August 1, 2016, Mr. Gu has served as the Chief Financial Officer for Dragon Victory International Limited (Nasdaq: LYL). From July 2006 to February 2010, Mr. Gu was the Hangzhou branch manager of the KPMG Consulting (China) CO., Ltd. From March 2010 to February 2012, Mr. Gu Xiaohua was the partner of RichLink International Investment Co., Ltd. From March 2012 to present, Mr. Gu has been a Director of China Education Group, Associate Director of HEP CPA Shanghai Branch. Mr. Gu holds a Master’s Degree in Newcastle University and a Master’s Degree in Finance in Leeds Metropolitan University.

Mr. Xiaofeng Cheng has served as our independent director since October 2016. Since July 2012, Mr. Cheng has served as a partner at Jingtian & Gongcheng law firm in Beijing. Previously, Mr. Cheng served in various positions at several international law firms. In addition, Mr. Cheng has served as adjunct professor at Peking University Law School since September 2011. Mr. Cheng received his master’s degree in Law from Columbia University in 2003, master’s degree in Criminology from the University of South Florida in 2002 and bachelor degrees in both Law and Economics from Peking University in 1999.

Recommendations of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS TO RE-ELECT DIRECTORS.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held later in 2022.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	duration and impact of the COVID-19 pandemically;

•	general economic conditions in China;

•	equity financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended June 30, 2021. See “Where You Can Find More Information” beginning on page 119 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Financial Information — SEC Filings” section of our website at http://ir.hailiangedu.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F for the fiscal year ended June 30, 2021 filed with the SEC on November 12, 2021 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since November 12, 2021, including the reports on Form 6-K filed with the SEC on December 23, 2021, January 31, 2022, March 23, 2022 and May 9, 2022 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to us by telephone at +86 (571) 5812 1974 or by email at ir@ hailiangeducation.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED AUGUST 11, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Agreement and Plan of Merger

Annex A-1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Hailiang Education International Limited

HE Merger Sub Limited

and

Hailiang Education Group Inc.

Dated as of May 7, 2022

i

ii

Section 9.9 Assignment	76
Section 9.10 Obligations of Parent and of the Company	76
Section 9.11 Mutual Drafting	76
Section 9.12 Headings	77
Section 9.13 Counterparts	77

Exhibits

EXHIBIT A – Plan of Merger

iii

This AGREEMENT AND PLAN OF MERGER (including the exhibits and disclosure schedules attached hereto, this “Agreement”), dated as of May 7, 2022, by and among Hailiang Education International Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), HE Merger Sub Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Merger Sub”), and Hailiang Education Group Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

WHEREAS, it is proposed that Merger Sub will merge with and into the Company in accordance with the Companies Act (2022 Revision) of the Cayman Islands (the “Cayman Companies Act”) and the terms and conditions of this Agreement (the “Merger”), with the Company surviving the Merger and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board consisting of independent directors (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Securityholders), and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that it is in the best interests of Parent and Merger Sub (as the case may be) to enter into this Agreement and the Plan of Merger (to which it is a party), and (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger (to which it is a party), and the consummation of the transactions contemplated hereby and thereby, including the Merger, and Parent, as the sole shareholder of Merger Sub, has authorized and approved this Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the shareholders listed in Annex A hereof (each a “Rollover Securityholder”) and Parent have executed a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Rollover Securityholders will (i) vote all of the Company Shares held by them as of the date hereof, together with any other Company Shares acquired (whether beneficially or of record) by such Rollover Securityholders after the date hereof and prior to the earlier of the Effective Time and the termination of such Rollover Securityholders’ obligations thereunder, including any Company Shares acquired by means of purchase, dividend or distribution, or issued upon the conversion of any convertible securities or otherwise, in favor of the authorization and approval of this Agreement, the Plan of Merger and the other transactions contemplated herein and (ii) agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of all Company Shares (including Company Shares represented by ADSs) held by each of them (the “Rollover Securities”) in accordance with this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Hailiang Group Co., Ltd. (the “Guarantor”) has executed and delivered to the Company, dated as of the date hereof, a limited guarantee (the “Limited Guarantee”) in favor of the Company pursuant to which such Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article I
Defined Terms and Interpretation

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

(a)            “Acceptable Confidentiality Agreement” means an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the NDA, which does not include any provision calling for any exclusive right to negotiate or having the effect of restricting the Company from satisfying its obligations under this Agreement.

(b)            “Acquisition Proposal” shall mean any proposal or offer by any Person (other than Guarantor, Parent and Merger Sub) or “group,” within the meaning of Section 13(d) of the Exchange Act, with respect to any transaction or a series of related transactions relating to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value), (ii) any merger, consolidation, business combination, amalgamation, scheme of arrangement, reorganization, share exchange, sale, lease, license, exchange, transfer or other disposition of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Person acquiring assets or business of the Company (including share capital of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Person, directly or indirectly, of any Equity Interest in any entity that would result in such Person holding assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning directly or indirectly twenty percent (20%) or more of the outstanding Company Shares, including Company Shares represented by ADSs (by vote or by value), and any other voting securities of the Company, or (v) any combination of the foregoing if the sum of the percentage of assets or Company Shares involved is 20% or more, in each case other than the Merger.

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(c)            “ADSs” shall mean the Company’s American depositary shares, each representing sixteen Ordinary Shares.

(d)            “Affiliate” of a Person shall mean any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(e)            “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of New York, Cayman Islands, Hong Kong or PRC or is a day on which banking institutions located in New York, Cayman Islands, Hong Kong or PRC are authorized or required by Law or other action of any Governmental Entity to close.

(f)             “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(g)            “Company Disclosure Schedule” shall mean the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

(h)            “Company Intellectual Property” means all Intellectual Property that is used in the conduct of the business of the Company and/or any of Company Subsidiaries, as applicable, as currently conducted, and which are material to the business of the Company and Company Subsidiaries taken as a whole.

(i)             “Company IP Rights” means (a) any and all Intellectual Property used in the conduct of the business of the Company or any Company Subsidiary as currently conducted, and (b) any and all other Company-Owned IP Rights.

3

(j)             “Company IT Systems” shall mean all computer and information technology systems, platforms and networks owned by the Company or any Company Subsidiary or used or held for use in the conduct of any business of the Company or any Company Subsidiary, as currently conducted and as currently proposed to be conducted, including Company Software, Software, hardware, data processing, data, information, record keeping, communications, telecommunications, networks, network equipment, information technology, mobile and other platforms, peripherals computer systems, and computerized, automated, or other similar systems, platforms, and networks, in each case, whether outsourced or not, as well as data and information stored or contained in, or transmitted by, any of the foregoing, and documentation relating to any of the foregoing.

(k)            “Company Material Adverse Effect” shall mean any fact, event, circumstance, development, condition, change, occurrence or effect (any such item, an “Effect”) that has or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on (i) the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations hereunder and consummate the transactions contemplated by this Agreement prior to the End Date (as the same may be extended in accordance with this Agreement) in accordance with its terms; provided that no Effect arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred: (A) changes affecting generally the financial, credit or securities markets in the U.S., the PRC or any other country or region in which the Company or any of its Subsidiaries has business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings; (B) changes in IFRS or any interpretation thereof, regulatory accounting requirements or changes in Laws that are applicable to the Company or any Company Subsidiary, in each case after the date hereof; (C) changes that are the result of factors generally affecting the principal industries or markets in which the Company and the Company Subsidiaries operate; (D) the negotiation, execution or announcement of this Agreement and the transactions contemplated hereby (including the Merger), including any Transaction Litigation arising therefrom and any adverse change in relationships with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of Parent or the Rollover Securityholders; (E) any change in the price of the ADSs or trading volume as quoted on NASDAQ (it being understood that the underlying facts or circumstances contributing to such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters, epidemics, pandemics (including COVID-19); (G) the failure by the Company or any Company Subsidiary to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying facts or circumstances contributing to such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or (H) actions or omissions of the Company or any of its Subsidiaries taken (x) as required by this Agreement, or (y) with the written consent or request of Parent or Merger Sub; provided that Effects set forth in clauses (A), (B)and (C) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and the Company Subsidiaries conduct their business.

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(l)             “Company Memorandum and Articles” shall mean the Amended and Restated Memorandum of Association of the Company adopted by special resolution passed on December 23, 2014 and the Amended and Restated Articles of Association of the Company adopted by special resolution passed on December 23, 2014 and effective from July 6, 2015.

(m)           “Company-Owned IP Rights” means Intellectual Property that is owned by the Company or any of its Subsidiaries.

(n)            “Company Shares” shall mean the Ordinary Shares.

(o)            “Company Software” shall mean the Software and related services, whether complete or under development, that have been, are or currently proposed to be developed, manufactured, marketed, sold, offered for sale, licensed, distributed, made available, imported, exported, hosted, implemented, provided as a service, provided via a network as a service or application, used by the Company or any Company Subsidiary to provide any services to any Person, maintained, supported, or otherwise commercialized by the Company or any Company Subsidiary, in each case together with any versions (including Chinese, English and foreign language versions), supplements, modifications, updates, upgrades, corrections and enhancements to any of the foregoing, and any documentation relating to the foregoing.

(p)            “Company Termination Fee” shall mean an amount in cash equal to $1,500,000.

(q)            “Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, deed of trust, agreement, arrangement, plan or other instrument, right or obligation.

(r)             “Deposit Agreement” shall mean the deposit agreement dated June 9, 2015 among the Company, the Depositary and all holders and beneficiary owners from time to time of ADSs issued thereunder, or, if amended or supplemented as provided therein, as so amended or supplemented.

(s)            “Depositary” shall mean Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank A.G., as depositary for the ADSs.

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(t)             “Environmental Laws” shall mean, whenever in effect, any Law and all Contracts or other obligations relating to pollution, the protection of the environment, public health and safety, occupational health and safety or fire safety.

(u)            “Equity Interest” shall mean any share, share capital, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

(v)            “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w)           “Excluded Shares” shall mean (i) Company Shares (including Company Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any) or by any direct or indirect Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, (ii) Dissenting Shares (if any), and (iii) Rollover Securities.

(x)            “Governmental Entity” shall mean any and all PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC governmental, administrative, judicial or regulatory Person or any instrumentality thereof, authority, agency, department, bureau, commission, body, court, self-regulatory organization, or other legislative or judicial governmental entity or arbitrator.

(y)            “IFRS” shall mean the International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

(z)             “Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money or issued in substitution for, or in exchange of, indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security or under any swap, cap, future or other derivative financial instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligation in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (v) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any guarantee (including guarantees in the form of an agreement to repurchase or reimburse) of any indebtedness, including such obligations described in clauses (i) through (vii) of this definition.

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(aa)          “Intellectual Property” shall mean, collectively, all intellectual property and proprietary rights in any jurisdiction throughout the world and tangible embodiments thereof, including all (i) patents, patent applications (including provisional applications), patent disclosures, invention disclosures, utility models, design patents, certificates of invention, supplementary protection certificates, and industrial designs, and applications for any of the foregoing, including continuations, continuations-in-part, divisionals, substitutions, re-examinations, re-issues, additions, renewals, extensions, patent term extensions, confirmations, registrations, requests for continued examinations, and foreign counterparts, (ii) trademarks, service marks, certification marks, trade dress, trade styles, logos, designs, slogans, taglines, brands, product names, trade names, corporate names, domain names, websites, uniform resource locators, web addresses, other names and locators associated with the Internet, rights to social media accounts, and other indicia of source, origin or quality, and registrations and applications for registration for each of the foregoing, including renewals, and any translations, adaptations, derivations and combinations of any of the foregoing, together with all goodwill of any business symbolized by any of the foregoing (collectively, “Marks”), (iii) copyrights, copyrightable works, works of authorship, content, website content, moral rights, data and database rights, and mask works, and registrations and applications for registration for each of the foregoing, including renewals, (iv) trade secrets and confidential or proprietary information (including ideas, discoveries, improvements, recipes, specifications, concepts, methods, processes, techniques, instructions, formulae, compositions, inventions (whether or not patentable or reduced to practice), know-how, technology, research and development information, Personal Data, data, databases, records, notebooks, drawings, blueprints, flowcharts, diagrams, sketches, specifications, designs, models, methodologies, documentation, plans, proposals, technical and non-technical data, test results, pricing, sales, marketing and cost data and information, financial and marketing plans, and customer and supplier lists and information), (v) Software, (vi) privacy rights and data protection rights, and rights of publicity, (vii) other registrations and applications for any of the foregoing, and (viii) other intellectual property and proprietary rights.

(bb)          “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedules after reasonable inquiry, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of each director thereof after reasonable inquiry.

(cc)          “Law” shall mean any Order or any PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity and rules of the relevant stock exchange on which the relevant Person’s securities are listed.

(dd)          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, covenant not to sue, option, right of first refusal, right of first offer, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), preemptive right, transfer restriction or other similar encumbrance.

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(ee)          “MOFCOM” shall mean the Ministry of Commerce of the PRC or its competent local counterparts.

(ff)            “Nasdaq” shall mean the NASDAQ Stock Market.

(gg)          “NDA” shall mean that certain letter agreement dated as of February 8, 2022 by and between the Company and Hailiang Feng.

(hh)          “NDRC” shall mean the National Development and Reform Commission of the PRC or its competent local counterparts.

(ii)            “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(jj)            “Ordinary Share” means the ordinary shares of the Company with a par value of $0.0001 per share.

(kk)          “Parent Termination Fee” shall mean an amount in cash equal to $3,000,000.

(ll)            “Permits” shall mean all permits, licenses, franchises, approvals, registrations, filings, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of all Governmental Entities.

(mm)        “Permitted Encumbrances” shall mean: (i) Liens for Taxes, assessments and other levies, fees or charges imposed by any Governmental Entity which are not yet due and payable, or which are being contested in good faith and by appropriate proceedings and, in each case, for which appropriate reserves have been established in accordance with IFRS, (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice, (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (vii) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business, and (viii) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Filings filed or furnished prior to the date hereof.

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(nn)         “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity or other entity.

(oo)         “Personal Data” shall mean any information or data that can be used, directly or indirectly, alone or in combination with other information, to identify an individual and any other information or data pertaining to any individual, including an individual’s name, address, credit or payment card information, bank account number, financial data, email address, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, and mental or physical health or medical information.

(pp)         “PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(qq)         “PRC Required Approvals” shall mean the filings with and/or approvals of MOFCOM, NDRC and/or SAFE or the designated banks, and other procedures required by other competent regulatory authorities (where applicable).

(rr)           “PRC Subsidiaries” shall mean all Company Subsidiaries organized under the Laws of the PRC, including the VIEs (as defined below) and the consolidated affiliated entities.

(ss)          “Processed” or “Processing” shall mean processing, collection, acquisition, recording, organization, storage, maintenance, adaptation, alteration, retrieval, access, use, disclosure, transfer (including relating to any cross-border transfer), transmission, sharing, combination, blockage, disposition, erasure, or destruction.

(tt)           “Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, investment bankers, financing sources, advisors, attorneys, agents and other representatives.

(uu)         “RMB” shall mean renminbi, the legal currency of the PRC.

(vv)         “SAFE” shall mean the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

(ww)        “SAFE Circular 37” shall mean the Notice of Certain Matters Regarding the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》(汇发[2014]37号)), dated July 4, 2014 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

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(xx)           “SAFE Circular 7” shall mean the Notice of Certain Matters Regarding the Foreign Exchange Administration for Domestic Individuals Participating in the Share Incentive Plan of An Overseas-Listed Company (《关于境内个人参与境外上市公司股权激励计划外汇管理有关问题的通知》(汇发[2012]7号)), dated February 15, 2012 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

(yy)         “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(zz)          “SEC” shall mean the United States Securities and Exchange Commission.

(aaa)        “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(bbb)       “Shareholder Approval” shall mean the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) by a special resolution of shareholders at the Company Shareholders Meeting or an adjournment thereof in accordance with the Cayman Companies Act and the Company Memorandum and Articles.

(ccc)        “Software” shall mean (i) software of any type, including computer programs, applications, middleware, software development kits, libraries, tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, games, software implementations of algorithms, models and methodologies, whether in Source Code or object code form; (ii) data, collections of data, databases and compilations, whether machine readable or otherwise; and (iii) documentation related to any of the foregoing, including descriptions, schematics, flow-charts, notes, and work product used to design, plan, organize, and develop any of the foregoing, and programmer and user documentation, manuals, and support and training materials; together with intellectual property and proprietary rights in and to any of the foregoing.

(ddd)       “Source Code” shall mean one or more statements in human readable form relating to Software and other source code, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language, together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, procedures, and other information that describe the foregoing.

(eee)        “Subsidiary” or “Subsidiaries” of any Person shall mean (i) any corporation of which a majority of the Equity Interest entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general or managing partner or the managing member and (iii) any corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with IFRS.

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(fff)          “Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a Person and which the Company Board (upon recommendation of the Special Committee) determines in good faith that, if consummated in accordance with its terms, would result in a transaction more favorable to the shareholders of the Company from a financial point of view than the transactions provided for in this Agreement after (i) consultation by the Special Committee with its independent internationally recognized financial advisor and outside legal counsel and (ii) taking into consideration, among other things, all of the terms, conditions and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the Person or group making the Acquisition Proposal, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances); provided that for the purposes of the definition of “Superior Proposal”, references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; provided further that no offer or proposal shall be deemed to be a “Superior Proposal” if (A) any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder, or (B) the consummation of the transactions contemplated by such offer or proposal is conditioned upon obtaining any consent or approval of a Governmental Entity or other third party that is not required pursuant to this Agreement as a condition to the Closing.

(ggg)        “Tax” or “Taxes” shall mean any and all means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), estimated, unclaimed property, environmental, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

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(hhh)       “Tax Incentive” shall mean any Tax exemptions, Tax holidays, Tax deferrals, Tax incentives, Tax credits (including Tax refunds and rebates), or other preferential Tax treatments or Tax rebates (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any Governmental Entity or other taxation authority.

(iii)            “Tax Returns” shall mean any application, report, filing, claim for return, election or return (including any information return) or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments, supplements or amendments thereto.

(jjj)           “Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, Parent or Parent’s Affiliates or Representatives.

(kkk)         “Third Party Components” shall mean any Software or other Intellectual Property that (i) is not solely and exclusively owned by the Company or any Company Subsidiary and (ii) has been or is used in connection with the development, compilation or test of, or has been or is a component of, or incorporated into, embedded in, combined with, linked with, used in, used with, distributed with, provided as a service, provided via a network as a service or application, otherwise provided or made available with, as part of, or in connection with any Company Software, including any Software that is referenced or required to be present or available (including via another machine connected directly or through a network) in connection with any Company Software for any Company Software to properly function in accordance with its specifications.

(lll)           “Third-Party Intellectual Property Rights” means any Intellectual Property owned by a Person other than the Company and its Subsidiaries.

(mmm)      “VIE”  shall mean each variable interest entity that the Company controls through the VIE Contracts.

(nnn)        “WFOE” shall mean Zhejiang Hailiang Education Consulting and Services Co., Ltd.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
Action	Section 4.12
Agreement	Preamble
Anti-Corruption Laws	Section 4.5(b)
Bankruptcy and Equity Exception	Section 4.3(a)
Cayman Companies Act	Preamble

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Defined Term	Section
Certificates	Section 3.2(c)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(c)(i)
Company Board	Preamble
Company Financial Advisor	Section 4.3(b)
Company Financial Statements	Section 4.6(b)
Company Group	Section 8.2(e)(i)
Company Material Contract	Section 4.11(b)
Company Plan(s)	Section 4.9(a)
Company Recommendation	Section 4.3(b)
Company Representatives	Section 6.3(a)
Company SEC Filings	Section 4.6(a)
Company Shareholders Meeting	Section 6.2(e)(i)
Company Subsidiary	Section 4.1
Company Workers	Section 4.14(d)
Dissenter Rights	Section 3.1(e)
Dissenting Shareholders	Section 3.1(e)
Dissenting Shares	Section 3.1(e)
Effective Time	Section 2.3
End Date	Section 8.1(b)(i)
Equity Financing	Section 5.6(a)
Equity Commitment Letter	Section 5.6(a)
Exchange Fund	Section 3.2(b)
Guarantor	Preamble
HKIAC	Section 9.7(b)
Indemnified Parties	Section 6.12(a)
Investments	Section 4.2(d)
Leased Real Property	Section 4.17(b)
Limited Guarantee	Preamble
Merger	Preamble
Merger Sub	Preamble
Notice Period	Section 6.4(d)(i)
Owned Real Property	Section 4.17(a)
Parent	Preamble
Parent Group	Section 8.2(e)(i)
Parent Representatives	Section 6.3(a)
Party	Preamble
Paying Agent	Section 3.2(a)

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Defined Term	Section
Per ADS Merger Consideration	Section 3.1(b)
Per Share Merger Consideration	Section 3.1(b)
Plan of Merger	Section 2.3
PRC VIEs	Section 4.21(b)
Proxy Statement	Section 6.2(a)
Registrar of Companies	Section 2.3
Rollover Securities	Preamble
Rollover SecurityHolder	Preamble
SAFE Rules and Regulations	Section 4.5(c)
Schedule 13E-3	Section 4.4(b)
Services Provider	Section 4.14(e)
Special Committee	Preamble
Support Agreement	Preamble
Surviving Company	Section 2.1
Transaction Litigation	Section 6.8
Uncertificated Shares	Section 3.2(c)(i)
VIE Contracts	Section 4.21(b)

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)            references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b)            references to any Person include references to such Person’s successors and permitted assigns;

(c)            words importing the singular include the plural and vice versa;

(d)            words importing one gender include the other gender;

(e)            references to the word “including” do not imply any limitation;

(f)             references to months are to calendar months;

(g)            the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h)            references to “$” or “dollars” refer to U.S. dollars and shall also refer to an equivalent amount in other applicable currencies (including RMB) based on the then prevailing exchange rates; and

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(i)             a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(j)             “provided” or “made available” means that a complete and accurate copy of the document (including any amendments, exhibits and schedules thereto) or information has been posted in the electronic data site managed by the Company at the website listed on Section 1.3 of the Company Disclosure Schedule at least 24 hours prior to time of execution and delivery of this Agreement on the date of this Agreement and retained at all times from the date of posting through the Effective Time in such electronic data site.

Article II
The Merger

Section 2.1 The Merger. Upon the terms and subject to satisfaction of the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, and in accordance with the Cayman Companies Act, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the surviving company resulting from the Merger (the “Surviving Company”), with the Surviving Company becoming a wholly-owned Subsidiary of Parent.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) remotely via the electronic exchange of documents and signatures, at 10:00 a.m., Hong Kong Time, no later than the fifth (5th) Business Day following the satisfaction of the conditions set forth in Article VII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing (but subject to their satisfaction or waiver prior to or at the Closing)), or (b) at such other place, time and/or date as the Parties may otherwise agree in writing. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”. For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement.

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Act and the Company and Merger Sub shall execute and file the Plan of Merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”), together with such other documents as required under the Cayman Companies Act. The Merger shall take effect on the date as specified in the Plan of Merger (the “Effective Time”) in accordance with the Cayman Companies Act.

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, at the Effective Time all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and subject in the same manner as the Company and Merger Sub to all mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the provisions of the Cayman Companies Act.

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Section 2.5 Company Memorandum and Articles of Association. At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Act and such memorandum and articles of association, save and except that at the Effective Time (i) all references to the name “HE Merger Sub Limited” shall be amended to “Hailiang Education Group Inc.”, (ii) the authorized share capital shall be amended (if necessary) to describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, and (iii) the articles of association shall contain provisions that are no less favorable than the indemnification provisions as set out in Section 6.12 of this Agreement.

Section 2.6 Directors and Officers.

(a)            The director(s) of Merger Sub immediately prior to the Effective Time shall (unless otherwise determined by Parent prior to the Effective Time and set out in the Plan of Merger), from and after the Effective Time, be the director(s) of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

(b)            The officer(s) of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officer(s) of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Article III
Effect of Merger on Issued Share Capital; Merger Consideration; Exchange of Certificates

Section 3.1 Share Capital. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company, the following shall occur:

(a)            Share Capital of Merger Sub. Each ordinary share, par value $1.00 per share, in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company and shall constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

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(b)            Company Shares and ADSs. Each Company Share (including Company Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be cancelled and cease to exist in exchange for the right to receive $0.894375 in cash without interest (the “Per Share Merger Consideration”), payable in the manner provided in Section 3.2 (or in the case of a Company Share represented by a lost, stolen or destroyed certificate, payable upon delivery of an affidavit and an indemnity in the manner provided in Section 3.4). For the avoidance of doubt, because each ADS represents sixteen (16) Ordinary Shares, each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for $14.31 in cash without interest (the “Per ADS Merger Consideration”) subject to the terms and conditions set forth in this Agreement and in the Deposit Agreement; provided, that in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. The register of members of the Company shall be amended accordingly.

(c)            Cancellation of Certain Shares. Each Excluded Share that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor and the register of members of the Company shall be amended accordingly.

(d)            Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall be equitably adjusted to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, change or readjustment in the ratio of Company Shares represented by each ADS or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall provide to the holders of Company Shares (including Company Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

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(e)            Statutory Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and held by a shareholder of the Company who has validly exercised and not effectively withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the Cayman Companies Act (collectively, the “Dissenting Shares” and each holder of any Dissenting Share, a “Dissenting Shareholder”) shall be cancelled and cease to exist as of the Effective Time, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and instead shall be entitled only to payment of the fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Companies Act. If any Dissenting Shareholder shall have effectively withdrawn or lost their Dissenter Rights, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration (without interest), pursuant to this Section 3.1. The Company shall give Parent (i) prompt notice of any written notices of objection, notices of dissent or demands for appraisal or written offers under Section 238 of the Cayman Companies Act received by the Company, attempted withdrawals of such notices, demands or offers, and any other notices, documents or instruments served pursuant to applicable Law that are received by the Company relating to the exercise of Dissenter Rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of Dissenter Rights under the Cayman Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise of Dissenter Rights, offer to settle or settle any such Dissenter Rights or approve any withdrawal of any such Dissenter Rights. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Act, the Company shall send a written notice of authorization and approval of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Act within five Business Days of obtaining the Shareholder Approval at the Company Shareholders Meeting.

Section 3.2 Exchange of Certificates.

(a)            Paying Agent. Prior to the Closing, Parent shall select with the Company’s prior written consent (such consent not to be unreasonably withheld or delayed) a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

(b)            Exchange Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares (including Company Shares represented by ADSs but not including Excluded Shares (other than Dissenting Shares)), pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Shares (including Company Shares represented by ADSs but not including Excluded Shares (other than Dissenting Shares)) become entitled under this Article III (with respect to Dissenting Shares, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent.

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(c)            Payment Procedures.

(i)            Promptly following the Effective Time, Parent and the Surviving Company shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each holder of record (as of immediately prior to the Effective Time) of Company Shares, including Company Shares which immediately prior to the Effective Time were (x) represented by a certificate or certificates (the “Certificates”) and (y) not represented by a certificate or certificates (the “Uncertificated Shares”) which were cancelled and exchanged into the right to receive the Per Share Merger Consideration pursuant to Section 3.1(b) (and excluding, for the avoidance of doubt, the Excluded Shares), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Promptly after a Dissenting Shareholder has effectively withdrawn or lost his, her or its Dissenter Rights under the Cayman Companies Act, Parent shall cause the Paying Agent to mail to such Dissenting Shareholder such letter of transmittal and instructions.

(ii)            Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of the Company Shares represented by such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be cancelled. Upon receipt by the Paying Agent of confirmation by the Company that the Uncertificated Shares have been cancelled, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of such Uncertificated Shares multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof). The Paying Agent shall accept such Certificates and such confirmation by the Company with respect to the Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Company Shares represented by the Certificates and the holders of such Uncertificated Shares on the aggregate Per Share Merger Consideration payable upon the surrender of such Certificates and cancellation of Uncertificated Shares pursuant to this Section 3.2. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

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(iii)            Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (x) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (1) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) multiplied by (2) the Per ADS Merger Consideration and (y) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (other than with respect to ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (including withholding Taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the aggregate Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the ADSs.

(iv)            Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Company Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Company Shares or ADSs will be deemed to be untraceable if (x) such Person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, (y) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such Person either (A) has been sent to such person and has been returned undelivered or has not been cashed or (B) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable or (z) notice of the Company Shareholders Meeting convened to vote on the Merger has been sent to such Person and has been returned undelivered. Monies otherwise due to Dissenting Shareholders and monies due to shareholders of the Company who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven (7) years from the Closing Date shall, subject to all applicable Laws, be forfeited and revert to the Surviving Company.

(d)            Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Company Share is registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Company Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of Parent or the Surviving Company (or any agent designated by Parent or the Surviving Company) of such Person’s entitlement to the relevant Company Share and if the Person requesting such payment has paid to Parent or the Surviving Company (or any agent designated by Parent or the Surviving Company) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Company Shares, or established to the satisfaction of Parent or the Surviving Company (or any agent designated by Parent or the Surviving Company) that such transfer Taxes have been paid or are otherwise not payable.

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(e)            Required Withholding. Each of the Paying Agent, the Depositary, Merger Sub, Parent and the Surviving Company (and any other Person that has a withholding obligation), without double counting, shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration payable pursuant to this Agreement to any holder of Company Shares (including Company Shares represented by ADSs), or other compensation or equity related payments, such amounts as may be required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Depositary, Parent, the Surviving Company or any other Party shall be liable to a holder of Company Shares (including Company Shares represented by ADSs) for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)            Distribution of Exchange Fund to the Surviving Company. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of the Company Shares or ADSs on the date that is six (6) months after the Effective Time shall be paid to the Surviving Company upon demand, and any holders of Company Shares (other than Excluded Shares) or ADSs (other than ADSs representing Excluded Shares) that were issued and outstanding immediately prior to the Effective Time who have not theretofore received the Per Share Merger Consideration or Per ADS Merger Consideration payable to them in consideration for the cancellation of each of their Company Shares or ADSs representing such Company Shares pursuant to the provisions of this Section 3.2 (whether as a result of their failure to surrender their Certificates or otherwise) shall thereafter look solely to the Surviving Company for any claim to the applicable Per Share Merger Consideration or Per ADS Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III without interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

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Section 3.3 No Further Ownership Rights. From and after the Effective Time, all Company Shares (including Company Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and cease to exist, and all ADSs shall be surrendered, and each holder of a Company Share or ADSs representing any Company Shares shall cease to have any rights with respect thereto, except as otherwise provided for in this Agreement and the Cayman Companies Act. The Per Share Merger Consideration and the Per ADS Merger Consideration paid for each Company Share (other than Excluded Shares) or ADS (other than ADSs representing Excluded Shares) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares (including Company Shares represented by ADSs). From and after the Effective Time, there shall be no further registration of transfers of shares on the register of members of the Surviving Company of any Company Shares (including Company Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares or ADSs are presented to the Surviving Company for any reason, they shall be surrendered, cancelled or exchanged as provided in this Article III.

Section 3.4 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or by the Paying Agent, the execution of an indemnity or the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as an indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b).

Section 3.5 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

Section 3.6 Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Company shall take any such lawful and necessary action.

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Article IV
Representations and Warranties of the Company

Except (i) as disclosed in the Company SEC Filings filed prior to the date hereof (excluding disclosures contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof, any other forward-looking statements or any other disclosures of risks or uncertainties that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein prior to the date of this Agreement, in each case, other than any specific factual information contained therein), or (ii) as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification. The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any Company Subsidiary to be so organized, existing or in good standing has not had a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business (and, in the case of the PRC Subsidiaries, duly fulfilled annual information disclosure obligations to the public in accordance with PRC Law), and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that have not had a Company Material Adverse Effect. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Company Memorandum and Articles or equivalent organizational documents, each as amended to date, of each of the Company and the Company Subsidiaries. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. Except as has not had a Company Material Adverse Effect, the Company or any Company Subsidiary is not in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 4.2 Capitalization.

(a)            The authorized share capital of the Company is $100,000, divided into 1,000,000,000 Ordinary Shares of a par value of $0.0001. As of April 25, 2022, there were (i) 412,450,256 Ordinary Shares issued and outstanding and (ii) no Company Shares held in treasury of the Company and no Company Shares owned by any Company Subsidiary. All of the outstanding shares in the share capital of the Company have been duly authorized and validly issued and are fully paid, non-assessable.

(b)            Except as set forth in Section 4.2(a), as of the date of this Agreement, there are no (i) options, warrants, pre-emptive rights, subscription or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary, or (ii) securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue, grant or sell any of its share capital or other Equity Interests, or securities convertible into or exchangeable for such share capital of, or other Equity Interests in, the Company or any Company Subsidiary, or (iii) restricted shares, restricted stock units, profit participation rights, share appreciation rights, “phantom shares” or other similar commitments, securities or rights that are derivative of, or provide any right to receive value or benefits based, directly or indirectly, on the value or price of any share capital, securities or other rights issued by the Company or any Company Subsidiary. There are no outstanding Contracts or other obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company or any Company Subsidiary. There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of Company Shares may vote.

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(c)            Each outstanding share or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid (and, in the case of each PRC Subsidiary, the payment thereof has been duly verified by an independent certified public accountant and has been duly filed or registered with competent PRC Governmental Entity), non-assessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens (other than Permitted Encumbrances and Liens that would not be material to the Company and Company Subsidiaries as a whole), and subject to the Laws of the PRC with respect to the PRC Subsidiaries, free of any restriction which prevents the payment of dividends to the Company or any Company Subsidiary. There are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase, exchange, cancellation or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(d)            Section 4.2(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) each Company Subsidiary, and (ii) the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) as of the date hereof (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens (other than Permitted Encumbrances and Liens that would not have a Company Material Adverse Effect). Except for the share capital and other Equity Interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any share capital or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(e)            Neither the Company nor any of the Company Subsidiaries has entered into any Contract, commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, except as has not had a Company Material Adverse Effect. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the transfer, voting or registration of any Equity Interests of the Company or any Company Subsidiary or preemptive rights with respect thereto.

(f)            The Company does not have any secured creditors holding a fixed or floating security interest. As of the Date of this Agreement, neither the Company nor any Company Subsidiary has incurred any Indebtedness since June 30, 2021 other than in the ordinary course of business.

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Section 4.3 Corporate Authority; Approval and Fairness.

(a)            The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Merger by the Shareholder Approval. No other corporate authorizations on the part of the Company and no other shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)            The Special Committee has received from Kroll, LLC (the “Company Financial Advisor”), operating through its Duff & Phelps Opinions Practice, its written opinion, dated as of the date of this Agreement, to the effect that, subject to the limitations, qualifications and assumptions set forth therein, that the Per Share Merger Consideration to be received by the holders of Company Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than ADSs representing Excluded Shares) in the Merger is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs). A copy of such opinion has been or will be provided to Parent as promptly as practicable. The Company Board (acting upon the unanimous recommendation of the Special Committee) has (i) determined that this Agreement and the transactions provided for herein, including the Plan of Merger and the Merger, are fair to and in the best interest of the Company and its shareholders (other than the Rollover Securityholders), and (ii) validly adopted resolutions approving this Agreement, the Plan of Merger and the transactions contemplated hereunder and thereunder (including the Merger), directing that this Agreement, the Plan of Merger and the Merger be submitted to the shareholders of the Company for their authorization and approval, and recommending to the shareholders of the Company that they authorize and approve this Agreement, the Plan of Merger and the Merger (the “Company Recommendation”).

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Section 4.4 No Conflict; Required Filings and Consents.

(a)            The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, will not, (i) assuming the Shareholder Approval is obtained, conflict with or violate any provision of the Company Memorandum and Articles or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) will have been obtained prior to the Effective Time, all filings and notifications described in Section 4.4(b) will have been made and any waiting periods or approvals thereunder will have terminated, expired or been obtained prior to the Effective Time and the Shareholder Approval is obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that are not reasonably likely to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws or the rules and regulations of NASDAQ, including the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing of the Plan of Merger and other documents as required by the Cayman Companies Act with the Registrar of Companies and the publication of notification of the Merger in the Cayman Islands Government Gazette, (iii) for the PRC Required Approvals, or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (x) prevent or materially delay the consummation of the Merger, or (y) otherwise reasonably have a Company Material Adverse Effect.

Section 4.5 Compliance with Laws; Permits.

(a)            (i) Each of the businesses of the Company and any Company Subsidiary is, and since January 1, 2020 has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (ii) the Company is in material compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ, (iii) each of the Company and the Company Subsidiaries holds all Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) each of the Company and the Company Subsidiaries is in compliance in all respects with the terms of such Permits, and (v) no suspension or cancellations of any such Permit is pending or, to the Company’s Knowledge, threatened, except in cases of (i), (iii), (iv) and (v) where non-compliance, failure hold a Permit or any such suspension or cancellation has not had a Company Material Adverse Effect.

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(b)            To the Knowledge of the Company, since January 1, 2020, neither the Company, any Company Subsidiary nor any director or officer, nor, to the Knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, any of them (i) violated any provision of (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder), (B) the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, (C) the Interim Rules on Prohibition of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 or (D) any other applicable anti-corruption Law ((A), (B), (C) and (D) collectively, "Anti-Corruption Laws"); or (ii) made or gave any bribe, rebate, payoff, influence payment, kickback or other payment to any officer, director, employee or official of or any other person acting in an official capacity for any Governmental Entity that would be unlawful under any applicable Law, including under an Anti-Corruption Law or (iii) undertaken any act or failed to undertake any act that directly or indirectly caused or contributed to the Company or any Company Subsidiary to be in violation of any Anti-Corruption Law. To the Knowledge of the Company, since January 1, 2020, neither the Company nor any Company Subsidiary has received any communication that alleges that the Company or any Company Subsidiary, or any Representative thereof is, or may be, in violation of, or has, or may have, any material liability under, any Anti-Corruption Law which has not been resolved. Except as has not had a Company Material Adverse Effect, the Company has effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws by the Company or any Company Subsidiary will be prevented, detected and deterred.

(c)            To the Knowledge of the Company, each holder or beneficial owner of Company Shares who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 7, SAFE Circular 37 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company except where non-compliance has not had a Company Material Adverse Effect. Neither the Company nor, to the Knowledge of the Company, such holder or beneficial owner has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

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Section 4.6 SEC Filings; Financial Statements.

(a)            Company SEC Filings. The Company has timely filed or furnished, as applicable, all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC, as the case may be, since January 1, 2020 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and (ii) did not, at the time it was filed or furnished (or, if amended, at the time (and taking into account the content) of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of outstanding SEC investigation, or ongoing SEC review. The Company has made available to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(b)            Financial Statements. Each of the audited and unaudited consolidated financial statements (including, in each case, any notes or schedules thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared, or, in the case of Company Financial Statements filed after the date hereof, will be prepared, in accordance with IFRS applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, or, in the case of Company Financial Statements filed after the date hereof, will present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows and statements of shareholders equity of the Company and the Company Subsidiaries for the respective periods indicated therein are, or, in the case of Company Financial Statements filed after the date hereof, will be, correct and complete in all material respects and are, or, in the case of Company Financial Statements filed after the date hereof, will be, consistent in all material respects with the books and records of the Company and the Company Subsidiaries (subject, in the case of unaudited statements, to normal period-end adjustments which have not and would not have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(c)            Internal Controls.

(i)            The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements of the Company and any Company Subsidiary for external purposes in accordance with IFRS.

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(ii)            The Company and each Company Subsidiary have established and maintain disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that all material information concerning the Company and any Company Subsidiary required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Since January 1, 2021, neither the Company nor, to the Company’s Knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. Since January 1, 2021 to the Company’s Knowledge, there is and has been, no fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the date of the Company’s most recently filed annual report under the Exchange Act, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As used in this Section 4.6(c)(ii), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 4.7 No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, including any outstanding Indebtedness or any commitments therefor) of the type that would be required to be reflected on or reserved against it in a consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with IFRS, except for liabilities or obligations (i) which have not had a Company Material Adverse Effect, (ii) that were incurred after June 30, 2021, in the ordinary course of business consistent with past practice, (iii) that were set forth in the Company's consolidated balance sheet as of June 30, 2021 included in the Company Financial Statements prior to the date hereof, or (iv) that were required to be incurred pursuant to the transactions contemplated by this Agreement.

Section 4.8 Absence of Certain Changes or Events. Since June 30, 2021, (i) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (excluding any actions taken or not taken due to COVID-19), except where the failure to do so has not had a Material Adverse Effect, (ii) there has not been any Company Material Adverse Effect and (iii) there has not been any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries.

Section 4.9 Company Plans; Employees and Employment Practices.

(a)            All material benefit and compensation plans, stock purchase, severance, retention, retirement, profit sharing, fringe benefit, termination, pension, bonus, incentive, or other employee benefit plan, agreement, program, policy or arrangement (the “Company Plans”) covering current or former officers, employees and directors of the Company and the Company Subsidiaries are listed in Section 4.9 of the Company Disclosure Schedule. True and complete copies of each material Company Plan, including all amendments thereto, have been provided or made available to Parent. Since June 30, 2021 there has been no material change, amendment, modification to, or adoption of, any material Company Plan.

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(b)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director, officer or employee of the Company or any of the Company Subsidiaries under any of the Company Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c)            There is no material outstanding Order against any material Company Plan.

Section 4.10 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union Contract applicable to persons employed by it, nor is such an agreement presently being negotiated by the Company or any Company Subsidiary, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent (including organizational campaigns, petitions or other unionization activities) any employee of the Company or any Company Subsidiary. Except for matters that have not had a Company Material Adverse Effect, (a) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or, to the Knowledge of the Company, been threatened or is anticipated with respect to any employee of the Company or any Company Subsidiary, (b) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened or anticipated with respect to any employee of the Company or any Company Subsidiaries. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, social security, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration and collective bargaining except as where non-compliance has not had a Company Material Adverse Effect.

Section 4.11 Contracts.

(a)           Except for (x) this Agreement, (y) Contracts filed as exhibits to the Company SEC Filings that are made available to Parent prior to the date hereof or (z) set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any Contract which:

(i)            as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

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(ii)            would prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(iii)            relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, Person or joint venture or relates to business cooperation or otherwise (A) that is material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) in which the Company owns more than a fifteen percent (15%) voting or economic interest or (C) which imposes on the Company or any Company Subsidiary any obligation of more than $1,000,000 in the aggregate;

(iv)            relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary) in excess of $200,000;

(v)            prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(vi)            other than in the ordinary course of business, requires or is reasonably likely to require either (x) annual payments from third parties to the Company and the Company Subsidiaries of at least $200,000 in the aggregate or (y) annual payments from the Company and Company Subsidiaries to third parties of at least $200,000 in the aggregate;

(vii)            relates to any acquisition by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations;

(viii)            involves any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company or any of their respective Affiliates (other than the Company or any Company Subsidiary) or immediate family members;

(ix)            contains any covenant that (A) limits the ability of the Company or any Company Subsidiary (or, after the Effective Time, Parent, the Surviving Company, or their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (B) could require the disposition of any material assets (including the assignment or transfer of, or licensing or grant of any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, any Company Intellectual Property) or line of business of the Company or any Company Subsidiary (or, after the Effective Time, Parent, the Surviving Company, or their respective Subsidiaries), or (C) prohibits or limits the right of the Company or any Company Subsidiary to make, sell or distribute any products or services;

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(x)            contains any covenant granting “most favored nation” status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Company and/or their respective Subsidiaries or Affiliates;

(xi)            provides for indemnification by the Company or any Company Subsidiary of any Person, except for any such Contract that is (A) not material to the Company or any Company Subsidiary and (B) entered into in the ordinary course of business;

(xii)            (A) contains a put, call, right of first refusal/offer or similar right pursuant to which any Person has a preferential right to purchase any Equity Interests or assets of the Company or any Company Subsidiary or (B) contains an obligation pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $200,000;

(xiii)            involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contract, or any other interest-rate, commodity price, equity value or foreign currency protection Contract; or

(xiv)            relates to (A) the assignment or transfer of, or licensing or grant of any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, any Intellectual Property material to the business of the Company and the Company Subsidiaries taken as a whole by the Company or any Company Subsidiary to another Person or from another Person to the Company or any Company Subsidiary, other than the non-exclusive licenses granted in the ordinary course of business consistent with past practices, or (B) any prohibition, restriction or limitation on the Company’s or any Company Subsidiary's ability to assign, transfer, license, grant any other rights under, use, disclose, patent, register, or enforce any such Intellectual Property or any indemnification relating to any such Intellectual Property, including trademark co-existence agreements, consents, standstill agreements, Orders, settlement agreements, Source Code, escrow agreements, development agreements, co-development agreements, website agreements, technical assistance agreements, outsourcing agreements, and agreements relating to Third Party Components;

(xv)            any Contract that obligates any Group Company to make a loan or capital contribution to, or investment in, any Person, in each case with an amount in excess of $200,000 and not to any Affiliate of the Parent; or

(xvi)            any real property lease for which annual rental payments exceed $200,000.

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(b)            Each Contract of the type described in Section 4.11(a) to which the Company or any Company Subsidiary is a party or set forth on Section 4.9 or Section 4.17(b) of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.” Except as has not had a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Company's Knowledge, no counterparty, is or is alleged to be in material breach or violation of, or material default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any claim of material default under any Company Material Contract, (v) to the Company's Knowledge, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such other party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

Section 4.12 Litigation. (i) Except as set forth in Section 4.12 of the Company Disclosure Schedule, there is no material legal, administrative, arbitral or other suit, claim, action, inquiry, mediation, proceeding or investigation of any nature (whether sounding in contract, tort, equity or otherwise) (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary which if adversely determined or adjudicated against the Company or any Company Subsidiary is not reasonably likely to have a Company Material Adverse Effect, and (ii) none of the Company or any of the Company Subsidiaries or any property or asset of the Company or any Company Subsidiary is subject to or bound by any material outstanding Order which if not complied is not reasonably likely to have a Company Material Adverse Effect.

Section 4.13 Environmental Matters. Except as has not had a Company Material Adverse Effect, since January 1, 2020, (a) the Company and each Company Subsidiary have complied and are in compliance in all material respects with all Environmental Laws and have obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law, (b) all such permits, licenses and other authorizations are in full force and effect and (c) neither the Company nor any Company Subsidiary has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Law.

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Section 4.14 Intellectual Property.

(a)            Each of the Company and the Company Subsidiaries has complied in all material respects with all of their respective obligations to the respective patent, trademark, and copyright offices, including the duty of candor and disclosure to the United States Patent and Trademark Office, and all applicable Laws, with respect to the Intellectual Property material to the business of the Company and the Company Subsidiaries taken as a whole, except where non-compliance has not had a Company Material Adverse Effect.

The Company or one of the Company Subsidiaries solely and exclusively owns or has been licensed all right, title and interest in and to the Intellectual Property material to the business of the Company and the Company Subsidiaries taken as a whole, free and clear of all Liens, except for Permitted Encumbrances, Liens that would not have a Company Material Adverse Effect or with respect to licensed Intellectual Property restrictions contained in the applicable licenses. Each of the Company and the Company Subsidiaries solely and exclusively owns all right, title and interest in and to, or has valid and enforceable rights to use all Company IP Rights material to the business of the Company and the Company Subsidiaries taken as a whole and used in, held for use in, or necessary to conduct, the businesses of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, except for Permitted Encumbrances or Liens that would not have a Company Material Adverse Effect). No Company IP Right material to the business of the Company and the Company Subsidiaries taken as a whole is jointly owned by the Company or any Company Subsidiary and any other Person. There is no outstanding Order relating to any material Company IP Right that are material to the business of the Company and the Company Subsidiaries taken as a whole.

(b)            Except where there has not been a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any notice or is or has been subject to any Action, nor is there or has there been any actual or, to the Knowledge of the Company, threatened notice or Action against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary, or the business previously or currently conducted by the Company or any Company Subsidiary (including the development, marketing, licensing, sale, offer for sale, distribution, import, export, hosting, implementation, and use of, any Company Software, and the provision of services relating to any Company Software), is infringing, diluting, misappropriating, or otherwise violating, or has infringed, diluted, misappropriated, or otherwise violated, any Intellectual Property right of any Person, including any solicited or unsolicited offer, demand, or request to license any Intellectual Property. To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor any business previously or currently conducted by the Company or any Company Subsidiary (including the development, marketing, licensing, sale, offer for sale, distribution, import, export, hosting, implementation, and use of any Company Software, and the provision of services relating to any Company Software) infringes, dilutes, misappropriates, or otherwise violates or has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property rights of any Person. To the Knowledge of the Company, no third party is currently infringing, diluting, misappropriating, or otherwise violating any material Intellectual Property owned by the Company or any Company Subsidiary.

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(c)            To the Knowledge of the Company, all of the material Company Intellectual Property is valid and enforceable. Except as has not had a Company Material Adverse Effect, all of the Company Intellectual Property is subsisting and in full force and effect, and none of the Company Intellectual Property has been misused. Except as has not had a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any notice or is or has been subject to any Action, nor is there or has there been any actual or, to the Knowledge of the Company, threatened notice or Action against the Company or any Company Subsidiary, including any opposition, cancellation, reissue, re-examination, inter partes, interference, nullity, revocation, or other proceedings by any Person challenging the validity, enforceability, patentability, registrability, inventorship, or scope of, or the Company’s or any Company Subsidiary’s use or ownership of, any of the material Company Intellectual Property.

(d)            Each of the Company and the Company Subsidiaries owns all right, title and interest in and to all Intellectual Property material to the business of the Company and the Company Subsidiaries taken as a whole and created or developed by, for or under the direction or supervision of the Company or such Company Subsidiary.

(e)            Except as has not had a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken all actions reasonably necessary to maintain and protect the Company Intellectual Property, including maintaining and protecting in confidence all confidential information of the Company or any Company Subsidiary and all Personal Data in the possession, custody, or control of, or Processed by or for, the Company or any Company Subsidiary (including establishing and maintaining appropriate physical, electronic, and other security policies, programs, and procedures). To the Knowledge of the Company, except as has not had a Company Material Adverse Effect, each service provider of the Company or any Company Subsidiary and each other Person that may Process any Personal Data for the Company or any Company Subsidiary or has access to any Personal Data in the possession, custody, or control of, or Processed by or for, the Company or any Company Subsidiary, or confidential information of the Company or any Company Subsidiary (each, a “Services Provider”) has taken all actions reasonably necessary to maintain and protect in confidence such Personal Data and confidential information (including establishing and maintaining appropriate physical, electronic, and other security policies, programs, and procedures).

(f)            Except as has not had a Company Material Adverse Effect, each Person that has had or has access to confidential information of the Company or any Company Subsidiary (including any Source Code) is subject to appropriate confidentiality obligations regarding the non-disclosure and protection of such confidential information, and, to the Company’s Knowledge, no such Person has materially breached or is in material breach of any such obligations.

(g)            Except as has not had a Company Material Adverse Effect, no funding, facilities, personnel, or resources of a university, college, other educational or academic institution or research center or a Governmental Entity has been used by the Company or any Company Subsidiary in the development of any Company Intellectual Property, and no university, college, other educational or academic institution or research center or Governmental Entity has any claim or right in or to any such Intellectual Property.

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(h)            Except as has not had a Company Material Adverse Effect, the Company IT Systems are and will be sufficient for the immediate and currently anticipated future needs of the Company and the Company Subsidiaries and their intended function, operation, and purposes, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. To the Knowledge of the Company, the Company and each Company Subsidiary own or have valid and enforceable rights to use the material Company IT Systems.

(i)            Except as has not had a Company Material Adverse Effect, the Company and each Company Subsidiary have taken all steps reasonably necessary (x) to maintain and protect, and the Company and each Company Subsidiary has contractually required all Services Providers to maintain and protect, the security, confidentiality, integrity, and continuity of the Company IT Systems (including the data and information stored or contained therein or transmitted thereby), and (y) to prevent and guard against any unauthorized use, access, interruption, or modification of any of the Company IT Systems (including such data or information), including maintaining compliance with generally accepted industry security standards and storing on-site and off-site back-up copies of material data and information.

(j)            The Company’s representations and warranties set forth in this Section 4.14 constitute the sole and exclusive representations and warranties of the Company related to Intellectual Property matters, Personal Data, data privacy, data security and Company IT Systems.

Section 4.15 Taxes.

(a)            All material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely (taking into account any extension of time within which to file) filed in accordance with applicable Law in material aspects.

(b)            All material Taxes (whether or not shown on a Tax Return) of the Company and each Company Subsidiary due and payable have been timely paid.

(c)            No material deficiencies for material Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to material Tax matters or (iii) notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such material deficiency for material Taxes. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any material Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to the assessment or collection of any material Taxes.

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(d)            Each of the Company and the Company Subsidiaries has duly and timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with any amounts paid or owing, including in respect of Company Share Awards to any employee, independent contractor, creditor, stockholder, or other third party and timely and accurately filed all associated forms and Tax Returns.

(e)            There are no material Liens (except Permitted Encumbrances or Liens that would not have a Company Material Adverse Effect) or other security interests upon any property or assets of the Company or any Company Subsidiary for material Taxes, except for Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with IFRS.

(f)            To the Knowledge of the Company, the Company was not, for the taxable year ended December 31, 2021, treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(g)            Neither the Company nor any Company Subsidiary takes the position for Tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation. Each Company Subsidiary located in the PRC has, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Entities.

(h)            Neither the Company nor any Company Subsidiary has received written notice with respect to suspension, repeal, reduction, revocation, cancellation or any other changes with respect to material Tax Incentives it enjoys. No submissions made by or on behalf of the Company or any Company Subsidiary to any Governmental Entity in connection with obtaining any Tax Incentive contained any material misstatement or omission that would have affected the granting of such Tax Incentive.

Section 4.16 Insurance. Except as has not had a Company Material Adverse Effect (a) all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and the Company Subsidiaries are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, and (b) as of the date of this Agreement, the Company has no reason to believe that it or any Company Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted.

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Section 4.17 Real Estate

(a)            Section 4.17(a) of the Company Disclosure Schedule lists the location of each parcel of real property which is material to the business of the Company and the Company Subsidiaries taken as a whole and in which the Company or any of the Company Subsidiaries holds any title ownership or land use rights where title ownership is not available to private parties in the jurisdiction in which such real property is located (“Owned Real Property”). Except as has not had a Company Material Adverse Effect, each of the Company and the Company Subsidiaries holds good and valid title to, or valid land use rights with respect to, each parcel of Owned Real Property free and clear of all Liens, except Permitted Encumbrances. Except as had not had a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has paid in full any and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights.

(b)            Section 4.17(b) of the Company Disclosure Schedule lists the location of each parcel of real property leased by the Company or a Company Subsidiary which is material to the business of the Company and the Company Subsidiaries, taken as a whole (“Leased Real Property”) and a true and complete list of all leases for each such Leased Real Property. Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has a valid leasehold interest in all of its Leased Real Property free and clear of any and all Liens, except Permitted Encumbrances.

(c)            Except as would not reasonably likely to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has good title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any and all Liens, except Permitted Encumbrances. Such personal property and Owned Real Property and Leased Real Property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably likely to have a Company Material Adverse Effect.

(d)            Except as has not had a Company Material Adverse Effect: the possession of the Leased Real Property by the Company or any Company Subsidiary has not been disturbed and, to the Knowledge of the Company, (i) there are no ongoing and unsettled disputes with respect to any Leased Real Property, and (ii) except as would not constitute, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company there are no applicable Laws in effect that would prevent or limit any of the Company and Company Subsidiaries from conducting its operations on the Leased Real Property as they are currently conducted.

Section 4.18 Affiliate Transactions. As of the date hereof, no named executive officer or director of the Company or any Company Subsidiary is a party to any transaction with the Company or any Company Subsidiary that would be required to be reported under Item 7.B. of Form 20-F under the Exchange Act (other than for services as officers, directors or employees of the Company or any Company Subsidiary), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including Company Options and Company RSUs, in each case, in the ordinary course of business and consistent with past practice.

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Section 4.19 Brokers. Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor and such engagement letter has not been amended or modified.

Section 4.20 Anti-Takeover Provisions. The Company is not a party to a shareholder rights agreement or “poison pill” or similar agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (save for the Cayman Companies Act) or any similar anti-takeover provision in the Company Memorandum and Articles is or will be applicable to the Company, the Company Shares, the Merger or any other transactions contemplated hereby.

Section 4.21 PRC Subsidiaries. Except as has would not reasonably likely have a Company Material Adverse Effect,

(a)            All filings and registrations with competent PRC Governmental Entities required to be made in respect of the PRC Subsidiaries and their operations, including the registrations with MOFCOM, the State Administration for Market Regulation or its competent local counterparts, education authorities, SAFE, tax bureau and customs authorities, have been duly completed in accordance with applicable PRC Laws.

(b)            The registered capital of each PRC Subsidiary (including each of the VIEs that were incorporated under the PRC Laws (the “PRC VIEs”) and each of its Subsidiaries) is contributed in accordance with applicable PRC Laws. The Company controls its PRC VIEs through a series of contractual arrangements (the underlying Contracts for such arrangements, collectively, the “VIE Contracts”) and each of the VIE Contracts constitutes the valid, binding and enforceable obligations of the relevant parties thereto under the prevailing interpretation of applicable PRC Laws as of the date hereof and enable the Company to consolidate the financial statements of the PRC VIEs in accordance with IFRS, and to the Knowledge of the Company, there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements. Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of the VIE Contracts.

(c)            The ownership structures of the PRC VIEs and the PRC VIEs’ shareholders as described in the Company SEC Filings do not violate any applicable PRC Laws as such applicable PRC Laws are being interpreted and enforced as of the date hereof, unless otherwise disclosed.

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(d)            No approvals, other than those already obtained, are required to be obtained for the performance by the respective parties of their obligations and the transactions contemplated under the VIE Contracts, except (i) if the WFOE (or any other Person designated by the WFOE) decides to exercise the option granted under the applicable VIE Contract to purchase the Equity Interests in a PRC VIE and, as a result of such purchase, relevant PRC VIE will be operating its business in a restricted industry under PRC Laws, such purchase shall satisfy relevant requirements of MOFCOM, be subject to prior approval by local education authorities, and be further subject to registrations with the relevant PRC Government Entities, and (ii) if there is any change to the shareholding percentage or registered capital of any PRC VIE, the pledges under the applicable VIE Contract shall be subject to re-registration with the State Administration for Market Regulation or its local counterparts.

(e)            Other than any violation, conflict or breach fully cured prior to the date hereof, the execution, delivery and performance by each of the relevant parties of their respective obligations under each of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, Order or decree of any court of the PRC having jurisdiction over the relevant parties to the VIE Contracts, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

(f)            As of the date of this Agreement, there have been no Actions of any nature, raised by any Governmental Entity or any other party, in writing pending or, to the Knowledge of the Company, threatened against any of the WFOE, the PRC VIEs, any of the PRC VIEs’ Subsidiaries that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as a whole; (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and as disclosed in the Company SEC Filings; (iii) claim any ownership, share, equity or interest in any PRC VIE, any PRC VIE’s Subsidiaries, or claim any compensation for not being granted any ownership, share, equity or interest in any PRC VIE, any PRC VIE’s Subsidiaries; in each case in the preceding clauses (i) through (iii), where such dispute, disagreement, claim, legal proceeding or Action has a materially disproportionate adverse effect on the Company, the WFOE, any PRC VIE, any PRC VIE’s Subsidiaries or any of their respective shareholders as compared to other similarly situated enterprises in the PRC which adopt a similar “variable interest entity” structure that allows one entity to exercise voting control and have a substantial economic interest in another entity where such first entity does not, directly or indirectly, own a majority of the Equity Interests of the second entity.

Section 4.22 No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of Company Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with this Agreement and the transactions contemplated hereby or by the Support Agreement or the Equity Commitment Letter, and each of Parent and Merger Sub acknowledges and agrees with the foregoing. The Company is not, directly or indirectly, making any representations or warranties regarding any financial estimates or projections or other forward-looking information or statements of the Company or any of its Subsidiaries.

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Article V
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Parent is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and Merger Sub is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, materially delay or prevent the consummation of the Merger. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association as in effect as of the date hereof of Parent and Merger Sub, respectively.

Section 5.2 Capitalization.

(a)            As of the date of this Agreement, the authorized share capital of Parent is $500,000 divided into 500,000,000 shares, par value $0.0001 per share, of which 1 ordinary share(s) of Parent is issued and outstanding. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other transactions (including any financing transactions in connection herewith) contemplated hereby.

(b)            As of the date of this Agreement, the authorized share capital of Merger Sub is $50,000 divided into 50,000 shares, par value $1.00 per share, of which 1 ordinary share is issued and outstanding. All of the issued and outstanding share of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent, free and clear of any Lien. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other transactions (including any financing transactions in connection herewith) contemplated hereby.

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Section 5.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.4 No Conflict; Required Filings and Consents

(a)            The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate any provision of the memorandum and articles of association of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b)            The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under by the Exchange Act, the Securities Act or any other federal or state securities Laws or the rules and regulations of NASDAQ, including the joining of the Company in the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing of the Plan of Merger and other documents as required by the Cayman Companies Act with the Registrar of Companies and the publication of notification of the Merger in the Cayman Islands Government Gazette, or (iii) any action, consent, approval, authorization, filing or notification the absence of which would not reasonably be expected to materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

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Section 5.5 Litigation. As of the date hereof, to the Knowledge of Parent, there is no material Action pending or threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein.

Section 5.6 Financing.

(a)            Parent has delivered to the Company true and complete copies of the equity commitment letter, dated as of the date of this Agreement, from Hailiang Group Co., Ltd.. (the “Equity Commitment Letter”), regarding the proposed equity investments set forth therein (the “Equity Financing”).

(b)            The Equity Commitment Letter is in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent and, to the Knowledge of Parent, of the other parties thereto, in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. Assuming (A) the Equity Commitment Letter is funded in accordance with the Equity Commitment Letter, (B) the contributions contemplated by the Support Agreement are made in accordance with the terms of the Support Agreement, (C) the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2 or the waiver of such conditions, Parent and Merger Sub will have at and after the Closing funds sufficient to pay the aggregate Per Share Merger Consideration, the aggregate Per ADS Merger Consideration and all fees and expenses payable by them in connection with the consummation of the Merger and the other transactions contemplated hereby. The obligations of the financing sources to fund the commitments under the Equity Commitment Letter is not subject to any contractual conditions other than as set forth in the Equity Commitment Letter. As of the date of this Agreement, (i) the Equity Commitment Letter has not been amended or modified, and the respective commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded, (ii) the Equity Commitment Letter is in full force and effect, and (iii) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Equity Commitment Letter by Parent or Merger Sub. The Equity Commitment Letter provides that the Company is a third party beneficiary thereof. There are no side letters or other oral or written Contracts related to the funding of the full amount of the Equity Financing to which Parent or any of its Subsidiaries is a party.

Section 5.7 Brokers . No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.

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Section 5.8 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company a duly executed Limited Guarantee with respect to certain matters on the terms specified therein. Assuming the due authorization, execution and delivery by the Company, the Limited Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

Section 5.9 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the Equity Financing, the payment of the Per ADS Merger Consideration, the payment of the Per Share Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the payment of all related expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time.

Section 5.10 Ownership of Shares. Other than the Rollover Securities, neither Parent nor Merger Sub owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Equity Interests in the Company.

Section 5.11 Buyer Group Contracts. As of the date hereof, other than the Support Agreement, Equity Commitment Letter and Limited Guarantee, and any other agreements or arrangements disclosed in documents publicly filed with the SEC by the Rollover Securityholder prior to the date hereof, there are no Contracts (whether oral or written) (A) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the transactions contemplated by this Agreement, including the Merger, (B) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per ADS Merger Consideration or the Per Share Merger Consideration, (C) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (D) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger.

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Section 5.12 Non-Reliance. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto. Each of Parent and Merger Sub further acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, in connection with the Merger or the other transactions contemplated hereby or by the Support Agreement or the Equity Commitment, Parent and Merger Sub are not relying on any representation or warranty made by the Company, any Company Subsidiary, any Company Representative or any other Person, except for those expressly set forth in Article IV of this Agreement.

Section 5.13 No Additional Representations.

Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

Article VI
Covenants

Section 6.1 Conduct of Business by the Company Pending the Closing

(a)            The Company agrees that, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to (i) conduct its business in the ordinary course consistent with past practice, and (ii) use its commercially reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve its business organization, and maintain its existing relations and goodwill of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by applicable Law, as deemed necessary by the Company in good faith (after prior consultation with Parent) to preserve the viability of the business directly in response to pandemic conditions related to the coronavirus disease (COVID-19) or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions:

(i)            amend or otherwise change the Company Memorandum and Articles or equivalent organizational documents of the Company Subsidiaries;

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(ii)            issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of any class or series of its share capital or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its share capital or other Equity Interests;

(iii)            declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its share capital (other than dividends paid by a Company Subsidiary to the Company or to any other Company Subsidiary wholly-owned by Company), or enter into any agreement with respect to the voting of its share capital;

(iv)            reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its share capital or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its share capital or other Equity Interests, except pursuant to the exercise or settlement of employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v)            acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $100,000 in any transaction or series of related transactions;

(vi)            redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any Indebtedness or issue any debt securities or other Contracts evidencing Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, except for (A) Indebtedness incurred under the Company's or any Company Subsidiary's existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (B) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount not in excess of $100,000 for all such Indebtedness by the Company and the Company Subsidiaries in the aggregate and (C) Indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary; provided that any Indebtedness incurred or otherwise acquired, or modified, or assumed under this Section 6.1(a)(vi) shall be subject to prepayment without penalty at any time.

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(vii)            grant any Lien on any of its assets, other than Liens granted in connection with any Indebtedness permitted under Section 6.1(a)(vi) or Permitted Liens or Liens that would not have a Company Material Adverse Effect));

(viii)          sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $200,000 in the aggregate;

(ix)             sell, transfer, assign, license, grant any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse, permit to be subject to any Lien, or fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), any Company Intellectual Property, or disclose to any Person any confidential information (except for disclosure of confidential information in the ordinary course of business consistent with past practice and pursuant to appropriate confidentiality agreements, and non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice);

(x)               authorize, or make any commitment with respect to, any single capital expenditure in excess of $100,000 or capital expenditures for the Company and the Company Subsidiaries in excess of $200,000 in the aggregate;

(xi)             enter into any new line of business outside of its existing business segments;

(xii)            (A) grant or announce any stock option, equity, equity-linked or incentive awards, (B) subject to Section 6.12(c), grant or announce any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary having a total annual base salary and incentive compensation opportunity in excess of $80,000, (C) hire (or enter into any employment or other compensatory agreements with) any employees or independent contractors having a total annual base salary and incentive compensation opportunity in excess of $80,000, (D) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan, or (E) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or benefit arrangement or any collective bargaining agreement;

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(xiii)           communicate with employees of the Company or any Company Subsidiary regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(xiv)           except as may be required by IFRS or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xv)            change any method of material Tax accounting, make or change any material Tax election, adopt or change any material accounting method, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund, fail to pay any material Taxes as they become due and payable, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(xvi)            settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $100,000 in the aggregate, (B) entailing the incurrence of (x) any obligation or liability of the Company or any Company Subsidiary in excess of such amount, or (y) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries, (C) involving the admission of any wrongdoing by the Company or any Company Subsidiaries; or (D) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement;

(xvii)          (A) enter into (other than extensions at the end of a term in the ordinary course of business), terminate or materially amend or modify any Company Material Contract, VIE Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or Company Subsidiary or liability or obligation owing to the Company or Company Subsidiary under any Company Material Contract or VIE Contract;

(xviii)         fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xix)            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company);

(xx)            take any action which would result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger prior to the End Date; or

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(xxi)            commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b)            Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ respective operations.

Section 6.2 Proxy Statement; Schedule 13E-3; Company Shareholders Meeting

(a)            Proxy Statement. As promptly as practicable after the date hereof, the Company shall prepare a proxy statement relating to authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”). The Company shall cause the Proxy Statement to be filed with the SEC as soon as practicable after the date hereof. Each of Parent and Merger Sub shall furnish all information concerning itself and its Affiliates that is reasonable requested by the Company in connection with the preparation of the Proxy Statement. Subject to and without limiting the rights of the Special Committee and the Company Board pursuant to Section 6.4(d), the Proxy Statement shall include the Company Recommendation.

(b)            Schedule 13E-3. Concurrently with the preparation and filing of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 with respect to the Merger. The Company and Parent shall cooperate and consult with each other in preparation of the Schedule 13E-3, including furnishing the information required by the Exchange Act to be set forth in the Schedule 13E-3.

(c)            SEC Comments. The Company, after consultation with Parent, shall respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and/or the Schedule 13E-3. The Company will advise Parent, promptly (and in any event within three (3) Business Days) after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement and/or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement. The Company shall not (i) file or mail the Proxy Statement, including any amendments or supplements thereto, (ii) file the Schedule 13E-3, including any amendments or supplements thereto, (iii) respond to any comments by the SEC, or (iv) file any other required filings, including any amendments or supplements thereto, unless (x) Parent and its counsel have had a reasonable opportunity to review and propose comments on such document or response and (y) the Company has incorporated those comments reasonably proposed by Parent and its counsel into such document or response. As promptly as practicable after the SEC confirms that it has no further comments to the Proxy Statement and the Schedule 13E-3, the Company shall mail the Proxy Statement and all other proxy materials to the holders of Company Shares and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

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(d)            Information Supplied. Each of Parent, Merger Sub and the Company agrees, as to it and its respective Affiliates, directors, officers, employees, agents or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Company Shares and at the time of the Company Shareholders Meeting or any adjournment thereof, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with the other Party with respect to such amendment or supplement and shall afford the other Party and their Representatives reasonable opportunity to comment thereon.

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(e)            Shareholders Meeting.

(i)            As promptly as practicable following the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, the Company shall (i) take, in accordance with the Cayman Companies Act and the Company Memorandum and Articles, all action reasonably necessary to duly call, give notice of, set a record date for and hold an extraordinary general meeting of its shareholders (the “Company Shareholders Meeting”), which shall not be held later than forty-five (45) days after the date on which the Proxy Statement is mailed to the holders of Company Shares for the purpose of obtaining the Shareholder Approval, (ii) mail or cause to be mailed a letter to the holders of Company Shares, notice of the Company Shareholders Meeting and form of proxy accompanying the Proxy Statement that will be provided to the holders of Company Shares in connection with the solicitation of proxies for use at the Company Shareholders Meeting, and (iii) instruct the Depositary to (A) fix the record date established by the Company for the Company Shareholders Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Company Shares represented by ADSs (the “Record ADS Holders”), subject to any modification required by Section 6.2(e)(iii) and (B) provide all proxy solicitation materials to all Record ADS Holders.

(ii)            Notwithstanding any other provision of this Agreement, the Company may, and at the request of Parent, shall, adjourn the Company Shareholders Meeting for up to thirty (30) Business Days (but in any event no later than five (5) Business Days prior to the End Date), (w) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) voting in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger, to obtain the Shareholder Approval, (x) in order to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure (1) which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Laws or (2) at the reasonable request of Parent and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting, or (y) to the extent required by Law or any court of competent jurisdiction.

(iii)            Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent, unless permitted by this Agreement or required to do so by applicable Law; provided that, in the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new record date provided that the Company shall first use commercially reasonable efforts to attempt to implement such adjournment or other delay, if possible and as permitted under applicable Law, in such a way that the Company does not need to establish a new record date for the Company Shareholders Meeting.

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(iv)            At the Company Shareholders Meeting, the Company shall, through the Company Board (upon the recommendation of the Special Committee), make the Company Recommendation and, unless there has been a Company Adverse Recommendation Change, the Company shall (A) take all reasonable lawful action to solicit the Shareholder Approval, and (B) publicly reaffirm the Company Recommendation within two (2) Business Days after any request by Parent. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to and in accordance with Article VIII, this Agreement shall be submitted to the holders of Company Shares for the purpose of obtaining the Shareholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Shareholder Approval. Without the prior written consent of Parent, the authorization and approval of this Agreement and the Plan of Merger and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Shares at the Company Shareholders Meeting or any adjournment thereof.

(f)            Company Obligations. Subject to the Company’s right to terminate this Agreement pursuant to Section 8.1(c)(iii), the Company’s obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal.

Section 6.3 Access to Information; Confidentiality

(a)            Access to Information. Subject to Section 6.3(b), from the date of this Agreement to the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and instruct each of its and their respective Representatives (collectively, the “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, the “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice, to the officers, employees, agents, properties, suppliers, customers, offices, other facilities and books and records (including Tax Returns and Tax work papers) of the Company or such Company Subsidiary, and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided that the Company shall not be required to (A) take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business or (B) provide access to or furnish any information if doing so would violate any applicable Law, or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Company Subsidiary’s privilege with respect thereto; provided, further, that all information disclosed pursuant to this Section 6.3(a) shall be kept confidential and used by the recipient only in connection with the transactions contemplated in this Agreement.

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(b)            Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDA or any similar confidentiality agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3. Each of the NDA and such confidentiality agreements shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time or the expiration of such agreement according to its terms.

Section 6.4 No Solicitation of Transactions

(a)            Except as expressly permitted by this Section 6.4, the Company and its officers and directors shall, and the Company shall instruct and cause the Company Subsidiaries and the Company Representatives:

(i)               to immediately cease all discussions and negotiations currently underway with any Persons that may be ongoing with respect to an Acquisition Proposal, effective on and from the date hereof and request any such Person in possession of non-public information heretofore furnished to such Person by or on behalf of the Company and Company Subsidiaries in connection with such ongoing discussions with respect to an Acquisition Proposal to return to the Company or destroy such non-public information; and

(ii)             from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not, directly or indirectly:

(A)            initiate, solicit, propose, knowingly encourage (including by providing non-public information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

(B)            engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any non-public information or data concerning the Company or any Company Subsidiary to any Person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the Person receiving such information could use such information for purposes of evaluating or developing an Acquisition Proposal;

(C)            grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover Law, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal;

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(D)            approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or that conflicts with or is inconsistent with this Agreement or requires the Company to abandon this Agreement or the Merger; or

(E)            resolve, propose, agree or publicly announce an intention to do any of the foregoing.

(b)            Subject to compliance with the other provisions of this Section 6.4, at any time prior to the receipt of the Shareholder Approval, the Special Committee may directly or indirectly through the Company, the Company Subsidiaries and the Company Representatives, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.4:

(i)            contact the Person or group of Persons who has made such Acquisition Proposal solely to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii)            provide information (including any non-public information or data concerning the Company or any of the Company Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within forty eight (48) hours) provided to Parent); provided that the Company shall concurrently make available to Parent any non-public information concerning the Company and the Company Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; and/or

(iii)            engage or participate through the Special Committee in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 6.4(b)(ii) or Section 6.4(b)(iii) above, the Company Board (upon recommendation of the Special Committee) has (i) determined in good faith (after consultation by the Special Committee with its independent nationally recognized financial advisor and outside legal counsel) that (A) such Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person prior to taking any such action.

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(c)            Except as expressly provided by Section 6.4(d), neither the Company Board nor any committee thereof shall:

(i)            (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) authorize, approve or recommend, or propose to authorize, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) (x) fail to publicly recommend against any Acquisition Proposal or (y) fail to publicly reaffirm the Company Recommendation, in each case within two (2) Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Company Recommendation in the Proxy Statement, (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal or (G) take any other action or make any other public statement that is inconsistent with the Company Recommendation (any action described in clauses (A) through (G), a “Company Adverse Recommendation Change”); or

(ii)            Authorize, cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement").

(d)            Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Shareholder Approval, the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn, the Company Board (upon recommendation of the Special Committee) may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, if and only if:

(i)              the Company Board (upon recommendation of the Special Committee) determines in good faith, after consultation by the Special Committee with its independent internationally recognized financial advisor and outside legal counsel, that (x) failure to do so would or likely would violate its fiduciary duties under applicable Laws and (y) such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to Section 6.4(d)(iii);

(ii)              the Company shall have complied with its obligations under this Section 6.4; and

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(iii)            prior to effecting a Company Adverse Recommendation Change, (A) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change pursuant to this Section 6.4(d), which notice shall specify the basis for such Company Adverse Recommendation Change, including the identity of the party making the Superior Proposal, the material terms and conditions thereof and provide copies of all relevant documents relating to such Superior Proposal, and (B) the Company shall have, and shall have caused its or the Special Committee’s financial and legal advisors to, during the Notice Period, (1) provide to Parent and the Parent Representatives any confidential information that has been disclosed to the party making the Superior Proposal and has not been disclosed to Parent or the Parent Representatives, (2) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (3) permit Parent and the Parent Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (C) following the end of the Notice Period, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with an independent internationally recognized financial advisor and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect; provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 6.4 (including Section 6.4(d)) with respect to such new written notice.

(iv)            None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit the Company’s ability to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change in light of a Superior Proposal.

(e)            Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board from complying with its disclosure obligations under U.S. federal Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders); provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation within two (2) Business Days following any request by Parent.

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(f)            The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board (upon the recommendation of the Special Committee) or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis (at least every Business Day), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(g)            In the event any Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 6.4, then the Company shall be deemed to be in breach of this Section 6.4.

(h)            Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of the holders of Company Shares any Acquisition Proposal or propose to do so.

Section 6.5 Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, including Section 6.4, Parent, Merger Sub and the Company reasonably shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts, and the Company shall cause the Company Subsidiaries to use reasonable best efforts, to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its respective part under this Agreement and applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, that all obligations of the Company, Parent and Merger Sub relating to the Equity Financing shall be governed exclusively by Section 6.6, and not this Section 6.5.

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(b)            Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)            Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filings related to the transactions contemplated by this Agreement, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(d)            In furtherance and not in limitation of the covenants of the Parties contained in Section 6.5(a) through Section 6.5(c), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violation of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Party shall use its reasonable best efforts to vigorously contest, resist and otherwise resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, (i) neither Parent nor any of its Affiliates (including, after the Effective Time, the Surviving Company) shall be required to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets and (ii) in no event shall the Company or any of its Affiliates be required to pay any material amount to obtain any consents, approvals, registrations, authorizations, waivers, Permits and Orders (including the payment of filing fees and fees of counsel), unless expressly consented to in writing by Parent.

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Section 6.6 Financing.

(a)            Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable best efforts to (i) obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, (ii) maintain in effect the Equity Commitment Letter until the transactions contemplated hereby (including the Merger) are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letter applicable to Parent and/or Merger Sub that are within its control, (iv) consummate the Equity Financing at or prior to the Effective Time and (v) enforce the parties’ funding obligations and the rights of Parent and Merger Sub under the Equity Commitment Letter to the extent necessary to fund the consideration for the Merger; provided that Parent and/or Merger Sub may amend or modify, or waive any provision of, the Equity Commitment Letter so long as (A) the aggregate proceeds of the Equity Financing (as amended, modified or waived) will be sufficient for Parent to pay (1) the consideration for the Merger and (2) any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby (including the Merger) upon the terms and conditions contemplated hereby and (B) such amendment, modification or waiver would not prevent, materially delay or materially impede or impair (1) the ability of Parent and Merger Sub to consummate the transactions contemplated hereby (including the Merger) or (2) the rights and benefits of the Company under the Equity Commitment Letter. Parent shall deliver to the Company true and complete copies of such amendment or modification as promptly as practicable after execution thereof. In the event any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in the Equity Commitment Letter, Parent shall promptly notify the Company and use its commercially reasonable best efforts to obtain replacement debt or equity financing as promptly as practicable following the occurrence of such event.

Section 6.7 Financing Assistance. Parent shall give the Company prompt notice (i) upon becoming aware of any breach of any material provision of the Equity Commitment Letter or termination of any such Equity Commitment Letter by any party to such Equity Commitment Letter or (ii) upon the receipt of any written notice from any party to an Equity Commitment Letter with respect to any threatened breach of any material provision of the Equity Commitment Letter or threatened termination of any such Equity Commitment Letter by such party. If any portion of the Equity Financing becomes unavailable on terms and conditions contemplated in the Equity Commitment Letter, and Parent arranges (or causes to be arranged) to obtain alternative equity or debt financing commitments from alternative sources, the Company shall, and shall cause each Company Subsidiary to, and shall use its commercially reasonable best efforts to cause the Company Representatives to, provide such cooperation as may be reasonably requested by Parent and Merger Sub in connection with obtaining financing from alternative sources. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with such cooperation.

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Section 6.8 Notices of Certain Events. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, each of the Company and Parent shall promptly notify the other in writing of (a) any Action commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, directors and/or officers, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby (the “Transaction Litigation”), or (b) the failure of any such Party to comply in all material respects with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger or any other transactions contemplated by this Agreement not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

Section 6.9 Transaction Litigation. The Company and Parent shall keep each other informed on a reasonably prompt basis regarding any Transaction Litigation and shall give each other the reasonable opportunity to (i) participate in (including the opportunity to review material communications) and (ii) consult with counsel, regarding the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any Company Subsidiary nor any Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have first consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.10 Publicity. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and, except as otherwise required by applicable Law or rules and policies of NASDAQ, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Company Adverse Recommendation Change made or terminating this Agreement in compliance with this Agreement.

Section 6.11 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall cause to be delivered to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

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Section 6.12 Indemnification of Directors and Officers

(a)            The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its current and former directors and officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to), for six years after the Effective Time, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in the Company Memorandum and Articles or comparable organizational documents of any of the Company Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of the Company Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the individuals entitled to indemnification, exculpation and/or advancement of expenses under the foregoing (i) and (ii), the “Indemnified Parties”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the transactions contemplated hereunder. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the memorandum and articles of association (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Memorandum and Articles and other similar organizational documents of the Company Subsidiaries as in effect on the date hereof, and during such six year period, such provisions shall not be amended, repealed, or otherwise modified in any manner that would affect adversely the rights thereunder of the Indemnified Parties, except as required by applicable Law.

(b)            From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Laws, the Company Memorandum and Articles and any applicable Contracts, each Indemnified Party against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to such Indemnified Party’s service as a director or officer of the Company or any Company Subsidiary or services performed by such Person at the request of the Company or any Company Subsidiary, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any claim arising from the transactions contemplated hereby, and any actions taken by Parent with respect thereto (including any disposition of assets of the Surviving Company or any Company Subsidiary which is alleged to have rendered the Surviving Company and/or any Company Subsidiary insolvent).

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(c)            In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.12.

(d)            The agreements and covenants contained in this Section 6.12 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or their respective officers, directors and employees.

(e)            The provisions of this Section 6.12 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

Section 6.13 Anti-takeover Law. Parent, the Company and their respective boards of directors (or with respect to the Company, the Special Committee, if appropriate) shall (a) take all reasonable action necessary to ensure that no anti-takeover Law is or becomes applicable to this Agreement or the transactions provided for in this Agreement (including the Merger) and (b) if any anti-takeover Law becomes applicable to this Agreement or the transactions contemplated by this Agreement (including the Merger), take all reasonable action necessary to ensure that the transactions provided for in this Agreement (including the Merger) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such anti-takeover Law on this Agreement or the transactions provided for in this Agreement (including the Merger).

Section 6.14 Stock Exchange De-Listing. After the Shareholder Approval has been obtained, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the ADSs to be de-listed from NASDAQ and the Company de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.15 Management. In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee that contain any terms for the purpose of prohibiting or restricting such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal; provided, that this Section 6.15 shall in no way waive, relieve, limit or restrict any Person’s obligations under Section 6.4.

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Section 6.16 Actions Taken At The Direction of Parent. Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent, without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Article VII
Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver (in the case of the Company, upon the approval of the Special Committee), at or prior to the Closing Date of the following conditions:

(a)            Shareholder Approval. The Shareholder Approval shall have been obtained.

(b)            No Injunctions or Restraints. (x) No Order (whether temporary, preliminary or permanent in nature) shall have been issued by any court of competent jurisdiction or any Governmental Entity, and (y) no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, is in effect that enjoins, restrains, prohibits or otherwise makes illegal the consummation of the Merger.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one or more of which may be waived in writing by Parent:

(a)            Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.3, Section 4.8(ii) and Section 4.19, the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.1 and Section 4.5(b) shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all material respects as of such specified date), and (iii) the representations and warranties set forth in Section 4.3, and Section 4.8(ii) shall be true and correct in all respects as of the date hereof and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), and (iv) the representations and warranties set forth in Section 4.2(a), Section 4.2(b) and Section 4.19 shall be true and correct in all respects (except for de minimus inaccuracies) as of the date hereof and as of the Closing as if made at such time.

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(b)            Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)            Officer’s Certificate. Parent shall have received a certificate from the Company, dated the Closing Date, signed by an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d).

(d)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one of which may be waived in writing by the Company:

(a)            Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement.

(b)            Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Closing Date.

(c)            Officer’s Certificate. The Company shall have received a certificate from Parent, dated the Closing Date, signed by an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

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Article VIII
Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by (i) in the case of the Company, the Company Board (acting only upon the recommendation of the Special Committee) and (ii) in the case of Parent, its sole director, whether before or after receipt of the Shareholder Approval (except as set forth in Section 8.1(c)(iii)):

(a)            by mutual written consent of Parent and the Company; or

(b)            by either Parent or the Company (provided, in the case of the Company, it has not breached Section 6.4):

(i)            if the Merger has not been consummated by 11:59 p.m., Hong Kong time, on November 7, 2022 (the “End Date”);

(ii)            if (x) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and non-appealable or (y) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; provided that prior to termination pursuant to this Section 8.1(b)(ii), each of the Parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order or Law and shall have complied in all material respects with its obligations under Section 6.5; or

(iii)            if the Shareholder Approval is not obtained at the Company Shareholders Meeting or any adjournment thereof at which this Agreement has been voted upon;

provided, however, that in each of clauses (i) through (iii) above, the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable conditions(s) being satisfied; or

(c)            by the Company:

(i)            if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured, or if capable of being cured, is not cured by Parent of Merger Sub within thirty (30) calendar days after Parent or Merger Sub receives written notice of such breach from the Company (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b), as applicable, not being satisfied; or

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(ii)            if (x) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing that at such time could be taken) have been satisfied, (y) the Company has delivered to Parent an irrevocable confirmation in writing that all of the conditions set forth Section 7.3 (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.3) and that the Company is ready, willing and able to consummate the Closing and (z) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2; or

(iii)            prior to obtaining the Shareholder Approval, if (x) the Company Board (acting upon the recommendation of the Special Committee) shall have effected a Company Adverse Recommendation Change in light of a Superior Proposal in accordance with the terms and conditions set forth in Section 6.4, and authorized the Company to enter into an Alternative Acquisition Agreement to effect such Superior Proposal; and (y) the Company concurrently with, or immediately after, the termination of this Agreement enters into such Alternative Acquisition Agreement; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(iii) unless: (A) the Company has complied in all material respects with the requirements of Section 6.4 with respect to such Superior Proposal and Alternative Acquisition Agreement and (B) the Company shall have paid any amounts due pursuant to Section 8.2(b) in accordance with the terms, and at the times, specified therein;

(d)            by Parent:

(i)            if (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured, or if capable of being cured, is not cured by the Company: (A) in the case of a breach of Section 6.4, within five (5) calendar days after the Company receives written notice of such breach from Parent, and (B) in the case of any other breach by the Company, within thirty (30) calendar days after the Company receives written notice of such breach from Parent or Merger Sub, or, in each case if the End Date is less than the foregoing five (5) calendar days or thirty (30) calendar days period (as the case may be) from the date of receipt of relevant notice, by the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b), as applicable, not being satisfied; or

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(ii)            if the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change or approved or adopted, or recommended the approval or adoption of an Alternative Acquisition Proposal; provided, however, that Parent’s right to terminate this Agreement due to such a Company Adverse Recommendation Change shall expire upon the opening of the polls at the Company Shareholders Meeting.

(e)            Notice of Termination. The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

Section 8.2 Effect of Termination; Termination Fee.

(a)            Effect of Termination Generally. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, upon the giving of a written notice pursuant to Section 8.1(e), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or Affiliates; provided that (i) the provisions in this Section 8.2, Article IX and the NDA shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any Party from liability for willful breach of this Agreement committed prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that a party’s receipt a Company Termination Fee or Parent Termination Fee, as the case may be, shall constitute the sole and exclusive remedy of such party for any such breach. Notwithstanding the foregoing, in no event shall any Party (or any member of the Parent Group or Company Group) be liable for punitive damages.

(b)            Company Termination Fee. In the event this Agreement is terminated

(i)            by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii);

(ii)           by the Company pursuant to Section 8.1(c)(iii); or

(iii)          by either Parent or the Company pursuant to Section 8.1(b), and (A) at or prior to the termination of this Agreement, a Third Party shall have delivered to the Company Board a bona fide Acquisition Proposal (provided that for purposes of this Section 8.2(b)(iii), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to references to “50%” and such Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement), and (B) within twelve (12) months after the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, such Acquisition Proposal,

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the Company shall pay the Company Termination Fee to Parent (or its designee) promptly, but in any event (x) within two (2) Business Days after the date of such termination in the case of a termination referred to in clause (i), (y) substantially concurrently with or prior to the termination of this Agreement and as a condition of the execution and delivery of such agreement by the Company in the case of a termination referred to in clause (ii) or (z) substantially concurrently with the earlier of the entry into such definitive agreement or consummation of the transactions contemplated by such Acquisition Proposal in the case of a termination referred to in clause (iii), in each case, by wire transfer of same day funds to one or more accounts designated by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(c)            Parent Termination Fee. In the event that this Agreement is validly terminated in accordance with Section 8.1(c)(ii), then, subject to Section 8.2(e), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company (or its designees) the Parent Termination Fee by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d)            Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.2(b) and Section 8.2(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, (iii) without the agreements contained in this Section 8.2, the Parties would not have entered into this Agreement, and (iv) a party’s receipt of a Company Termination Fee or Parent Termination Fee, as the case may be, shall constitute the sole and exclusive remedy of the recipient thereof with respect to any termination of this Agreement or breach of this Agreement by the party paying such fee.

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(e)            Limitations on Liabilities of Parent Group.

(i)            Notwithstanding anything to the contrary in this Agreement, the Equity Commitment Letter, or the Limited Guarantee in the event that Parent or Merger Sub fails to effect the Closing when required pursuant to Section 2.2 for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.6, the Company's right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.2(c) and the guarantee of such obligations pursuant to the Limited Guarantee (subject to its terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries and all members of the Company Group (as defined below) against (A) Parent, Merger Sub or the Guarantors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Representatives, Affiliates, members, managers, general or limited partners, shareholders, assignees of Parent, Merger Sub or any Guarantor, (C) any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent, Merger Sub or any Guarantor or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (A) through (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated hereby (including the Equity Commitment Letter and the Limited Guarantee) other than the payment of the Parent Termination Fee pursuant to Section 8.2(c), and in no event shall any of the Company, the Company Subsidiaries, the direct or indirect shareholders of the Company or any Company Subsidiaries, or any other Person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, Representatives, advisors or agents of the foregoing (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the transactions contemplated hereby (including the Equity Commitment Letter and the Limited Guarantee), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.2(c) or the Guarantors to the extent provided in the Limited Guarantee. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company, any Company Subsidiary, or any of its Affiliates, and the Company agrees not to and to cause any Company Subsidiary or Affiliate not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any member of the Parent Group (other than (i) any payment from the Guarantors to the extent set forth in the Limited Guarantee or the payment of the Parent Termination Fee pursuant to Section 8.2(c) or any remedy permissible by Section 9.6). In no event shall the Company or any member of the Company Group be entitled to seek the remedy of specific performance of this Agreement other than as specifically set forth in Section 9.6. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by Section 9.6 and the payment of the Parent Termination Fee pursuant to Section 8.2(c), under no circumstances shall the Company (or any member of the Company Group or any other Person) be permitted or entitled to receive both such grant of specific performance and payment of the Parent Termination Fee (or any other money damages).

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(ii)            The Company agrees to cause any Action (whether such Action is being prosecuted by the Company or any other member of the Company Group) pending against Parent, Merger Sub or any member of the Parent Group to be dismissed with prejudice at such time as, in connection with this Agreement or any of the transactions contemplated hereby (including the Equity Commitment Letter), if Parent pays the Parent Termination Fee pursuant to Section 8.2(c). Upon payment of the Parent Termination Fee, no Person shall have any rights (whether at law, in equity, in contract, in tort or otherwise) against any member of the Parent Group and no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including the Equity Commitment Letter and the Limited Guarantee). Nothing in this Section 8.2 shall in any way expand or be deemed to expand the circumstances in which Parent, Merger Sub or any other member of the Parent Group may be liable under this Agreement or any of the transactions contemplated hereby (including the Equity Commitment Letter and the Limited Guarantee).

(iii)            Notwithstanding anything to the contrary set forth in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement under circumstances in which the Parent Termination Fee is payable pursuant to Section 8.2, payment of the Parent Termination Fee as required hereunder shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against Parent or its assets, or against any employees or equityholders of Parent or any other member of the Parent Group, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Parent Termination Fee is payable pursuant to Section 8.2, the right to such payment (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

(iv)            The provisions of this Section 8.2(e) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

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(f)            Limitations on Liabilities of Company Group. Notwithstanding anything to the contrary in this Agreement, if the Company pays the Company Termination Fee pursuant to Section 8.2(b), then the payment of the Company Termination Fee in full by the Company shall be the sole and exclusive remedy of the Parent Group against the Company Group and none of the members of Company Group shall have any further liability for monetary damages relating to or arising out of this Agreement, the transactions contemplated hereby or the failure of the Merger to be consummated. Parent agrees to cause any Action (whether such Action is being prosecuted by Parent or any other member of the Parent Group) pending against the Company or any member of the Company Group to be dismissed with prejudice at such time as, in connection with this Agreement or any of the transactions contemplated hereby, if the Company pays the Company Termination Fee pursuant to Section 8.2(b). The provisions of this Section 8.2(f) are intended to be for the benefit of, and shall be enforceable by, each member of the Company Group.

Section 8.3 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and, in the case of the Company upon the approval of the Special Committee, subject to Section 8.4, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any breach or inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided that after the receipt of the Shareholder Approval, without the approval of holders of Company Shares, there may not be any extension or waiver of this Agreement which (i) decreases the Per Share Merger Consideration or Per ADS Merger Consideration or which adversely affects the rights of the holders of Company Shares hereunder (ii) by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the holders of Company Shares. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that the Company may only take such action with the approval of the Special Committee; provided, further that after the receipt of the Shareholder Approval, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the holders of Company Shares may be made without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

Article IX
General Provisions

Section 9.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article IX, the agreements of Parent, Merger Sub and the Company in Article III, and Section 6.12 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

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Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or when no error message is generated when transmitted by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

(a) if to Parent or Merger Sub, at:

Attention:	Hailiang Feng
Address:	c/o 1508 Binsheng Road, Binjiang District
Hangzhou City, Zhejiang 310051
People’s Republic of China
Email:	feng@hailiang.com

with a copy (which shall not constitute notice) to:

Attention:	Fang Liu, Esq.
Address:	VCL Law LLP
1945 Old Gallows Road, Suite 630
Vienna, VA 22182
Email:	fliu@vcllegal.com

(b) if to the Company, at:

Attention:	Ms. Jiayuan Jiang
Address:	Hailiang Education Group Inc.
No. 199 West 3rd ring road
Zhuji city
Zhejiang
People’s Republic of China
Email:	jiangjiayuan@hailiang.com

with a copy (which shall not constitute notice) to:

Address:	Hunter Taubman Fischer & Li, LLC
48 Wall Street, Suite 1100
New York, NY 10005
USA
E-Mail: yli@htflawyers.com
Facsimile: +1-212-202-6380

72

(c) if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
47/F Park Place
1601 Nanjing Road West
Shanghai, 200040
People’s Republic of China
Attention: Jie (Jeffrey) Sun, Esq.
Facsimile: +86 21 6109 7022
Email: jeffrey.sun@orrick.com

and

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 9105
USA
Attention: Richard V. Smith, Esq.
Facsimile: +1-415-773-5759
Email: rsmith@orrick.com

Section 9.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Equity Commitment Letter, the Limited Guarantee, the Support Agreement and any other documents contemplated hereby and thereby and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

73

Section 9.6 Specific Performance

(a)            The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Parties in accordance with the terms hereof and that, subject to the limitations set forth in Section 9.6(b), each Party shall be entitled to specific performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any Party, in addition to any other remedy at law or equity. Subject to the limitations set forth in Section 9.6(b), each Party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the applicable court presiding over such Action.

(b)            Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that the right of the Company, or any member of the Company Group, to obtain an injunction, specific performance or other equitable relief to prevent breaches of this Agreement shall be limited to seeking an injunction, specific performance or other equitable remedies to enforce Parent's or Merger Sub’s obligation to cause the Equity Financing to be funded at the Effective Time, and shall be subject to the satisfaction of each of the following conditions: (A) Parent and Merger Sub are required to consummate the Closing pursuant to Section 2.2, (B) the Company has irrevocably confirmed in writing that if the Equity Financing is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by this Agreement to occur, and (C) the Equity Financing has not been funded and Parent and Merger Sub have not consummated the Merger.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction except that the following matters arising out of or relating to this Agreement shall be governed by, and construed in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertakings, properties and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the Cayman Companies Act with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

74

(b)            Consent to Jurisdiction.  Subject to Section 9.6, and Section 9.7(a) in the event any dispute arises among the Parties out of or in relation to this Agreement, including any dispute regarding its existence, interpretation, performance, breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any Party has served written notice on the other Parties requesting the commencement of such consultations, then any Party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 9.7(b). The arbitration shall be conducted by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three (3) arbitrators. One (1) arbitrator shall be nominated by the Company and one (1) arbitrator shall be nominated by Parent. If either the Company or Parent shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two (2) arbitrators so chosen shall select a third (3rd) arbitrator; provided that if such two (2) arbitrators shall fail to choose a third (3rd) arbitrator within thirty (30) days after such two (2) arbitrators have been selected, the HKIAC, upon the request of any Party, shall appoint a third (3rd) arbitrator. The third (3rd) arbitrator shall be the presiding arbitrator. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the Parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the Parties otherwise agree in writing. The Parties agree that all documents and evidence submitted in the arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the Parties otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The Parties agree that any arbitration award rendered in accordance with the provisions of this Section 9.7(b) shall be final and binding upon them, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or the assets of such Party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the Parties pursuant to or relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

75

(c)            WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.8 No Third-Party Beneficiaries. Except as expressly provided in Section 6.3(b) (Confidentiality and Restrictions), Section 6.12 (Indemnification of Directors and Officers), Section 8.2(b) (Company Termination Fee), Section 8.2(c) (Parent Termination Fee) and Section 8.2(e) (Limitations on Liabilities of Parent Group) and Section 8.2(f) (Limitations of Liabilities of Company Group), each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties acknowledge and agree that the rights of third party beneficiaries under Section 6.12 shall not arise unless and until the Effective Time occurs. The Parties acknowledge and agree that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as the Parties and no member of the Parent Group (other than the Guarantors only to the extent set forth in the Limited Guarantee or the Equity Commitment Letter) and no member of the Company Group (other than the Company), shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that Parent and/or Merger Sub may assign this Agreement (in whole but not in part) to any Affiliate of Parent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

Section 9.11 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

76

Section 9.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person.

[Signature page follows.]

77

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HAILIANG EDUCATION INTERNATIONAL LIMITED

By:	/s/ Hailiang Feng
Name:	Hailiang Feng
Title:	Director

HE MERGER SUB LIMITED

By:	/s/ Hailiang Feng
Name:	Hailiang Feng
Title:	Director

HAILIANG EDUCATION GROUP INC.

By:	/s/ Ken He
Name:	Ken He
Title:	Director and Chair of Special Committee

Signature Page to Agreement and Plan of Merger

Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on ________ 2022.

BETWEEN

(1)	HE Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on April 27, 2022, with its registered office situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111 , Cayman Islands (“Merger Sub”); and

(2)	Hailiang Education Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands on [April 7, 2011], with its registered office situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated May 5, 2022 made by and among Hailiang Education International Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Act (2022 Revision) (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company with the Company continuing as the surviving company resulting from the Merger (the “Surviving Company”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Act.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall continue to be “Hailiang Education Group Inc.”.

Exhibit -A-1

REGISTERED OFFICE

3.	The registered office of Merger Sub is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Island.

4.	The registered office of the Company is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

5.	The Surviving Company shall continue to have its registered office at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORIZED AND ISSUED SHARE CAPITAL

6.	Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was US$50,000 divided into 50,000 shares with a par value of US$1.00 each, of which 1 ordinary shares have been issued and, fully paid.

7.	Immediately prior to the Effective Time, the authorized share capital of the Company was US$100,000, divided into 1,000,000,000 shares with a par value of US$0.0001 each (the “Company Shares”), of which 412,450,256 ordinary shares have been issued and fully paid.

8.	At the Effective Time, the authorized share capital of the Surviving Company shall be $100,000 divided into 1,000,000,000 ordinary shares with a par value of US$0.0001 each.

9.	At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)	Each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash without interest (subject to adjustments in accordance with the Merger Agreement).

(b)	Each Excluded Share (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled for no consideration.

(c)	Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and the holders of Dissenting Shares shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled only to payment of the fair value of such Dissenting Shares determined in accordance with the provisions of the Companies Act.

(d)	Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

10.	At the Effective Time, the rights and restrictions attaching to the shares of the Surviving Company shall be as set out in the amended and restated memorandum of association and articles of association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

E-A-2

EFFECTIVE TIME

11.	The Merger shall take effect on [●] (the “Effective Time”).

PROPERTY

12.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

13.	The memorandum of association and articles of association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

13.	There are no amounts or benefits payable to the directors of the Constituent Companies or the Surviving Company consequent upon the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

14.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS

[●]	[●]
[●]	[●]
[●]	[●]

SECURED CREDITORS

15.	(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION AND AMENDMENTS

16.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

E-A-3

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of the Company and Merger Sub pursuant to section 233(3) of the Companies Act.

17.	This Plan of Merger has been authorized by the shareholders of each of the Company and Merger Sub pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of

HE Merger Sub Limited

Hailiang Feng
Director

For and on behalf of
HAILIANG EDUCATION GROUP INC.

[Name]
Director

E-A-4

Appendix I

Appendix-I-1

Appendix II

Appendix-II-1

Annex A

Jet Victory International Limited

Brilliant One Development Limited

Fame Best International Limited

Gain Success Group Limited

Annex-A-1

ANNEX B

Plan Of Merger

Annex B-1

PLAN OF MERGER

THIS PLAN OF MERGER is made on ________ 2022.

BETWEEN

(1)	HE Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on April 27, 2022, with its registered office situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111 , Cayman Islands (“Merger Sub”); and

(2)	Hailiang Education Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands on [April 7, 2011], with its registered office situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated May 5, 2022 made by and among Hailiang Education International Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Act (2022 Revision) (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company with the Company continuing as the surviving company resulting from the Merger (the “Surviving Company”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Act.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall continue to be “Hailiang Education Group Inc.”.

REGISTERED OFFICE

3.	The registered office of Merger Sub is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Island.

Exhibit-A-1

4.	The registered office of the Company is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

5.	The Surviving Company shall continue to have its registered office at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORIZED AND ISSUED SHARE CAPITAL

6.	Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was US$50,000 divided into 50,000 shares with a par value of US$1.00 each, of which 1 ordinary shares have been issued and, fully paid.

7.	Immediately prior to the Effective Time, the authorized share capital of the Company was US$100,000, divided into 1,000,000,000 shares with a par value of US$0.0001 each (the “Company Shares”), of which 412,450,256 ordinary shares have been issued and fully paid.

8.	At the Effective Time, the authorized share capital of the Surviving Company shall be $100,000 divided into 1,000,000,000 ordinary shares with a par value of US$0.0001 each.

9.	At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)	Each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash without interest (subject to adjustments in accordance with the Merger Agreement).

(b)	Each Excluded Share (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled for no consideration.

(c)	Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and the holders of Dissenting Shares shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled only to payment of the fair value of such Dissenting Shares determined in accordance with the provisions of the Companies Act.

(d)	Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

10.	At the Effective Time, the rights and restrictions attaching to the shares of the Surviving Company shall be as set out in the amended and restated memorandum of association and articles of association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

11.	The Merger shall take effect on [●] (the “Effective Time”).

PROPERTY

12.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

13.	The memorandum of association and articles of association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

13.	There are no amounts or benefits payable to the directors of the Constituent Companies or the Surviving Company consequent upon the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

14.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS

[●]	[●]
[●]	[●]
[●]	[●]

SECURED CREDITORS

15.	(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION AND AMENDMENTS

16.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of the Company and Merger Sub pursuant to section 233(3) of the Companies Act.

17.	This Plan of Merger has been authorized by the shareholders of each of the Company and Merger Sub pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of
HE Merger Sub Limited

Hailiang Feng
Director

For and on behalf of
HAILIANG EDUCATION GROUP INC.

[Name]
Director

Appendix I

Appendix-I-1

Appendix II

Memorandum of Association of

Hailiang Education Group Inc.

Grand Cayman

Cayman Islands

conyers.com

THE COMPANIES ACT (2022 REVISION)

EXEMPTED COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Hailiang Education Group Inc.

1.	The name of the Company is Hailiang Education Group Inc..

2.	The registered office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member's shares.

8.	The share capital of the Company is US$100,000 divided into 1,000,000,000 shares of a nominal or par value of US$0.0001 each.

9.	The Company may exercise the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

Hailiang Education Group Inc.

Articles of Association of

Hailiang Education Group Inc.

Grand Cayman

Cayman Islands

conyers.com

Hailiang Education Group Inc.

TABLE OF CONTENTS

interpretation

1.	Definitions	1

SHARES

2.	Power to Issue Shares	4

3.	Redemption, Purchase, Surrender and Treasury Shares	4

4.	Rights Attaching to Shares	5

5.	Calls on Shares	6

6.	Joint and Several Liability to Pay Calls	6

7.	Forfeiture of Shares	6

8.	Share Certificates	7

9.	Fractional Shares	8

REGISTRATION OF SHARES

10.	Register of Members	8

11.	Registered Holder Absolute Owner	9

12.	Transfer of Registered Shares	10

13.	Transmission of Registered Shares	11

14.	Listed Shares	13

ALTERATION OF SHARE CAPITAL

15.	Power to Alter Capital	13

16.	Variation of Rights Attaching to Shares	14

DIVIDENDS AND CAPITALISATION

17.	Dividends	14

18.	Power to Set Aside Profits	15

19.	Method of Payment	15

20.	Capitalisation	16

MEETINGS OF MEMBERS

21.	Annual General Meetings	16

22.	Extraordinary General Meetings	16

23.	Requisitioned General Meetings	16

24.	Notice	17

25.	Giving Notice and Access	18

26.	Postponement of General Meeting	19

27.	Electronic Participation in Meetings	19

28.	Quorum at General Meetings	19

Hailiang Education Group Inc.

29.	Chairman to Preside	19

30.	Voting on Resolutions	20

31.	Power to Demand a Vote on a Poll	20

32.	Voting by Joint Holders of Shares	21

33.	Instrument of Proxy	21

34.	Representation of Corporate Member	22

35.	Adjournment of General Meeting	23

36.	Written Resolutions	23

37.	Directors Attendance at General Meetings	23

DIRECTORS AND OFFICERS

38.	Election of Directors	24

39.	Number of Directors	24

40.	Term of Office of Directors	24

41.	Alternate Directors	24

42.	Removal of Directors	26

43.	Vacancy in the Office of Director	26

44.	Remuneration of Directors	26

45.	Defect in Appointment	26

46.	Directors to Manage Business	27

47.	Powers of the Board of Directors	27

48.	Register of Directors and Officers	28

49.	Officers	28

50.	Appointment of Officers	29

51.	Duties of Officers	29

52.	Remuneration of Officers	29

53.	Conflicts of Interest	29

54.	Indemnification and Exculpation of Directors and Officers	29

MEETINGS OF THE BOARD OF DIRECTORS

55.	Board Meetings	30

56.	Notice of Board Meetings	31

57.	Electronic Participation in Meetings	31

58.	Representation of Director	31

59.	Quorum at Board Meetings	32

60.	Board to Continue in the Event of Vacancy	32

61.	Chairman to Preside	32

Hailiang Education Group Inc.

62.	Written Resolutions	32

63.	Validity of Prior Acts of the Board	33

CORPORATE RECORDS

64.	Minutes	33

65.	Register of Mortgages and Charges	33

66.	Form and Use of Seal	33

ACCOUNTS

67.	Books of Account	34

68.	Financial Year End	35

AUDITS

69.	Audit	35

70.	Appointment of Auditors	35

71.	Remuneration of Auditors	35

72.	Duties of Auditor	35

73.	Access to Records	36

VOLUNTARY WINDING-UP AND DISSOLUTION

74.	Winding-Up	36

CHANGES TO CONSTITUTION

75.	Changes to Articles	36

76.	Changes to the Memorandum of Association	37

77.	Discontinuance	37

Hailiang Education Group Inc.

ARTICLES OF ASSOCIATION

OF

Hailiang Education Group Inc.

Table A

The regulations in Table A in the First Schedule to the Act (as defined below) do not apply to the Company.

interpretation

1.	Definitions

1.1.	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act of the Cayman Islands;

Alternate Director	an alternate director appointed in accordance with these Articles;

Articles	these Articles of Association as altered from time to time;

Auditor	the person or firm for the time being appointed as Auditor of the Company and shall include an individual or partnership;

Board	the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Company	the company for which these Articles are approved and confirmed;

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Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

month	calendar month;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

ordinary resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote;

paid-up	paid-up or credited as paid-up;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Members	the register of members maintained by the Company in accordance with the Act;

Seal	the common seal or any official or duplicate seal of the Company;

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Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

share	includes a fraction of a share;

Special Resolution

(i)    a resolution passed by a majority of at least two-thirds of such members as, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to propose a resolution as a special resolution has been duly given (and for the avoidance of doubt, unanimity qualifies as a majority); or

(ii)   a written resolution passed by unanimous consent of all Members entitled to vote;

written resolution	a resolution passed in accordance with Article 36 or 62; and

year	calendar year.

1.2.	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	"may" shall be construed as permissive; and

(ii)	"shall" shall be construed as imperative;

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(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the word "corporation" means corporation whether or not a company within the meaning of the Act; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Articles.

1.3.	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

Subject to these Articles and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Act.

3.	Redemption, Purchase, Surrender and Treasury Shares

3.1.	Subject to the Act, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member and may make payments in respect of such redemption in accordance with the Act.

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3.2.	The Company is authorised to purchase any share in the Company (including a redeemable share) by agreement with the holder and may make payments in respect of such purchase in accordance with the Act.

3.3.	The Company authorises the Board to determine the manner or any of the terms of any redemption or purchase.

3.4.	A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Board, after due enquiry, estimates to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.5.	The Company authorises the Board pursuant to section 37(5) of the Act to make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

3.6.	No share may be redeemed or purchased unless it is fully paid-up.

3.7.	The Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

3.8.	The Company is authorised to hold treasury shares in accordance with the Act.

3.9.	The Board may designate as treasury shares any of its shares that it purchases or redeems, or any shares surrendered to it, in accordance with the Act.

3.10.	Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred in accordance with the Act.

4.	Rights Attaching to Shares

Subject to Article 2, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into shares of a single class the holders of which shall, subject to these Articles:

(a)	be entitled to one vote per share;

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(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

5.	Calls on Shares

5.1.	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3.	The terms of any issue of shares may include different provisions with respect to different Members in the amounts and times of payments of calls on their shares.

6.	Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.	Forfeiture of Shares

7.1.	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

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Hailiang Education Group Inc. (the "Company")

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

______________________________________

[Signature of Secretary] By Order of the Board

7.2.	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Act.

7.3.	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4.	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

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8.1.	Every Member shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2.	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3.	Share certificates may not be issued in bearer form.

9.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

10.	Register of Members

10.1.	The Board shall cause to be kept in one or more books a Register of Members which may be kept in or outside the Cayman Islands at such place as the Board shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	whether the shares held by a Member carry voting rights under the Articles and, if so, whether such voting rights are conditional;

(c)	the date on which each person was entered in the Register of Members; and

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(d)	the date on which any person ceased to be a Member.

10.2.	The Board may cause to be kept in any country or territory one or more branch registers of such category or categories of members as the Board may determine from time to time and any branch register shall be deemed to be part of the Company's Register of Members.

10.3.	Any register maintained by the Company in respect of listed shares may be kept by recording the particulars set out in Article 10.1 in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the relevant approved stock exchange.

11.	Registered Holder Absolute Owner

11.1.	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2.	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder's request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder's convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

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12.	Transfer of Registered Shares

12.1.	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

Hailiang Education Group Inc. (the "Company")

FOR VALUE RECEIVED……………….. [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

____________________________________________	____________________________________________

Transferor	Witness

____________________________________________	____________________________________________

Transferee	Witness

12.2.	Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

12.3.	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

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12.4.	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5.	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

13.	Transmission of Registered Shares

13.1.	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member's interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Act, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13.2.	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

Hailiang Education Group Inc. (the "Company")

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s)  standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the "Transferee") registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

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DATED this [date]

Signed by:	In the presence of:

____________________________________________	____________________________________________

Transferor	Witness

____________________________________________	____________________________________________

Transferee	Witness

13.3.	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member's death or bankruptcy, as the case may be.

13.4.	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

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14.	Listed Shares

14.1.	Notwithstanding anything to the contrary in these Articles, shares that are listed or admitted to trading on an approved stock exchange may be evidenced and transferred in accordance with the rules and regulations of such exchange.

ALTERATION OF SHARE CAPITAL

15.	Power to Alter Capital

15.1.	Subject to the Act, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)	increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(e)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

15.2.	For the avoidance of doubt it is declared that paragraph 15.1(b), (c) and (d) do not apply if at any time the shares of the Company have no par value.

15.3.	Subject to the Act, the Company may from time to time by Special Resolution reduce its share capital.

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16.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

17.	Dividends

17.1.	The Board may, subject to these Articles and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

17.2.	Where the Board determines that a dividend shall be paid wholly or partly by the distribution of specific assets, the Board may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Board may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Board thinks fit.

17.3.	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Board determines is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Act.

17.4.	No unpaid dividend shall bear interest as against the Company.

17.5.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

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17.6.	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.7.	The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors' resolution declaring same.

18.	Power to Set Aside Profits

18.1.	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Board may also, without placing the same to reserve, carry forward any profit which it decides not to distribute.

18.2.	Subject to any direction from the Company in general meeting, the Board may on behalf of the Company exercise all the powers and options conferred on the Company by the Act in regard to the Company's share premium account.

19.	Method of Payment

19.1.	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid to such person and in such manner (including, without limitation, cheque, draft, electronic transfer etc.) as the Member may in writing direct.

19.2.	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid to such person and in such manner (including, without limitation, cheque, draft, electronic transfer etc.) as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

19.3.	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

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20.	Capitalisation

20.1.	The Board may capitalise any amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

20.2.	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

21.	Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman of the Company (if there is one) (the "Chairman") or any two Directors or any Director and the Secretary or the Board shall appoint.

22.	Extraordinary General Meetings

22.1.	General meetings other than annual general meetings shall be called extraordinary general meetings.

22.2.	The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting whenever in their judgment such a meeting is necessary.

23.	Requisitioned General Meetings

23.1.	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene an extraordinary general meeting. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the registered office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

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23.2.	If the Board does not, within twenty-one days from the date of the requisition, duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Board.

24.	Notice

24.1.	At least five days' notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

24.2.	At least five days' notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

24.3.	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

24.4.	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Members entitled to attend and vote thereat.

24.5.	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

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25.	Giving Notice and Access

25.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)	by sending it by post to such Member's address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)	by sending it by courier to such Member's address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website), such notification being given by any of the methods set out in paragraphs (a) through (d) hereof, in which case the notice shall be deemed to have been served at the time when the instructions for access and the posting on the website are complete.

25.2.	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

25.3.	In proving service under paragraphs 25.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

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26.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with these Articles provided that notice of postponement is given to the Members before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with these Articles.

27.	Electronic Participation in Meetings

Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

28.	Quorum at General Meetings

28.1.	At any general meeting two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

28.2.	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Articles.

29.	Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence, a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

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30.	Voting on Resolutions

30.1.	Subject to the Act and these Articles, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Articles and in the case of an equality of votes the resolution shall fail.

30.2.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

30.3.	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

30.4.	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.5.	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Articles, be conclusive evidence of that fact.

31.	Power to Demand a Vote on a Poll

31.1.	Notwithstanding the foregoing, a poll may be demanded by the chairman of the meeting or at least one Member.

31.2.	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

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31.3.	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

31.4.	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

32.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

33.	Instrument of Proxy

33.1.	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

Hailiang Education Group Inc. (the "Company")

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here].

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Signed this [date]

____________________________

Member(s)

33.2.	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by the appointor or by the appointor's attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by a duly authorised officer or attorney.

33.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

33.4.	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

34.	Representation of Corporate Member

34.1.	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2.	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

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35.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

36.	Written Resolutions

36.1.	Subject to these Articles, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Article.

36.2.	A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) all the Members, or all the Members of the relevant class thereof, entitled to vote thereon and may be signed in as many counterparts as may be necessary.

36.3.	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

36.4.	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Act.

36.5.	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

37.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

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DIRECTORS AND OFFICERS

38.	Election of Directors

38.1.	The Directors shall be elected or appointed in writing in the first place by the subscribers to the Memorandum of Association or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by Special Resolution.

38.2.	The Board may from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, subject to any upper limit on the number of Directors prescribed pursuant to these Articles.

38.3.	The Company may from time to time by ordinary resolution appoint any person to be a Director.

39.	Number of Directors

The Board shall consist of not less than one Director or such number in excess thereof as the Board may determine.

40.	Term of Office of Directors

An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

41.	Alternate Directors

41.1.	At any general meeting, the Members may elect a person or persons to act as a Director in the alternative to any one or more Directors or may authorise the Board to appoint such Alternate Directors.

41.2.	Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary.

41.3.	Any person elected or appointed pursuant to this Article shall have all the rights and powers of the Director or Directors for whom such person is elected or appointed in the alternative, provided that such person shall not be counted more than once in determining whether or not a quorum is present.

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41.4.	An Alternate Director shall be entitled to receive notice of all Board meetings and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

41.5.	An Alternate Director's office shall terminate -

(a)	in the case of an alternate elected by the Members:

(i)	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to the Director for whom he was elected to act, would result in the termination of that Director; or

(ii)	if the Director for whom he was elected in the alternative ceases for any reason to be a Director, provided that the alternate removed in these circumstances may be re-appointed by the Board as an alternate to the person appointed to fill the vacancy; and

(b)	in the case of an alternate appointed by a Director:

(i)	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor's directorship; or

(ii)	when the Alternate Director's appointor revokes the appointment by notice to the Company in writing specifying when the appointment is to terminate; or

(iii)	if the Alternate Director's appointor ceases for any reason to be a Director.

41.6.	If an Alternate Director is himself a Director or attends a Board meeting as the Alternate Director of more than one Director, his voting rights shall be cumulative.

41.7.	Unless the Board determines otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Board on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to Board meetings.

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41.8.	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

42.	Removal of Directors

The Company may from time to time by ordinary resolution remove any Director from office, whether or not appointing another in his stead.

43.	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Act of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)	resigns his office by notice to the Company.

44.	Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Board as it may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

45.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

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46.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles and the provisions of the Act.

47.	Powers of the Board of Directors

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company's day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

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(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Board for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

48.	Register of Directors and Officers

The Board shall keep and maintain a Register of Directors and Officers in accordance with the Act.

49.	Officers

The Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

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50.	Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

51.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

52.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

53.	Conflicts of Interest

53.1.	Any Director, or any Director's firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director's firm, partner or company to act as Auditor to the Company.

53.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an "Interested Director") shall declare the nature of such interest.

53.3.	An Interested Director who has complied with the requirements of the foregoing Article may:

(a)	vote in respect of such contract or proposed contract; and/or

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

54.	Indemnification and Exculpation of Directors and Officers

54.1.	The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof, and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly) and their heirs, executors, administrators and personal representatives (each an "indemnified party") shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

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54.2.	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

MEETINGS OF THE BOARD OF DIRECTORS

55.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

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56.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director's last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

57.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

58.	Representation of Director

58.1.	A Director which is a corporation may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Director, and that Director shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

58.2.	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at Board meetings on behalf of a corporation which is a Director.

58.3.	A Director who is not present at a Board meeting, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

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59.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be two Directors, provided that if there is only one Director for the time being in office the quorum shall be one.

60.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

61.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all Board meetings at which such person is present. In his absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

62.	Written Resolutions

62.1.	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by written resolution in accordance with this Article.

62.2.	A written resolution may be signed by (or in the case of a Director that is a corporation, on behalf of) all the Directors in as many counterparts as may be necessary.

62.3.	A written resolution made in accordance with this Article is as valid as if it had been passed by the Directors in a directors' meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

62.4.	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Act.

62.5.	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Director that is a corporation, on behalf of) the last Director to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

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63.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

64.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

65.	Register of Mortgages and Charges

65.1.	The Board shall cause to be kept the Register of Mortgages and Charges required by the Act.

65.2.	The Register of Mortgages and Charges shall be open to inspection in accordance with the Act, at the registered office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

66.	Form and Use of Seal

66.1.	The Company may adopt a seal, which shall bear the name of the Company in legible characters, and which may, at the discretion of the Board, be followed with or preceded by its dual foreign name or translated name (if any), in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman and, if the Board thinks fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be issued.

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66.2.	The Seal (if any) shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf and, until otherwise determined by the Board, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Board or the committee of the Board.

66.3.	Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

ACCOUNTS

67.	Books of Account

67.1.	The Board shall cause to be kept proper books of account including, where applicable, material underlying documentation including contracts and invoices, and with respect to:-

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

67.2.	Such books of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

67.3.	Such books of account shall be retained for a minimum period of five years from the date on which they are prepared.

67.4.	No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

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68.	Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDITS

69.	Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

70.	Appointment of Auditors

70.1.	The Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

70.2.	Whenever there are no Auditors appointed as aforesaid the Board may appoint Auditors to hold office for such period as the Board may determine or earlier removal from office by the Company in general meeting.

70.3.	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

71.	Remuneration of Auditors

71.1.	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting.

71.2.	The remuneration of an Auditor appointed by the Board in accordance with these Articles shall be fixed by the Board.

72.	Duties of Auditor

The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditor's tenure of office.

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73.	Access to Records

73.1.	The Auditor shall at all reasonable times have access to the Company's books, accounts and vouchers and shall be entitled to require from the Company's Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor's duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

73.2.	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

74.	Winding-Up

74.1.	The Company may be voluntarily wound-up by a Special Resolution.

74.2.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

75.	Changes to Articles

Subject to the Act and to the conditions contained in its Memorandum of Association, the Company may, by Special Resolution, alter or add to its Articles.

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76.	Changes to the Memorandum of Association

Subject to the Act and these Articles, the Company may from time to time by Special Resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

77.	Discontinuance

The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Act.

37

ANNEX C

Opinion of Kroll , LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, as Financial Advisor

Confidential Special Committee of the Board of Directors Hailiang Education Group Inc. 1508 Binsheng Road, Binjiang District Hangzhou City, Zhejiang Province, 310051 People’s Republic of China	May 7, 2022

Ladies and Gentlemen:

Hailiang Education Group Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.0001 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares (as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing sixteen (16) Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Hailiang Education International Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and HE Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated May 6, 2022. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger. In connection with such merger, (i) each Share (including Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be cancelled and cease to exist in exchange for the right to receive $0.894375 in cash without interest (the “Per Share Merger Consideration”) and (ii) for the avoidance of doubt, because each ADS represents sixteen (16) Shares, each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for $14.31 in cash without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Annex C-1

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any) or by any direct or indirect Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, (b) Dissenting Shares (if any), and (c) Rollover Securities; and (ii) “Subsidiary”, “Effective Time”, “Dissenting Shares”, “Rollover Securities” shall have the meanings set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

•	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended June 30, 2019 through June 30, 2021 and the Company’s unaudited financial statements for the six months ended December 31, 2019, December 31, 2020 and December 31, 2021, each provided by the management of the Company;

b.	Certain unaudited and segment financial information for the Company for the years ended June 30, 2019 through June 30, 2021 and for the six months ended December 31, 2019, December 31, 2020 and December 31, 2021, each provided by the management of the Company;

c.	A detailed financial projection model for the Company for the years ending June 30, 2022 through June 30, 2029, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

d.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

e.	A letter dated May 3, 2022 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

f.	A draft of the Merger Agreement dated as of May 6, 2022; and

g.	A draft of the Support Agreement by and among Parent and certain shareholders of the Company listed in Schedule A thereto dated as of May 6, 2022 (the “Support Agreement”)

Annex C-2

(the Merger Agreement and Support Agreement, collectively, the “Transaction Documents”);

•	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

•	Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

•	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

•	Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Proposed Transaction;

•	Assumed that the representations and warranties made in the Transaction Documents and the Management Representation Letter are substantially accurate;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•	Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

Annex C-3

•	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

Annex C-4

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company and the Special Committee dated January 21, 2022 (the “Original Engagement Letter”) and the amendment thereto dated April 11, 2022 (the “Engagement Amendment”, and together with the Original Engagement Letter, the “Engagement Letter”). This Opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of its Opinion to the Special Committee, and the remaining portion payable within five business days after Duff & Phelps’ delivery of the Opinion to the Special Committee. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

Annex C-5

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps Opinions Practice

Kroll, LLC

Annex C-6

ANNEX D

Cayman Islands Companies Act (2022 Revision), as Consolidated and Revised —Section 238

238.       Rights of dissenters

(1)	A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating-

(a)	that person’s name and address;

(b)	the number and classes of shares in respect of which that person dissents; and

(c)	a demand for payment of the fair value of that person’s shares.

(6)	A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

Annex D-1

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX E

Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at 1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC. The telephone number of the Company’s principal executive office is +86 (571) 5812 1974.

During the last five years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below. Unless otherwise indicated, the business address of each director and executive officer is 1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC.

Name	Business Address	Present Principal Employment	Citizenship
Junwei Chen	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Chairman and chief executive officer of Hailiang Education Group Inc.	People’s Republic of China
Cuiwei Ye	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Director and principal general of Hailiang Education Group Inc.	People’s Republic of China
Ken He	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Independent director of Hailiang Education Group Inc.	People’s Republic of China
Xiaohua Gu	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Independent director of Hailiang Education Group Inc.	People’s Republic of China
Xiaofeng Cheng	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Independent director of Hailiang Education Group Inc.	People’s Republic of China
Deborah Lee (aka Weixin Xie)	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Chief financial officer of Hailiang Education Group Inc.	United States of America
Litao Qiu	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Board secretary of Hailiang Education Group Inc.	Commonwealth of Australia
Ping Huang	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Vice President of Hailiang Education Group Inc.	People’s Republic of China
Lei Peng	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Vice President of Hailiang Education Group Inc.	People’s Republic of China
Zhougang Zhu	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Vice President of Hailiang Education Group Inc.	People’s Republic of China
Guan Huang	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang Province 310051, the PRC	Vice President of Hailiang Education Group Inc.	People’s Republic of China

Annex E-1

Mr. Junwei Chen has served as the chairman of the board of directors and chief executive officer of Hailiang Inc. since June 2020, as the vice president of Hailiang Group Co., Ltd. since January 2019, and as the president of Hailiang Education Management Group Co., Ltd. since March 2019. Mr. Chen received a doctorate degree in Energy and Resource Engineering from Peking University in 2019. While pursuing his doctorate degree, he served as the 38th president of the postgraduate student union, and organized many social undertakings, including the Peking University Doctoral Services Group. He was invited to the Great Hall of the People to receive commendation for his active participation in poverty alleviation. Mr. Chen holds multiple personal patents and has published several influential academic papers in international journals. In 2020, Mr. Chen was selected as the “Excellent Manager” of Hailiang Group Co., Ltd., and he received the “Outstanding Chinese Youth” Award at the 2020 (Fourth) China Brand Bo’ao Summit.

Mr. Cuiwei Ye has served as a director and principal general of Hailiang Inc. since November 3, 2017. With the accumulation of 17 years of experience being the principal of Hangzhou No.2 High School, a century-old historical school. Mr. Ye is esteemed for his management ability and performance in school operations. Mr. Ye received a Bachelor of Science Degree in Biology from Hubei University, a Master’s Degree in Education Leadership from the University of Canberra in Australia, and is currently a PhD candidate from East China Normal University. As a nationally renowned principal, Mr. Ye has been awarded with several honorary titles by the Ministry of Education of PRC, Zhejiang Provincial People’s Government and national mainstream media, such as Person of the Year of Chinese Brands in 2017, Contemporary Education Master, one of China’s Top 10 Popular Principals selected by China Education Newspaper, China’s Good Principal selected by China Education Website, initiator of high school principal’s real-name recommendation system of Peking University, Adjunct professor of high school principal training center of Ministry of Education, Adjunct professor of Southwest University, Adjunct professor of Zhejiang Normal University, National Education Advanced Worker, Zhejiang Merit Teacher. In addition, Mr. Ye was appointed by the Zhejiang Provincial People’s Government as a special researcher of the Provincial Government in August 2020.

Mr. Ken He has served as our independent director since June 2015. Mr. He is also serving as independent director of the board of directors and chairman of the audit committee of Ebang International Holdings Inc. since June 2020. Additionally, Mr. He is currently serving as a senior partner of JK Asset Management (HK) Limited, an asset management company, where he oversees its asset management and financial activities. From September 2015 to February 2021, he was the director, vice president and responsible officer of Racing Capital Management (HK) Limited, a company principally engaged in asset management, and was mainly responsible for overseeing its asset management and financial activities. Mr. He is currently serving as the vice president of Racing Capital Management (HK) Limited, an asset management company, where he oversees its asset management and financial activities. Mr. He has also served as independent director of Ebang International Holdings Inc. since June 2020. From August 2011 to September 2015, Mr. He served as the chief financial officer of China Shengda Packaging Group Inc., or China Shengda, where he oversaw China Shengda’s financing and investment activities, accounting practices and investor relations. Before joining China Shengda, Mr. He served as an investment director of Wealthcharm Investments Limited, a private investment company, from September 2009. Prior to that, Mr. He spent five years at PricewaterhouseCoopers Australia and China. Having several years of experience in the financial and accounting field. Mr. He is experienced and familiar with Chinese accounting standards, Hong Kong accounting standards, Australian accounting standards, international accounting standards and U.S. GAAP, as well as the differences among them. Mr. He holds a master’s degree in applied finance from Macquarie University, Australia. Mr. He is a U.S. Certified Public Accountant, and he also holds a Certified Public Accountant designation from the Chinese Institute of CPA, a Certified Public Accountant designation from the Hong Kong Institute of CPA, a Certified Practicing Accountant designation from the CPA Australia and a Chartered Financial Analyst designation from the CFA Institute.

Annex E-2

Mr. Xiaohua Gu has served as our independent director since June 2015. Since August 1, 2016, Mr. Gu has served as the Chief Financial Officer for Dragon Victory International Limited (Nasdaq: LYL). From July 2006 to February 2010, Mr. Gu was the Hangzhou branch manager of the KPMG Consulting (China) CO., Ltd. From March 2010 to February 2012, Mr. Gu Xiaohua was the partner of RichLink International Investment Co., Ltd. From March 2012 to present, Mr. Gu has been a Director of China Education Group, Associate Director of HEP CPA Shanghai Branch. Mr. Gu holds a Master’s Degree in Newcastle University and a Master’s Degree in Finance in Leeds Metropolitan University.

Mr. Xiaofeng Cheng has served as our independent director since October 2016. Since July 2012, Mr. Cheng has served as a partner at Jingtian & Gongcheng law firm in Beijing. Previously, Mr. Cheng served in various positions at several international law firms. In addition, Mr. Cheng has served as adjunct professor at Peking University Law School since September 2011. Mr. Cheng received his master’s degree in Law from Columbia University in 2003, master’s degree in Criminology from the University of South Florida in 2002 and bachelor degrees in both Law and Economics from Peking University in 1999.

Ms. Deborah Lee has served as the chief financial officer of Hailiang Inc. since March 2021, and as the chief tax officer of Hailiang Group since 2019. Previously, Ms. Lee was a partner of PricewaterhouseCoopers LLP, Los Angeles Office where she specialized in providing cross-border investment strategy consultation and tax planning to the Chinese companies, including transactions such as mergers and acquisitions, joint ventures, intangible property, transfer pricing, and negotiations and defenses with tax authorities. Ms. Lee is a C.P.A. and received her Bachelor of Laws from National Taiwan University and Master of Professional Accounting from the University of Texas at Arlington. Ms. Lee has also served as the Executive Vice President of Ascend, Los Angeles Chapter, a national non-profit organization that is dedicated to the advancement of Pan-Asians in management and leadership via mentorship. Ms. Lee was awarded one of the Outstanding 50 Asian Americans in Business in 2019 by the Asian American Business Development Center.

Mr. Litao Qiu has served as our Board Secretary since August 2017 and as a director of Hailiang Consulting since September 2018. Mr. Qiu has a bachelor’s degree in applied computer science and graduate diploma in computer education from Edith Cowan University, a master’s degree in system management from Sunderland University, and an EMBA degree from Fudan University. Mr. Qiu has served as Vice chairman and director of the board of Hailiang Management Financial Leasing Co. Ltd. since June 2016; as Assistant to CEO of Hong Kong Leonit Ltd., a related party of the Company, since March 2016; as a director of the board of Hailiang Australian Agriculture Development Pty Ltd. since December 2014; as a director of the board of Hailiang Australian Agriculture Land Trust since December 2014; as a director of the board of Hailiang Australian Land Investment Company Pty Ltd. since December 2014; and as Associate Vice President of Hailiang Group Co. Ltd. since July, 2012.

Annex E-3

Mr. Ping Huang has served as the Vice President of Hailiang Management since August 2018 and vice principal general since March 2019, and as the president of Hailiang Preschool Education Group since March 2020. Before these current positions, Mr. Huang has served as the chairman of the board of Hailiang Preschool Education Group from November 2019 to October 2020, as the executive vice principal of Hailiang Inc. from 2017 to 2018 and vice principal of Hailiang Inc. from March 2016 to May 2017. Mr. Huang has also served as the principal of Hailiang Elementary School from August 2015 to August 2019. From August 2011 to March 2016, Mr. Huang served as the principal of the Elementary School of Zhejiang Zhuji Tianma Experimental School. Mr. Huang has worked in Hailiang Inc. since 1995 in various functions. Mr. Huang received a bachelor’s degree from Central Broadcast and Television University in 2006. Mr. Huang has won various honor awards in the PRC education section including Outstanding Teacher of Zhejiang’s Private Education Elementary and Secondary School Chapter and Chuncan Award of Zhejiang Province.

Ms. Lei Peng has served as the vice president of Hailiang Management since May 2019. Ms. Peng joined the company since August 2000, and has been awarded with several honorary titles, such as National Outstanding Private teacher, Shaoxing City’s Famous Principle, First Prize of Zhejiang High School Geography Course. Ms. Peng received a bachelor degree in geography education from Xinjiang Normal University in 1992. From 1993 to 2000, Ms. Peng worked with Grain Corporation Futures Trading Department in Zhuji.

Mr. Zhougang Zhu has served as the vice president of Hailiang Management since May 2019 and the principal of Xinchang Nanrui Experimental School and Hailiang Overseas Chinese School. Mr. Zhu joined Hailiang Group since 1998, but he left to work in other companies for a few years and returned to Hailiang Group in August 2016. During this period, Mr. Zhu has served as the vice principal of Huangshan Middle School and the principal of Donghe Middle School. Mr. Zhu received a bachelor degree in music education from Zhejiang Normal University, and is currently pursuing a master degree in mathematics at East China Jiao Tong University. Mr. Zhu has won honor awards in the PRC education including the National First Prize of Mathematics Course and Famous Principle of Zhejiang Province.

Mr. Guan Huang has served as the vice president of Hailiang Management since August 2021. Mr. Huang joined Hailiang Education in December 2019. Prior to that, he worked at Peking University as a member of the cadre of the Youth League Committee from July 2014 to November 2019. Mr. Huang obtained a master degree in economics from Peking University in July 2014, and a bachelor degree in management from Peking University in July 2010.

2.	Directors and Executive Officers of Parent

The following table sets forth information regarding the sole director of Parent as of the date of this proxy statement, and, as of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Occupation or Employment	Country of Citizenship

Hailiang Feng	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang 31005, People’s Republic of China	Director	China

Annex E-4

Mr. Hailiang Feng has been the sole director of Parent since April 2022.

During the last five years, neither Parent nor any of its directors or executive officers have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

The following table sets forth information regarding the sole director of Merger Sub as of the date of this proxy statement, and, as of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Occupation or Employment	Country of Citizenship

Hailiang Feng	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang 31005, People’s Republic of China	Director	China

Mr. Hailiang Feng has been the sole director of Merger Sub since April 2022.

During the last five years, neither Merger Sub nor any of its directors or executive officers have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Other Buyer Group Filing Persons

The following table sets forth information regarding the sole director of each of Jet Victory, Brilliant One, Fame Best and Gain Success as of the date of this proxy statement, and, as of the date of this proxy statement, none of Jet Victory, Brillian One, Fame Best and Gain Success has any executive officers.

Name	Business Address	Present Principal Occupation or Employment	Country of Citizenship
Hailiang Feng	1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang 31005, People’s Republic of China	Director	China

During the last five years, none of Mr. Feng, Jet Victory, Brilliant One, Fame Best and Gain Success have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E-5

ANNEX F

Form of Proxy Card — Shareholders Only

Hailiang Education Group, Inc.

1508 Binsheng Road, Binjiang District

Hangzhou City, Zhejiang Province, 310051

People’s Republic of China

FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT ______ on ______ at ______.

I/WeNote1________________________________of______________________________________

being the registered holder(s) of                   ordinary shares of par value US$0.0001 eachNote 2 in the capital of Hailiang Education Group, Inc. (the “Company”) HEREBY APPOINT(S) THE CHAIRMAN OF THE MEETING or Note 3

_________________________of____________________________________________________

or failing him

___________________________________ of _______________________________

to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at _____ on _____ at _____ (____ time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the notice of extraordinary general meeting of the shareholders.

Please indicate with a “√” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

Resolutions	For	Against	Abstain

Proposal No. 1.

IT IS RESOLVED, as a Special Resolution, THAT the Agreement and Plan of Merger, dated as of May 7, 2022 (as amended and restated from time to time, the “Merger Agreement”), among the Company, Hailiang Education International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and HE Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent (the “Merger”), including the amendment and restatement of the existing memorandum and articles of association of the Company by replacing them in their entirety with the amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger at the effective time of the Merger, and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), be and are hereby authorized and approved.

Annex F-1

Resolutions	For	Against	Abstain

Proposal No. 2.

IT IS RESOLVED, as a Special Resolution, THAT each of the directors of the Company be and is hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Proposal No. 3. IT IS RESOLVED, as an Ordinary Resolution, THAT Mr. Junwei Chen be re-elected as a director of the Company to hold office until the effective time of the Merger.
Proposal No. 4. IT IS RESOLVED, as an Ordinary Resolution, THAT Mr. Cuiwei Ye be re-elected as a director of the Company to hold office until the effective time of the Merger.
Proposal No. 5. IT IS RESOLVED, as an Ordinary Resolution, THAT Mr. Ken He be re-elected as a director of the Company to hold office until the effective time of the Merger.
Proposal No. 6. IT IS RESOLVED, as an Ordinary Resolution, THAT Mr. Xiaofeng Cheng be re-elected as a director of the Company to hold office until the effective time of the Merger.
Proposal No. 7. IT IS RESOLVED, as an Ordinary Resolution, THAT Mr. Xiaohua Gu be re-elected as a director of the Company to hold office until the effective time of the Merger.

Proposal No. 8.

IT IS RESOLVED, as an Ordinary Resolution, THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Dated _________________ Signature(s) Note4___________________________________________

Note 1	Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either personally or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, personally or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such shares shall alone be entitled to vote in respect thereof.

Note 2	Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 3	If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALLED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

Annex F-2

Note4	This form of proxy must be signed by your or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be deposited at the Company’s offices at _____ no later than _____ (____ time) on ____. Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

Annex F-3

ANNEX G

Form of Depositary’s Notice

Annex G-1

August 16, 2022

Hailiang Education Group Inc.

Please be advised of the following Depositary's Notice of Extraordinary General Meeting of Shareholders:

Depositary Receipt

CUSIP:	40522L108	(DTC Eligible)	ADS ISIN:	US40522L1089

Country of Incorporation:	Cayman Islands

Meeting Details:	Extraordinary General Meeting at 10:00 a.m. (Beijing time) at Hailiang Education Park, No.199, the West 3rd Ring Road, Zhuji City, Shaoxing City, Zhejiang Province, People's Republic of China

ADS Record Date:	August 15, 2022

Voting Deadline:	September 08, 2022 at 10:00 AM EST

Meeting Date:	September 15, 2022

Meeting Agenda:	The Company's Notice of Meeting, including the Agenda, is available at the Company’s website: http://ir.hailiangedu.com/

Ratio (ORD:ADS):	16 : 1

Deutsche Bank Trust Company Americas, as depositary (the "Depositary") for the American Depositary Share ("ADS") program of Hailiang Education Group Inc. (the "Company") has received notice from the Company of Extraordinary General Meeting of Shareholders (the "Meeting") currently scheduled on the date set forth above. Shareholders may obtain a copy of the proxy materials, including the Company's

2021 annual report, from the Company's website at http://ir.hailiangedu.com/ or by submitting a request to ir@hailiangeducation.com.

In accordance with the provisions of the Deposit Agreement among the Company, the Depositary, and all registered holders ("Holders") and beneficial owners ("Beneficial Owners") from time to time of ADSs issued thereunder (the "Deposit Agreement"), Holders of ADSs at the close of business (NY time) on the ADS Record Date set forth above, will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Company's Memorandum and Articles of Association and the provisions of or governing the Shares, to instruct the Depositary as to the exercise of the voting rights pertaining to the Shares represented by such Holder's ADSs. A voting instruction form is enclosed for that purpose.

ADS holders wishing to exercise dissenters' rights must surrender their ADSs in order to become registered holders of Ordinary Shares. Such surrender of ADSs occurring between August 15, 2022 and August 26, 2022 must be accompanied by a legal proxy evidencing that no voting instruction in relation to the ADSs surrendered has been provided by the ADR holder with respect to the shareholders' meeting in order to proceed with the cancellation of ADSs. ADSs received without corresponding legal proxy will be returned and such holder will remain an ADS holder until such time that the ADS holder surrenders its ADSs either following August 26, 2022 or accompanied by a legal proxy. ADS holders who have cancelled in order to dissent must become a registered shareholder before the vote to authorize and approve the merger is taken at the Extraordinary General Meeting. For further information about dissenters rights, please refer to the Company's Schedule 13E-3 filed with the SEC on [Date]. [SEC website]

With respect to any properly completed voting instructions received by the Depositary on or prior to the Voting Deadline set forth above, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Company's Memorandum and Articles of Association and the provisions of or governing the Shares, to vote or cause the Custodian to vote the Shares (in person or by proxy) represented by ADSs in accordance with such voting instructions.

Beneficial Owners of ADSs held through a bank, broker or other nominee must follow voting instructions given by their broker or custodian bank, which may provide for earlier deadlines for submitting voting instructions than the Voting Deadline indicated above.

Please note that persons beneficially holding ADSs through a bank, broker or other nominee that wish to provide voting instructions with respect to the securities represented by such ADSs must follow the voting instruction requirements of, and adhere to the deadlines set by, such bank, broker or other nominee. Such requirements and deadlines will differ from those set forth herein for registered holders of ADSs.

Holders and persons and/or entities having a beneficial interest in any ADS (“Beneficial Owners”) are advised that (a) the Depositary has not reviewed the Company's website or any of the items thereon, and is not liable for the contents thereof, (b) neither the Depositary nor any of its affiliates controls, is responsible for, endorses, adopts, or guarantees the accuracy or completeness of any information contained in any document prepared by the Company or on the Company's website and neither the Depositary nor any of its affiliates are or shall be liable or responsible for any information contained therein or thereon, (c) there can be no assurance that Holders or Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive this notice with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner, and (d) the Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote.

For further information, please contact:

Depositary Receipts

Phone: (800) 821-8780

db@astfinancial.com

ANNEX H

Form of ADS Voting Instruction Card

Annex H-1

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF HAILIANG EDUCATION GROUP INC. September 15, 2022 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at - {Insert web address where material will be hosted} Please sign, date and mail your proxy card in the envelope provided so that your vote is received on or before 10:00 AM EST on September 8, 2022. Signature of Shareholder Date: Signature of Shareholder Date: Note:Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. 2. IT IS RESOLVED, as a Special Resolution, THAT each of the directors of the Company be and is hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. 3. IT IS RESOLVED, as an Ordinary Resolution, THATMr. Junwei Chen be re- elected as a director of the Company to hold office until the effective time of the Merger. 4. IT IS RESOLVED, as an Ordinary Resolution, THATMr. Cuiwei Ye be re-elect - ed as a director of the Company to hold office until the effective time of the Merger. 5. IT IS RESOLVED, as an Ordinary Resolution, THATMr. Ken He be re-elected as a director of the Company to hold office until the effective time of the Merger. 6. IT IS RESOLVED, as an Ordinary Resolution, THATMr. Xiaofeng Cheng be re- elected as a director of the Company to hold office until the effective time of the Merger. 7. IT IS RESOLVED, as an Ordinary Resolution, THATMr. Xiaohua Gu be re- elected as a director of the Company to hold office until the effective time of the Merger. 8. IT IS RESOLVED, as an Ordinary Resolution, THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary gen - eral meeting to pass the resolutions to be proposed at the extraordinary general meeting. FORAGAINSTABSTAIN This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. THE BOARD RECOMMENDS A VOTE “FOR” THE RESOLUTIONS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided.------------------ ---------------- 091522 1. IT IS RESOLVED, as a Special Resolution, THAT the Agreement and Plan of Merger, dated as of May 7, 2022 (as amended and restated from time to time, the “Merger Agreement”), among the Company, Hailiang Education International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and HE Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be pro - duced and made available for inspection at the extraordinary gen - eral meeting), the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviv - ing company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent (the “Merger”), including the amend - ment and restatement of the existing memorandum and articles of association of the Company by replacing them in their entirety with the amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger at the effective time of the Merger, and any and all transactions contem - plated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), be and are hereby authorized and approved. FORAGAINSTABSTAIN

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .---------------- 14475 1.1 HAILIANG EDUCATION GROUP INC. Proxy for Extraordinary General Meeting of Shareholders on September 15, 2022 (Continued and to be signed on the reverse side.) Electronic Shareholder Communications Please join the growing number of shareholders who receive emails instead of hard copy shareholder communications. Register online at astfinancial.com or supply your email address below or on the reverse side. ADD YOUR EMAIL ADDRESS ONLINE Add your email address to your online account at AST for 24/7 access to your account and enroll in eConsent to receive future materials electronically. Update your account today: For first time users setting up an account, follow the instructions outlined below: • Go to www.astfinancial.com/login and click on the words “REGISTER – FIRST TIME USERS CLICK HERE” under the Shareholder Central heading button • Follow the instructions provided to set up your account which will include providing your e-mail address • Once your account has been set up, select the tool bar “Communications” at the top right side of the page • Here you need to select “Receive Company Mailings via E-Mail” • Next, click on the “Submit” button and any future proxy materials will be sent to you electronically should they be available For existing users updating your account, do the following: • Go to www.astfinancial.com/login and click on “LOGIN” button under the Shareholder Central heading • Once you access your account, select the tool bar “Communications” at the top right side of the page • Here you need to select “Receive Company Mailings via E-Mail” • Next, click on the “Submit” button and any future proxy materials will be sent to you electronically should they be available Alternatively you can provide us with your email address in the below section entitled “ELECTRONIC SHAREHOLDER COMMUNICATIONS” to receive future materials electronically when available.